Exhibit 99.9

EXECUTION VERSION

ARDAGH PACKAGING FINANCE PLC

AND

ARDAGH HOLDINGS USA INC.
AS ISSUERS,

ARDAGH PACKAGING HOLDINGS LIMITED,
AS PARENT GUARANTOR,

CITIBANK, N.A., LONDON BRANCH,
AS TRUSTEE, PRINCIPAL PAYING AGENT, TRANSFER AGENT AND SECURITY AGENT,

CITIBANK, N.A.,
AS U.S. PAYING AGENT,

AND

CITIGROUP GLOBAL MARKETS DEUTSCHLAND AG,
AS REGISTRAR

INDENTURE

Dated as of March 8, 2017

4.250% SENIOR SECURED NOTES DUE 2022

2.750% SENIOR SECURED NOTES DUE 2024

i

Schedules

Schedule I	-	Agreed Security Principles

Exhibits

Exhibit A-1	-	Form of Dollar Notes
Exhibit A-2	-	Form of Euro Notes
Exhibit B	-	Form of Transfer Certificate for Transfer from Restricted Global Note to Regulation S Global Note
Exhibit C	-	Form of Transfer Certificate for Transfer from Regulation S Global Note to Restricted Global Note

INDENTURE dated as of March 8, 2017 among Ardagh Packaging Finance plc, a public limited company incorporated under the laws of Ireland (the “Irish Issuer”), Ardagh Holdings USA Inc., a Delaware corporation (the “U.S. Issuer” and, together with the Irish Issuer, the “Issuers”), Ardagh Packaging Holdings Limited (the “Parent Guarantor”), Citibank, N.A., London Branch, as trustee (the “Trustee”), as principal paying agent (the “Principal Paying Agent”) and as Transfer Agent, Citibank, N.A., London Branch, as security agent (the “Security Agent”), and Citigroup Global Markets Deutschland AG, as Registrar.

RECITALS OF THE ISSUERS AND THE PARENT GUARANTOR

The Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) their euro denominated 2.750% Senior Secured Notes due 2024 issued on the date hereof (the “Original Euro Notes”) and any additional euro denominated notes (“Additional Euro Notes” and, together with the Original Euro Notes, the “Euro Notes”) that may be issued after the Issue Date (as defined herein) and (ii) their dollar denominated 4.250% Senior Secured Notes due 2022 (the “Original Dollar Notes” and, together with the Original Euro Notes, the “Original Notes”) and any additional dollar denominated notes (“Additional Dollar Notes” and, together with the Original Dollar Notes, the “Dollar Notes”; Additional Dollar Notes and Additional Euro Notes together, the “Additional Notes”) that may be issued after the Issue Date. The Original Notes and Additional Notes together are the “Notes”. The Issuers and the Parent Guarantor have received good and valuable consideration for the execution and delivery of this Indenture. The Parent Guarantor will derive substantial direct and indirect benefits from the issuance of the Notes. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuers and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuers and (ii) this Indenture (including the Guarantees included herein) a legal, valid and binding agreement of the Issuers and the Parent Guarantor in accordance with the terms of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE
DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.                    Definitions.

“Acquired Business” means the properties, businesses, assets and liabilities acquired pursuant to the Equity and Asset Purchase Agreement and in connection therewith, including under any annexes, schedules and related documents.

“Acquired Debt” means Debt of a Person:

(a)                                 existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Parent Guarantor or any Restricted Subsidiary; or

(b)                                 assumed in connection with the acquisition of assets from any such Person,

in each case provided that such Debt was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

Acquired Debt will be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from any such Person.

“Acquisition” means the acquisition of the Acquired Business pursuant to the Equity and Asset Purchase Agreement.

“Affiliate” means, with respect to any specified Person:

(a)                                 any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

(b)                                 any other Person that owns, directly or indirectly, 5% or more of such specified Person’s Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or

(c)                                  any other Person 5% or more of the Voting Stock of which is beneficially owned or held, directly or indirectly, by such specified Person.

For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Security Principles” means the Agreed Security Principles as set forth on Schedule I hereto.

“Applicable Law” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(a)                                 any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary);

(b)                                 all or substantially all of the properties and assets of any division or line of business of the Parent Guarantor or any Restricted Subsidiary; or

(c)                                  any other of the Parent Guarantor’s or any Restricted Subsidiary’s properties or assets.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i)                                     any transfer or disposition of assets that is governed by the provisions of Article Five and Section 4.11 or any transfer or disposition of assets consummated in connection with a Permitted Reorganization;

(ii)                 any transfer or disposition of assets by the Parent Guarantor to the Issuers or any Restricted Subsidiary, or by any Restricted Subsidiary to the Parent Guarantor, the Issuers or any Restricted Subsidiary in accordance with the terms of this Indenture;

(iii)                any transfer or disposition of obsolete or permanently retired equipment or facilities that are no longer useful in the conduct of the Parent Guarantor’s and any Restricted Subsidiary’s business and that are disposed of in the ordinary course of business;

(iv)               any disposition of accounts receivable and related assets in a Permitted Receivables Financing;

(v)                 the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(vi)               the foreclosure, condemnation or any similar action with respect to any property or other assets;

(vii)              any unwinding or termination of hedging obligations not for speculative purposes;

(viii)            any single transaction or series of related transactions that involves assets or Capital Stock having a Fair Market Value of less than €25,000,000;

(ix)               for the purposes of Section 4.09 only, the making of a Permitted Investment or a disposition permitted under Section 4.08;

(x)                 the sale, lease or other disposition of equipment, inventory, property or other assets in the ordinary course of business;

(xi)               the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(xii)              an issuance of Capital Stock by a Restricted Subsidiary to the Parent Guarantor or to another Restricted Subsidiary;

(xiii)            a Permitted Investment or a Restricted Payment (or a transaction that would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by Section 4.08;

(xiv)            any disposition of Capital Stock, Debt or other securities of any Unrestricted Subsidiary or a Permitted Joint Venture;

(xv)             sales of assets received by the Parent Guarantor or any Restricted Subsidiary upon the foreclosure on a Lien granted in favor of the Parent Guarantor or any Restricted Subsidiary;

(xvi)            sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of the Parent Guarantor or any of its Restricted Subsidiaries to the extent that such license does not prohibit the Parent Guarantor or any of its Restricted Subsidiaries from using the technologies licensed (other than pursuant to exclusivity or non-

competition arrangements negotiated on an arm’s-length basis) or require the Parent Guarantor or any of its Restricted Subsidiaries to pay any fees for any such use;

(xvii)          any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business; or

(xviii)         sales, issuances, conveyances, transfers, leases or other dispositions to the extent constituting Permitted Liens.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Average Life” means, as of the date of determination with respect to any Debt, the quotient obtained by dividing:

(a)                 the sum of the products of:

(i)                   the numbers of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt; multiplied by

(ii)                 the amount of each such principal payment;

by

(b)                 the sum of all such principal payments.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, moratorium, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, (i) bankruptcy law of Ireland, (ii) bankruptcy law of The Netherlands, (iii) bankruptcy law of England, (iv) bankruptcy law of Germany, (v) bankruptcy law of Sweden, (vi) bankruptcy law of Denmark, (vii) bankruptcy law of Poland, (viii) bankruptcy law of Italy, or (ix) Title 11, United States Bankruptcy Code of 1978, as amended.

“Book-Entry Interest” means a beneficial interest in a Global Note held through and shown on, and transferred only through, records maintained in book-entry form by DTC, Euroclear or Clearstream and their respective nominees and successors, in the case of Euroclear and Clearstream, acting through themselves or the Common Depositary.

“Bund Rate” means, with respect to any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

(a)                 “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to March 15, 2020, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Euro Notes and of a maturity most nearly equal to March 15, 2020; provided that if the period from such redemption date to March 15, 2020 is less than one year, a fixed maturity of one year shall be used;

(b)                 “Comparable German Bund Price” means, with respect to any redemption date, the average of the Reference German Bund Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if an Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(c)                 “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by an Issuer (and notified to the Trustee); and

(d)                 “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by an Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding such redemption date.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in Dublin, New York City or London and, in relation to a transaction involving euro, any TARGET day.

“Capital Stock” means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the Issue Date.

“Capitalized Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under IFRS, and, for purposes of this Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with IFRS and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means any of the following:

(a)                                 any evidence of Debt with a maturity of 180 days or less from the date of acquisition issued or directly and fully guaranteed or insured by a member state of the European Union or European Economic Area, the United States of America, any state thereof or the District of Columbia, Canada, Switzerland, Australia or any agency or instrumentality thereof (each, an “Approved Jurisdiction”);

(b)                                 time deposit accounts, certificates of deposit, money market deposits or bankers’ acceptances with a maturity of 180 days or less from the date of acquisition issued by a bank or trust company having combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating, at the time any investment is made therein, of at least BBB+ or the equivalent thereof by S&P and at least Baa1 or the equivalent thereof by Moody’s;

(c)                                  commercial paper with a maturity of 180 days or less from the date of acquisition issued by a corporation that is not either Issuer’s or any Restricted Subsidiary’s Affiliate and is at the time of acquisition, rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s;

(d)                                 repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (a) or (b) above entered into with a financial institution meeting the qualifications described in clause (b) above;

(e)                                  investments in money market mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kind described in clauses (a) through (d) above; or

(f)                                   any investments classified as cash equivalents under IFRS.

“Change of Control” means the occurrence of any of the following events:

(a)                                 the consummation of any transaction (including a merger or consolidation) the result of which is that (i) any person or group, other than one or more Permitted Holders, is or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Parent Guarantor and (ii) the Permitted Holders, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of such Voting Stock than such other person or group; or

(b)                                 the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Parent Guarantor’s Voting Stock or in connection with a Permitted Reorganization) of all or substantially all of the assets (other than Capital Stock, Debt or other securities of any Unrestricted Subsidiary) of the Parent Guarantor, the Issuers and the Restricted Subsidiaries, on a consolidated basis, to any person or group other than one or more Permitted Holders; or

(c)                                  the Parent Guarantor or either Issuer is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which does not violate the provisions described under Article Five or in connection with a Permitted Reorganization; or

(d)                                 the Parent Guarantor or any Surviving Entity ceases to beneficially own, directly or indirectly, 100% of the Voting Stock of either Issuer, other than director’s qualifying shares and other shares required to be issued by law.

For the purposes of this definition, (i) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the Exchange Act; (ii) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and (iii) a Person or group will be deemed to beneficially own all Voting Stock of an entity held by a parent entity, if such Person or group is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such parent entity and the Permitted Holders, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of such Voting Stock than such Person or group.

“Clearstream” means Clearstream Banking, société anonyme or any successor thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the collateral that secures the obligations of the Issuers and the Guarantors under the Notes and this Indenture pursuant to the Security Documents.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Hedging Agreements” means any type of commodity hedging agreement designed to protect against or manage exposure to fluctuations in commodity prices and entered into in good faith in the ordinary course of business for such purposes.

“Common Depositary” means a depositary common to Euroclear and Clearstream, being initially Citibank Europe plc, until a successor Common Depositary, if any, shall have become such pursuant to this Indenture, and thereafter Common Depositary shall mean or include each Person who is then a Common Depositary hereunder.

“Consolidated Adjusted Net Income” means, for any period, the Parent Guarantor’s and the Restricted Subsidiaries’ consolidated net income (or loss) for such period as determined in accordance with IFRS, adjusted by excluding (to the extent included in such consolidated net income or loss), without duplication:

(a)                 any net after-tax extraordinary gains or losses;

(b)                 any net after-tax gains or losses attributable to sales of assets of the Parent Guarantor or any Restricted Subsidiary that are not sold in the ordinary course of business;

(c)                 the portion of net income or loss of any Person (other than the Parent Guarantor or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Parent Guarantor or any Restricted Subsidiary has an equity ownership interest, except that the Parent Guarantor’s or a Restricted Subsidiary’s equity in the net income of such Person for such period shall be included in such Consolidated Adjusted Net Income to the extent of the aggregate amount of dividends or other distributions actually paid to the Parent Guarantor or any Restricted Subsidiary in cash dividends or other distributions during such period;

(d)                 the net income or loss of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its shareholders (other than restrictions contained in the Credit Facilities and related agreements permitted by Section 4.06(b)(ii);

(e)                 any extraordinary, exceptional, unusual or nonrecurring loss, expense or charge (including severance, relocation, plant closure, operational improvement or restructuring costs or reserves or provisions therefor) relating to, or directly or indirectly resulting from, or incurred in connection with, any Asset Sale, Investment, acquisition, reorganization, restructuring or operational improvement initiative, or offering or refinancing of debt or equity securities;

(f)                  the non-cash accounting effects of any acquisition, purchase, merger, reorganization or other similar transaction, including any increase in amortization or depreciation resulting from adjustments to tangible or intangible assets, the consequence of any revaluation of inventory or other non-cash charges or effects (including losses on derivatives);

(g)                 the cumulative effect of a change in accounting principles after the Issue Date;

(h)                 any charge or expense recorded for non-cash or capitalized interest on Deeply Subordinated Funding;

(i)                   net after tax gains or losses attributable to (i) the termination of pension plans, (ii) the acquisition of securities or the extinguishment of debt or (iii) currency exchange transactions that are not in the ordinary course of business;

(j)                  net income or loss attributable to discontinued operations; and

(k)                 any restoration to net income of any contingency reserve, except to the extent it was provided for in a prior period.

“Consolidated Fixed Charge Coverage Ratio” of the Parent Guarantor means, for any period, the ratio of:

(a)                 the sum of Consolidated Adjusted Net Income, plus in each case to the extent deducted in computing Consolidated Adjusted Net Income for such period:

(i)                   Consolidated Net Interest Expense;

(ii)                 Consolidated Tax Expense; and

(iii)                Consolidated Non-cash Charges, less all non-cash items increasing Consolidated Adjusted Net Income for such period and less all cash payments during such period relating to non-cash charges that were added back to Consolidated Adjusted Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period;

(b)                 to the sum of:

(i)                   Consolidated Net Interest Expense; and

(ii)                 cash and non-cash dividends due (whether or not declared) on the Parent Guarantor’s and any Restricted Subsidiary’s Preferred Stock (to any Person other than the Parent Guarantor and any Wholly Owned Restricted Subsidiary), in each case for such period;

provided that in calculating the Consolidated Fixed Charge Coverage Ratio or any element thereof for any period, pro forma effect will be given to any realized or expected synergies, cost efficiencies and cost savings relating to, or directly or indirectly resulting from, or associated with, any Asset Sale, Investment, acquisition, reorganization, restructuring or operational improvement initiative that has occurred during the period included in the calculation or any prior period or would reasonably be expected to occur in connection with an acquisition or other transaction in relation to which “pro forma” effect is given as if such synergies, cost efficiencies or cost savings had been effective throughout the period included in the calculation; provided, further, without limiting the application of the previous proviso, that:

(w)                if the Parent Guarantor or any Restricted Subsidiary has incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Debt or both, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period;

(x)                 if, since the beginning of such period, the Parent Guarantor or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Adjusted Net Income for such period shall be reduced by an amount equal to the Consolidated Adjusted Net Income (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the Consolidated Adjusted Net Income (if negative) directly attributable thereto, for such period and the Consolidated Net Interest Expense for such period shall be reduced by an amount equal to the Consolidated Net Interest Expense directly attributable to any Debt of the Parent Guarantor or of any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent Guarantor and the continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Net Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Parent Guarantor and the continuing Restricted Subsidiaries are no longer liable for such Debt after such sale);

(y)                 if, since the beginning of such period, the Parent Guarantor or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of an asset occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period; and

(z)                 if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (x) or (y) above if made by the Parent Guarantor or a Restricted Subsidiary during such period, Consolidated Adjusted Net Income and Consolidated Net Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt for a period equal to the remaining term of such Interest Rate Agreement).

“Consolidated Leverage Ratio” of the Parent Guarantor means, as of the date of determination, the ratio of (a) (i) the sum of consolidated Debt of the Parent Guarantor (other than working capital) less (ii) cash and Cash Equivalents on the most recent consolidated balance sheet of the Parent Guarantor which has been delivered in accordance with Section 4.19 to (b) the aggregate consolidated EBITDA of the Parent Guarantor for the period of the most recent four consecutive quarters for which financial statements are available under Section 4.19, in each case with such pro forma adjustments to consolidated Debt and consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.

“Consolidated Net Interest Expense” means, for any period, without duplication and in each case determined on a consolidated basis in accordance with IFRS, the sum of:

(a)                 the Parent Guarantor’s and the Restricted Subsidiaries’ total interest expense for such period, including, without limitation:

(i)                   amortization of debt discount;

(ii)                 the net costs of Commodity Hedging Agreements, Interest Rate Agreements and Currency Agreements (including amortization of fees and discounts);

(iii)                commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and similar transactions; and

(iv)               the interest portion of any deferred payment obligation and amortization of debt issuance costs; plus

(b)                 the interest component of the Parent Guarantor’s and the Restricted Subsidiaries’ Capitalized Lease Obligations accrued and/or scheduled to be paid or accrued during such period other than the interest component of Capitalized Lease Obligations between or among the Parent Guarantor and any Restricted Subsidiary or between or among Restricted Subsidiaries; plus

(c)                 the Parent Guarantor’s and the Restricted Subsidiaries non-cash interest expenses and interest that was capitalized during such period; plus

(d)                 the interest expense on Debt of another Person to the extent such Debt is guaranteed by the Parent Guarantor or any Restricted Subsidiary or secured by a Lien on the Parent Guarantor’s or any Restricted Subsidiary’s assets, but only to the extent that such interest is actually paid by the Parent Guarantor or such Restricted Subsidiary; minus

(e)                 the interest income of the Parent Guarantor and the Restricted Subsidiaries during such period.

Notwithstanding any of the foregoing, Consolidated Net Interest Expense shall not include any of the following:

(a)                 interest accrued, capitalized or paid in respect of Deeply Subordinated Funding;

(b)                 gains, losses, expenses or charges associated with refinancing of debt;

(c)                 gains, losses, expenses or charges associated with the total or partial extinguishment of debt;

(d)                 gains, losses, expenses or charges resulting from “mark to market” provisions or fair value charges applied to or resulting from derivatives; or

(e)                 any non-cash pension expense.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Parent Guarantor and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

“Consolidated Secured Debt Leverage Ratio” of the Parent Guarantor means, as of the date of determination, the ratio of (a) (i) the sum of consolidated Debt of the Parent Guarantor secured by Liens ranking equal to (by law or contract) the Liens on the Collateral securing the Notes on all or any portion of the Collateral (other than Debt Incurred pursuant to clause (b)(ii) and clause (b)(xiii) of Section 4.06 less (ii) cash and Cash Equivalents on the most recent consolidated balance sheet of the Parent Guarantor which has been delivered in accordance with Section 4.19 to (b) the aggregate consolidated EBITDA of the Parent Guarantor for the period of the most recent four consecutive quarters for which financial statements are available under Section 4.19 in each case with such pro forma adjustments to consolidated Debt and consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.

“Consolidated Tax Expense” means, for any period with respect to any Relevant Taxing Jurisdiction, the provision for all national, local and foreign federal, state or other income taxes of the Parent Guarantor and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with IFRS.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Debt” means Debt of the Parent Guarantor or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions and any such cash contributions that have been used to make a Restricted Payment or a Permitted Investment) made to the equity (other than through the issuance of Redeemable Capital Stock) of the Parent Guarantor or in the form of Deeply Subordinated Funding, in each case, after the Issue Date, provided that (without prejudice to the rights of the Parent Guarantor and the Restricted Subsidiaries, including the right to divide and/or classify and/or reclassify as described in Section 4.06) such Contribution Debt is so designated as Contribution Debt pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Credit Facility” or “Credit Facilities” means one or more debt facilities, indentures or other arrangements with banks, insurance companies, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financings, letters of credit or other forms of guarantees and assurances, or other Debt, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, repaid or refinanced (and whether in whole or in part and whether or not with the original administrative agent or lenders or another administrative agent or agents or other bank or institutions and whether provided under one or more other credit or other agreements, indentures, financing agreements or otherwise) and, for the avoidance of doubt, includes any agreement extending the maturity of, refinancing or restructuring all or any portion of the indebtedness under such agreements or any successor agreements.

“Currency Agreements” means, in respect of a Person, any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in foreign currency exchange rates.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator or similar official under any Bankruptcy Law.

“Debt” means, with respect to any Person, without duplication:

(a)                                 all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business;

(b)                                 all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c)                                  all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers’ acceptances, receivables facilities or other similar facilities;

(d)                                 all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

(e)                                  all Capitalized Lease Obligations of such Person;

(f)                                   all obligations of such Person under or in respect of Commodity Hedging Agreements, Interest Rate Agreements and Currency Agreements; and

(g)                                  all Redeemable Capital Stock of such Person valued at the greater of its voluntary maximum fixed repurchase price and involuntary maximum fixed repurchase price plus accrued and unpaid dividends;

if and to the extent any of the preceding items would appear as debt on a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with IFRS, provided that the term “Debt” shall not include (i) non-interest bearing installment obligations and accrued liabilities Incurred in the ordinary course of business that are not more than 90 days past due; (ii) Debt in respect of the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt in respect of standby letters of credit, performance bonds or surety bonds provided by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond; (iii) anything accounted for as an operating lease in accordance with IFRS as at the Issue Date; (iv) any pension obligations of the Parent Guarantor or a Restricted Subsidiary; (v) Debt Incurred by the Parent Guarantor or one of the Restricted Subsidiaries in connection with a transaction where (x) such Debt is borrowed from a bank or trust company having a combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating immediately prior to the time such transaction is entered into, of at least A or the equivalent thereof by S&P and A2 or the equivalent thereof by Moody’s and (y) a substantially concurrent Investment is made by the Parent Guarantor or a Restricted Subsidiary in the form of cash deposited with the lender of such Debt, or a Subsidiary or Affiliate thereof, in amount equal to such Debt; and (vi) Deeply Subordinated Funding. In addition, “Debt” of the specified Person shall include all Debt of another Person secured by a Lien on any asset of the specified Person (whether or not such Debt is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of Debt of another Person, and Preferred Stock of any Restricted Subsidiary.

For purposes of this definition, the “maximum fixed repurchase price” of any Redeemable Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Debt will be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value will be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided, that if such Redeemable Capital Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Capital Stock as reflected in the most recent financial statements of such Person.

“Deeply Subordinated Funding” means any funds provided to the Parent Guarantor pursuant to an agreement, note, security or other instrument, other than Capital Stock, that (i) is subordinated in right of payment to all Debt of the Parent Guarantor, (ii)(A) does not mature or require any amortization, redemption or other repayment of principal, (B) does not require payment of any cash interest or any similar cash amounts, and (C) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (other than as a result of insolvency proceedings of the Parent Guarantor), in each case prior to the 90th day following the repayment in full of the Notes and all other amounts due under this Indenture, (iii) does not provide for or require any security interest or encumbrance over any asset of the Parent Guarantor or any Restricted Subsidiary and (iv) does not contain any covenants (financial or otherwise) other than a covenant to pay such Deeply Subordinated Funding.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent Guarantor or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Parent Guarantor, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Parent Guarantor’s board of directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or is not an Affiliate, or an officer, director or employee of any Person (other than the Parent Guarantor or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions; provided that no member of the Parent Guarantor’s board of directors shall be deemed to have any such direct or indirect financial interest solely as a result of such member’s ownership of Capital Stock of Ardagh Packaging Group S.A. or any successor or holding company thereof or such member’s serving on the board of directors of Ardagh Packaging Group S.A. or any successor or holding company thereof.

“DTC” means The Depository Trust Company, its nominees and successors.

“Equity and Asset Purchase Agreement” means the definitive equity and asset purchase agreement in relation to the Acquisition dated as of April 22, 2016, as amended, modified or supplemented from time to time, together with all exhibits, schedules, annexes and other documents related thereto.

“euro” or “€” means the lawful currency of the member states of the European Union who have agreed to share a common currency in accordance with the provisions of the Maastricht Treaty dealing with European monetary union.

“Euroclear” means Euroclear SA/NV or any successor thereof.

“euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time for the determination thereof, the amount of euro obtained by converting such foreign currency involved in such computation into euro at the spot rate for the purchase of euro with the applicable foreign currency as published under “Currency Rates” in the section of the Financial Times entitled “Currencies, Bonds & Interest Rates” on the date that is two Business Days prior to such determination.

“European Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of a member state of the European Union (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is pledged.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Parent Guarantor as capital contributions (other than Contribution Debt and any contributions used to make a Restricted Payment or a Permitted Investment) to the equity (other than through the issuance of Redeemable Capital Stock) of the Parent Guarantor or in the form of Deeply Subordinated Funding, in each case, after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent Guarantor or any Subsidiary of the Parent Guarantor for the benefit of its employees to the extent funded by the Parent Guarantor or any Restricted Subsidiary) of Capital Stock (other than Redeemable Capital Stock) of the Parent Guarantor, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Parent Guarantor.

“Existing Ardagh Bonds” means (i) the Existing Secured Notes and (ii) the Existing Unsecured Notes and any other international debt securities of the Parent Guarantor or any of its Restricted Subsidiaries outstanding on the Issue Date.

“Existing Debt” means all Debt of the Parent Guarantor and its Restricted Subsidiaries outstanding on the Issue Date after giving effect to the issue of the Notes and the New Unsecured Notes and the use of proceeds therefrom.

“Existing Secured Notes” means the July 2014 Secured Notes and the May 2016 Secured Notes.

“Existing Unsecured Notes” means the February 2014 Senior Notes, the July 2014 Senior Notes, the May 2016 Senior Notes and the January 2017 Senior Notes.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Parent Guarantor’s board of directors.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

“February 2014 Senior Notes” means the existing $415,000,000 aggregate principal amount of 6.250% Senior Notes due 2019 and $415,000,000 aggregate principal amount of 6.750% Senior Notes due 2021 that were issued by Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. on February 5, 2014.

“Guarantee” means any guarantee of the Issuers’ obligations under this Indenture and the Notes by the Parent Guarantor, any Restricted Subsidiary or any other Person in accordance with the provisions of this Indenture, including the Guarantees by the Guarantors dated as of the Issue Date. When used as a verb, “Guarantee” shall have a corresponding meaning.

“guarantees” means, as applied to any obligation,

(a)                 a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(b)                                 an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

“HSBC Securitization Program” means the trade receivables securitization program entered into by Ardagh Receivables Finance Designated Activity Company (“ARF”), which is a wholly owned subsidiary of Ardagh Packaging International Services Limited, on March 1, 2012 and amended from time to time, under which ARF may (provided that ARF then has at least the required borrowing base) borrow up to €150,000,000 from Regency Assets Designated Activity Company, an issuer of asset-backed commercial paper that is sponsored by HSBC Bank plc, secured on certain trade receivables acquired by ARF from certain European operating subsidiaries of Ardagh Packaging Holdings. The lending commitment from Regency Assets Designated Activity Company matures in December 2019, when all outstanding loans would need to be repaid if the facility is not extended on or before that date.

“Guarantor” means the Parent Guarantor and the Subsidiary Guarantors, together, and any other Person that is a guarantor of the Notes, including any Person that is required after the Issue Date to execute a guarantee of the Notes pursuant to Section 4.14 or Section 4.15 until a successor replaces such party pursuant to the applicable provisions of this Indenture and, thereafter, shall mean such successor.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means International Financial Reporting Standards as adopted by the European Union, as in effect from time to time.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Incremental Facility” means the incremental facilities under the Term Loan Facilities Credit Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of December 7, 2010, as amended, restated, modified or replaced from time to time, and to which the Trustee will accede, by and among the Issuers, the Parent Guarantor, the Subsidiary Guarantors party thereto, Citibank, N.A., London Branch, as Trustee for certain of the Existing Secured Notes and Existing Unsecured Notes, Citibank, N.A., as the Senior Agent, and others.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Rate Agreements” means, in respect of a Person, any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect such Person against or manage exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with IFRS. In addition, the portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an “Investment” that the Parent Guarantor made in such Unrestricted Subsidiary at such time. The portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(1)                                 a rating of “BBB-” or higher from S&P; and

(2)                                 a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization.

“Issue Date” means March 8, 2017.

“January 2017 Senior Notes” means the existing $1,000,000,000 aggregate principal amount of 6.000% Senior Notes due 2025.

“Issuers Order” means a written order signed in the name of the Issuers by any Person authorized by a resolution of the board of directors of each Issuer.

“July 2014 Secured Notes” means the existing €1,155,000,000 aggregate principal amount of 4.250% First Priority Senior Secured Notes due 2022 and $1,110,000,000 aggregate principal amount of First Priority Senior Secured Notes due 2019.

“July 2014 Senior Notes” means the existing $440,000,000 aggregate principal amount of 6.000% Senior Notes due 2021.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, standard security, assignation in security claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Material Subsidiary” means any Restricted Subsidiary that represents 5% or more of the Total Assets or consolidated EBITDA of the Parent Guarantor, measured, in the case of Total Assets, as of the last day of the most recent fiscal quarter for which financial statements are available, and in the case of consolidated EBITDA, for the four fiscal quarters ended most recently for which financial statements are available.

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“May 2016 Secured Notes” means the existing $500,000,000 aggregate principal amount of Floating Rate Notes due 2021, the existing €440,000,000 aggregate principal amount of 4.125% Senior Secured Notes due 2023 and the existing $1,000,000,000 aggregate principal amount of 4.625% Senior Secured Notes due 2023 issued by the Issuers on May 16, 2016.

“May 2016 Senior Notes” means the existing €750,000,000 aggregate principal amount of 6.750% Senior Notes due 2024 and the existing $1,650,000,000 aggregate principal amount of 7.250% Senior Notes due 2024 issued by the Issuers on May 16, 2016.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Net Cash Proceeds” means:

(a)                                 with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including (x) payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Parent Guarantor or any Restricted Subsidiary) and (y) any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of:

(i)                                     brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment banks and other consultants) related to such Asset Sale;

(ii)                                  provisions for all taxes paid or payable, or required to be accrued as a liability under IFRS as a result of such Asset Sale;

(iii)                               all distributions and other payments required to be made to any Person (other than the Parent Guarantor or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; and

(iv)                              appropriate amounts required to be provided by the Parent Guarantor or any Restricted Subsidiary, as the case may be, as a reserve in accordance with IFRS against any liabilities associated with such Asset Sale and retained by the Parent Guarantor or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Trustee; and

(b)                                 with respect to any capital contributions, issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in Section 4.08, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Parent Guarantor or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Unsecured Notes” means the senior unsecured notes issued by the Issuers concurrently with the Notes on the Issue Date.

“Offering Memorandum” means the confidential offering memorandum of the Issuers, dated February 24, 2017 relating to the Notes.

“Officer’s Certificate” means a certificate signed by an officer of the Parent Guarantor, either Issuer, a Guarantor or a Surviving Entity, as the case may be, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Issuers.

“Pari Passu Debt” means (a) any Debt of the applicable Issuer that ranks equally in right of payment with the Notes or (b) with respect to any Guarantee, any Debt that ranks equally in right of payment to such Guarantee.

“Parties” means the Issuers, the Parent Guarantor, the Trustee, the Principal Paying Agent and the Security Agent and any other party from time to time hereto (each, a “Party”).

“Permitted Collateral Lien” means the following types of Liens:

(a)                                 Liens securing the Notes issued on the Issue Date, the Existing Secured Notes and, in each case, any Permitted Refinancing Debt incurred to refinance such notes;

(b)                                 Liens on the Collateral to secure Debt permitted under Section 4.06; provided that the assets and properties securing such Debt will also secure the Notes on a first ranking basis; and provided, further, that, following the Incurrence of such Debt secured by such Liens on the Collateral and giving effect to the application of the proceeds thereof, on a pro forma basis, the Consolidated Secured Debt Leverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the Incurrence of such Debt, taken as one period, would be less than 3.50 to 1.0;

(c)                                  Liens on the Collateral to secure Debt permitted under clauses (ii), (iv), (v) (to the extent such guarantee is in respect of Debt otherwise permitted to be secured and is specified in this definition of “Permitted Collateral Liens”), (vi), (viii), (ix),(x), (xv), (xviii) and (xix) in Section 4.06(b) (provided, however, that at the time of incurrence of such Debt secured by such Liens on the Collateral and giving effect to the application of the proceeds thereof, on a pro forma basis, (1) the Consolidated Secured Debt Leverage Ratio for the four fiscal quarters for which financial statements are available immediately preceding the incurrence of such Debt, taken as one period, would be less than 3.50 to 1.0 or (2) the Consolidated Secured Debt Leverage Ratio of the Parent Guarantor and its Restricted Subsidiaries would not be greater than it was immediately prior to giving effect to such acquisition or other transaction); and Section 4.06(b)(xx);

(d)                                 Liens on Collateral to secure Debt permitted under clause (b)(xiii) of Section 4.06; provided that such Liens do not extend to assets other than the accounts receivable (and related assets) that are the subject of the related Permitted Receivables Financing;

(e)                                  Liens of the type described in clauses (g), (h), (i), (j), (k), (l), (m), (n), (o), (q), (r) and (v) of the definition of “Permitted Liens”; and

(f)                                   any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (e); provided that any such extension, renewal or replacement will be of the same priority and be no more restrictive in any material respect than the Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets.

“Permitted Debt” has the meaning given to such term under Section 4.06(b).

“Permitted Holders” means (a) Yeoman Capital S.A., (b) any of Paul Coulson, Brendan Dowling, Houghton Fry, Edward Kilty, John Riordan or Niall Wall, and any trust created for the benefit of one or more of the foregoing or their respective natural person Affiliates, or the estate, executor, administrator, committee or beneficiaries of any thereof, and (c) any of their respective Affiliates.

“Permitted Investments” means any of the following:

(a)                                 Investments in cash or Cash Equivalents;

(b)                                 intercompany Debt to the extent permitted under clause (iv) of the definition of “Permitted Debt”;

(c)                                  Investments in (i) the form of loans borrowed by or advances to, or debt securities issued by, the Parent Guarantor, (ii) a Restricted Subsidiary or (iii) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Parent Guarantor or a Restricted Subsidiary;

(d)                                 Investments made by the Parent Guarantor or any Restricted Subsidiary as a result of or retained in connection with an Asset Sale that does not violate Section 4.09;

(e)                                  expenses or advances to cover payroll, travel, entertainment, moving, other relocation and similar matters;

(f)                                   Investments in the Notes, the New Unsecured Notes and the Existing Ardagh Bonds;

(g)                                  Investments existing at the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment existing on the Issue Date or (ii) as otherwise permitted under this Indenture;

(h)                                 Investments in Commodity Hedging Agreements, Interest Rate Agreements and Currency Agreements permitted under clauses (b)(viii), (b)(ix) and (b)(x) of Section 4.06;

(i)                                     Investments made in the ordinary course of business, the Fair Market Value of which in the aggregate does not exceed €10,000,000 in any transaction or series of related transactions;

(j)                                    loans and advances (or guarantees to third-party loans) to directors, officers or employees of the Parent Guarantor or any Restricted Subsidiary made in the ordinary course of business and consistent with the Parent Guarantor’s past practices or past practices of the Restricted Subsidiaries, as the case may be, in an amount outstanding not to exceed at any one time €20,000,000;

(k)                                 Investments in a Person to the extent that the consideration therefor consists of the issue and sale (other than to any Subsidiary) of shares of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding or the net proceeds thereof (other than any Excluded Contribution or the proceeds of any Contribution Debt); provided that the net proceeds of such sale have been excluded from, and shall not have been included in, the calculation of the amount determined under clause (b)(iii)(B) of Section 4.08;

(l)                                     pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(m)                             Investments of the Parent Guarantor or the Restricted Subsidiaries described under item (v) to the proviso to the definition of “Debt”;

(n)                                 Investments, the amount of which, measured by reference to the Fair Market Value of each such Investment on the date it was made, not to exceed the sum of (x) the greater of €160,000,000 and 2.0% of Total Assets in the aggregate outstanding at any one time and (y) the sum of (i) the aggregate net after-tax amount returned in cash or through interest payments, principal payments, dividends or other distributions or payments on account of such Investment and (ii) the net after-tax cash proceeds received by the Parent Guarantor or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Subsidiary); provided, however, that such net after-tax amounts have not been included in Consolidated Adjusted Net Income for the purpose of calculating clause (b)(iii)(A) of Section 4.08;

(o)                                 Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(p)                                 Investments by the Parent Guarantor or any Restricted Subsidiary in connection with a Permitted Receivables Financing;

(q)                                 loans or advances to (i) directors, officers or employees of the Parent Guarantor or any Restricted Subsidiary to pay for the purchase of Capital Stock of the Parent Guarantor or any direct or indirect parent company thereof pursuant to management equity plans or similar management or employee benefit arrangement or (ii) stock option plans, trust and similar asset pools to pay for the purchase of Capital Stock of the Parent Guarantor or any direct or indirect parent company thereof not to exceed €20,000,000 in the aggregate outstanding at any one time;

(r)                                    (i) stock, obligations or securities received in satisfaction of judgments, foreclosure of liens, or settlement of debts or arbitration awards, and (ii) any Investments received in compromise of obligations of such persons Incurred in the ordinary course of trade creditors or customers that were Incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(s)                                   any Investments received in comprise or resolution of litigation, arbitration or other disputes;

(t)                                    any guarantee of Debt permitted to be incurred by Section 4.06, performance guarantees and contingent obligations incurred in the ordinary course of business and creation of Liens on the assets of the Parent Guarantor or any Restricted Subsidiary in compliance with Section 4.07;

(u)                                 any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.10(b) (except transactions described in sub-clauses (b) (ii), (v) and (x) thereof);

(v)                                 advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and advance payment made and deferred consideration and performance guarantees, in each case in the ordinary course of business; and

(w)                               any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Joint Venture” means any joint venture or similar combinations or other transaction pursuant to which the Parent Guarantor or any Restricted Subsidiary enters into, acquires or subscribes for any shares, stock, securities or other interest in or transfers any assets to any joint venture; provided, however, that the primary business of such joint venture is a Similar Business.

“Permitted Liens” means the following types of Liens:

(a)                                 Liens existing as of the Issue Date;

(b)                                 Liens on any property or assets of the Parent Guarantor or a Restricted Subsidiary to secure Debt permitted to be Incurred pursuant to clause (b)(ii) of Section 4.06;

(c)                                  Liens on assets given, disposed of, or otherwise transferred in connection with a Permitted Receivables Financing permitted to be Incurred pursuant to clause (b)(xiii) of Section 4.06;

(d)                                 Liens on any property or assets of a Restricted Subsidiary granted in favor of the Parent Guarantor or any Restricted Subsidiary;

(e)                                  Liens on any of the Parent Guarantor’s or any Restricted Subsidiary’s property or assets securing the Notes or any Guarantees;

(f)                                   any interest or title of a lessor under any Capitalized Lease Obligation and Liens to secure Debt (including Capitalized Lease Obligations) permitted under Section 4.06 covering only the assets acquired with such Debt;

(g)                                  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

(h)                                 statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, material men, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(i)                                     Liens for taxes, assessments, government charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made;

(j)                                    Liens Incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business (other than obligations for the payment of money);

(k)                                 zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects and Incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Parent Guarantor and its Restricted Subsidiaries on the properties subject thereto, taken as a whole;

(l)                                     Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(m)                             Liens on property existing at the time such property is acquired or on property of, or on shares of Capital Stock or Debt of, any Person existing at the time such Person is acquired by, merged with or into or consolidated with, the Parent Guarantor or any Restricted Subsidiary; provided that such Liens (i) do not extend to or cover any property or assets of the Parent Guarantor or any Restricted Subsidiary other than (A) the property or assets acquired or (B) the property or assets of the Person acquired, merged with or into or consolidated with the Parent Guarantor or Restricted Subsidiary and (ii) were created prior to, and not in connection with or in contemplation of such acquisition, merger or consolidation;

(n)                                 Liens securing the Parent Guarantor’s or any Restricted Subsidiary’s obligations under Commodity Hedging Agreements, Interest Rate Agreements or Currency Agreements permitted under clauses (b)(viii), (b)(ix) and (b)(x) of Section 4.06 or any collateral for the Debt to which such Commodity Hedging Agreements, Interest Rate Agreements or Currency Agreements relate;

(o)                                 Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance) or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure performance, bid, surety or appeal bonds and completion bonds and guarantees to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(p)                                 Liens Incurred in connection with a cash management program established in the ordinary course of business;

(q)                                 Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Parent Guarantor or any Restricted Subsidiary, including rights of offset and set-off;

(r)                                    any extension, renewal or replacement, in whole or in part, of any Permitted Lien; provided that any such extension, renewal or replacement shall not extend in any material respect to any additional property or assets;

(s)                                   Liens securing Debt Incurred to refinance Permitted Refinancing Debt permitted to be incurred under this Indenture; provided that any such Lien shall not extend to or cover materially any assets not securing the Debt so refinanced plus improvements and accessions to such property and assets and proceeds and distributions thereof;

(t)                                    purchase money Liens to finance property or assets of the Parent Guarantor or any Restricted Subsidiary acquired in the ordinary course of business; provided that the related purchase money Debt shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Parent Guarantor or any Restricted Subsidiary other than the property and assets so acquired;

(u)                                 Permitted Collateral Liens;

(v)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(w)                               Liens over the Capital Stock of an Unrestricted Subsidiary or a Permitted Joint Venture that secure Debt of such Unrestricted Subsidiary or Permitted Joint Venture;

(x)                                 Liens Incurred in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary with respect to an amount that does not exceed the greater of €115,000,000 and 1.5% of Total Assets at any one time outstanding and any replacements, extensions, modifications or renewals thereof;

(y)                                 Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(z)                                  leases, licenses, subleases and sublicenses of assets in the ordinary course of business;

(aa)                          Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third-party relating to such property or assets;

(bb)                          Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business;

(cc)                            customary Liens on and in respect of deposits required in connection with the purchase of property, equipment and inventory, in each case incurred in the ordinary course of business; and

(dd)                          (i) Liens on escrowed proceeds for the benefit of the related holders of debt securities or other Debt (or the underwriters or arrangers thereof) or (ii) Liens on cash set aside at the time of the incurrence of any Debt or government securities purchased with such cash, in either case, to the extent such cash or government securities prefund the payment of interest on such Debt and are held in escrow accounts or similar arrangements to be applied for such purpose.

“Permitted Receivables Financing” means any financing pursuant to which the Parent Guarantor or any Restricted Subsidiary may sell, convey or otherwise transfer to any other Person or grant a security interest in, any accounts receivable (and related assets) in an aggregate principal amount equivalent to the Fair Market Value of such accounts receivable (and related assets) of the Parent Guarantor or any Restricted Subsidiary; provided that (a) the covenants, events of default and other provisions applicable to such financing shall be customary for such transactions and shall be on market terms (as determined in good faith by the Parent Guarantor’s board of directors) at the time such financing is entered into, (b) the interest rate applicable to such financing shall be a market interest rate (as determined in good faith by the Parent Guarantor’s board of directors) at the time such financing is entered into, and (c) such financing shall be non-recourse to the Parent Guarantor or any Restricted Subsidiary except to a limited extent customary for such transactions.

“Permitted Refinancing Debt” means any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this definition and clause (b)(xiv) of Section 4.06, a “refinancing”) of any Debt of the Parent Guarantor or a Restricted Subsidiary or pursuant to this definition, including any successive refinancings, so long as:

(a)                                 such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(b)                                 the Average Life of such Debt is equal to or greater than the Average Life of the Debt being refinanced;

(c)                                  the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being refinanced;

(d)                                 the new Debt is not senior in right of payment to the Debt that is being refinanced; and

(e)                                  such Debt is unsecured or is secured by a Silent Second Lien, if the Debt being refinanced is unsecured.

“Permitted Reorganization” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction, directly or indirectly, in one or a series of related transactions involving one of the Issuers or any of such Issuer’s Restricted Subsidiaries (a “Reorganization”) that is made on a solvent basis; provided that any payments or assets distributed in connection with such Reorganization remain within the relevant Issuer and its Restricted Subsidiaries. For the avoidance of doubt, the term “Permitted Reorganization” shall include the closure of bank accounts and the conversion of debt instruments into Capital Stock or other equity instruments.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of this Indenture, a calculation made in good faith by a responsible financial or accounting officer of the Parent Guarantor; provided that any such calculation shall (x) give effect to any realized or expected synergies, cost efficiencies and cost savings relating to, or directly or indirectly resulting from, or associated with, any Asset Sale, Investment, acquisition, reorganization, restructuring or operational improvement initiative that has occurred during the period included in the calculation or any prior period or would reasonably be expected to occur in connection with an acquisition or other transaction in relation to which “pro forma” effect is given, as if such synergies, cost efficiencies or cost savings had been effective throughout the period included in the calculation and (y) eliminate any extraordinary, exceptional, unusual or nonrecurring loss, expense or charge (including severance, relocation, plant closure, operational improvement or restructuring costs or reserves therefor) relating to, or directly or indirectly resulting from, or Incurred in connection with, any Asset Sale, Investment, acquisition, reorganization, restructuring or operational improvement initiative, or offering of debt or equity securities.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” means an offer and sale of Qualified Capital Stock that are listed on an international securities exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“QIB” means a “Qualified Institutional Buyer” as defined in Rule 144A.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Record Date” for the interest payable on any Interest Payment Date means the March 1 and September 1 (in each case, whether or not a Business Day) immediately preceding such Interest Payment Date.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a Change of Control of the Parent Guarantor in circumstances in which the Holders would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would constitute Qualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Redeemable Capital Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.09 and Section 4.11 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Parent Guarantor’s or the Issuers’ repurchase of such Notes as are required to be repurchased pursuant to Section 4.09 and Section 4.11.

“Redemption Date” means, when used with respect to any Note to be redeemed, in whole or in part, the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price at which it is to be redeemed pursuant to this Indenture.

“Refinance” means, with respect to any Debt, to amend, modify, extend, substitute, renew, replace, refund, prepay, repay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regulation S” means Regulation S under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Replacement Assets” means properties and assets that replace the properties and assets that were the subject of an Asset Sale or properties and assets that are, or will be, used in the Parent Guarantor’s business or in that of the Restricted Subsidiaries or in a Similar Business or any and all businesses that in the good faith judgment of the board of directors of the Parent Guarantor are reasonably related, and, in each case, any capital expenditure relating thereto.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary.

“Reversion Date” means, after the Notes have achieved Investment Grade Status, the date, if any, that such Notes shall cease to have such Investment Grade Status.

“Rule 144” means Rule 144 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Security Agent” means Citibank, N.A., London Branch, and its successors, as security agent under the Intercreditor Agreement, and any additional security agent or sub-agent.

“Security Documents” means, collectively, all security agreements, mortgages, standard securities, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security entered into by the Parent Guarantor or any of its Subsidiaries pursuant to Section 4.14 of this Indenture in favor of the Security Agent or any Holders in any or all of the Collateral, the Intercreditor Agreement and any Additional Intercreditor Agreement, in each case as amended from time to time in accordance with their terms and the terms of this Indenture.

“Security Interests” means security interests in the Collateral securing the Notes and the Guarantees.

“Senior PIK Notes” means the existing €845,000,000 aggregate principal amount of 6.625% / 7.375% Senior Secured Toggle Notes due 2023 and $770,000,000 aggregate principal amount of 7.125% / 7.875% Senior Secured Toggle Notes due 2023 issued by Ardagh Group S.A. (formerly Ardagh Finance Holdings S.A.) and any replacements or refinancings thereof, directly or indirectly.

“Silent Second Liens” means Liens granted in favor of Debt (the “second priority Debt”) on property or assets of the Parent Guarantor or any of its Restricted Subsidiaries that:

(a)                                 are by law or under the terms of an intercreditor agreement reasonably acceptable to the Trustee second in priority to first priority Liens on such property or assets; and

(b)                                 are subject to arrangements in form and substance reasonably satisfactory to the Trustee which provide (x) that any payments on enforcement of the Liens in such property or assets (other than payments to the security agent, trustee, administrative agent or other representative of the holders of the second priority Debt) to the holders of the second priority

Debt (or their representatives) will only be made once the Debt secured by the first priority Liens on such property or assets have been satisfied in full and (y) that the holders of the second priority Debt (and their representatives) will have no ability to cause the enforcement of, or direct the relevant security agent in the enforcement of, the Liens in such property or assets until the Debt secured by the first priority Liens on such property or assets have been satisfied in full.

“Similar Business” means any business, service or other activity engaged in by the Parent Guarantor or any Restricted Subsidiaries of the Parent Guarantor on the Issue Date and any business, service or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Parent Guarantor and the Restricted Subsidiaries are engaged on the Issue Date or any business that, in the good faith business judgment of the Parent Guarantor, constitutes a reasonable diversification of business conducted by the Parent Guarantor and its Subsidiaries.

“Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subordinated Debt” means Debt of either Issuer or any of the Guarantors (other than the Existing Ardagh Bonds, the Notes, the New Unsecured Notes, the Incremental Facility and any Permitted Refinancing Debt in respect of the foregoing) that is subordinated in right of payment to the Notes or the Guarantees of such Guarantors, as the case may be; provided that no Debt shall be deemed to be subordinated in right of payment to any other Debt solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

“Subsidiary” means, with respect to any Person:

(a)                                 a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; and

(b)                                 any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Subsidiary Guarantee” means any Guarantee given by a Subsidiary Guarantor.

“Subsidiary Guarantors” means any Restricted Subsidiary that provides a Guarantee, in each case until it is released from its obligations under its Guarantee and this Indenture in accordance with the terms of this Indenture.

“TARGET Day” means a day on which the trans-European Automated Real-time Gross Settlement Express Transfer system is operating.

“Term Loan Facilities Credit Agreement” means the credit agreement dated as of December 17, 2013, by and among, inter alios, Ardagh Holdings USA and Ardagh Packaging Finance S.A., as co-borrowers, the Parent Guarantor, as parent guarantor, the subsidiaries of the Parent Guarantor party thereto as subsidiary guarantors, the lenders from time to time party thereto, Citibank, N.A. as administrative agent and Citibank, N.A., London Branch, as security agent, in respect of the Term Loan Facilities and the Incremental Facility as amended or modified from time to time.

“Total Assets” means the consolidated total assets of the Parent Guarantor and its Restricted Subsidiaries as shown on the most recent consolidated balance sheet of the Parent Guarantor.

“Total Inventories” means, as of any date, the amount of raw materials, packaging materials, work-in-progress and finished goods of the Parent Guarantor and the Restricted Subsidiaries, net of any provisions in respect of the foregoing items, in each case as of the date of the most recent consolidated balance sheet of the Parent Guarantor which has been delivered in accordance with Section 4.19.

“Total Receivables” means, as of any date, (a) the amount of accounts receivable of the Parent Guarantor and the Restricted Subsidiaries plus (b) the amount of accounts receivable of the Parent Guarantor and the Restricted Subsidiaries that has been sold, conveyed or otherwise transferred in Permitted Receivables Financings and is outstanding, in each case, as of the date of the most recent consolidated balance sheet of the Parent Guarantor which has been delivered in accordance with Section 4.19.

“Treasury Rate” means, as of any redemption date, the weekly average rounded to the nearest 1/l00th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the redemption date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to March 15, 2019; provided, however, that if the period from the redemption date to March 15, 2019 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to March 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities (or other comparable benchmark) adjusted to a constant maturity of one year shall be used.

“Trust Officer” means any officer within the agency and corporate trust group, division or section of the Trustee (however named, or any successor group of the Trustee) and also means, with respect to any particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Unrestricted Subsidiary” means:

(a)                                 any Subsidiary of the Parent Guarantor that at the time of determination is an Unrestricted Subsidiary (as designated by the Parent Guarantor’s board of directors pursuant to Section 4.17); and

(b)                                 any Subsidiary of an Unrestricted Subsidiary.

“dollar” or “$” means the lawful currency of the United States of America.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than dollars, at any time for the determination thereof, the amount of dollars obtained by converting such foreign currency involved in such computation into dollars at the spot rate for the purchase of dollars with the applicable foreign currency as quoted by Reuters at approximately 10:00 a.m. (New York City time) on such date of determination (or if no such quote is available on such date, on the immediately preceding Business Day for which such a quote is available).

“U.S. Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States of America pledges its full faith and credit.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the outstanding Capital Stock (other than directors’ qualifying shares or shares of Restricted Subsidiaries required to be owned by third parties pursuant to applicable law) of which are owned by the Parent Guarantor or by one or more other Wholly Owned Restricted Subsidiaries or by the Parent Guarantor and one or more other Wholly Owned Restricted Subsidiaries.

SECTION 1.02.                                        Other Definitions.

Term	Defined in Section

“Additional Amounts”	4.12(a)
“Additional Dollar Notes”	Recitals
“Additional Euro Notes”	Recitals
“Additional Notes”	Recitals
“Additional Intercreditor Agreement”	4.13(a)
“Additional Notes”	Recitals
“Agents”	2.03
“Authorized Agent”	12.08
“Change of Control Offer”	4.11(a)
“Change of Control Purchase Date”	4.11(a)
“Change of Control Purchase Price”	4.11(a)
“covenant defeasance”	8.03
“Defaulted Interest”	2.12
“Dollar Notes”	Recitals
“Euro Notes”	Recitals
“Event of Default”	6.01(a)
“Excess Proceeds”	4.09(b)
“Excess Proceeds Offer”	4.09(c)
“Global Notes”	2.01(c)
“Holdings USA Disposition”	12.01(a)
“Incur”	4.06(a)
“Incurrence”	4.06(a)

Term	Defined in Section

“Interest Amount”	12.15
“Irish Issuer”	Preamble
“Issuers”	Preamble
“legal defeasance”	8.02
“Notes”	Recitals
“Obligations”	10.01(a)
“Original Dollar Notes”	Recitals
“Original Euro Notes”	Recitals
“Original Notes”	Recitals
“Parent Guarantor”	Preamble
“Participants”	2.01(c)
“Paying Agent”	2.03
“Permitted Debt”	4.06(b)
“Principal Paying Agent”	Preamble
“Registrar”	2.03
“Regulation S Dollar Global Note”	2.01(b)
“Regulation S Euro Global Note”	2.01(b)
“Regulation S Global Note”	2.01(b)
“Relevant Fiscal Year”	4.08(c)(xi)
“Relevant Taxing Jurisdiction”	4.12(a)
“Required Currency”	12.14
“Restricted Dollar Global Note”	2.01(b)
“Restricted Euro Global Note”	2.01(b)
“Restricted Global Note”	2.01(b)
“Restricted Payment”	4.08(a)
“Security Confirmations”	4.13
“Security Register”	2.03
“Surviving Entity”	5.01(b)(i)
“Suspension Event”	4.22
“Taxes”	4.12(a)
“Transfer Agent”	2.03
“Trustee”	Preamble
“U.S. Issuer”	Preamble

SECTION 1.03.                                        Rules of Construction. Unless the context otherwise requires:

(i)                            a term has the meaning assigned to it;

(ii)                         an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(iii)                      “or” is not exclusive;

(iv)                     “including” or “include” means including or include without limitation;

(v)                        words in the singular include the plural and words in the plural include the singular;

(vi)                     unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt; and

(vii)                  the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision.

SECTION 1.04.                                        Agency of Irish Issuer. The U.S. Issuer irrevocably appoints the Irish Issuer as its agent for all purposes relevant to this Indenture, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Trustee of an Issuers Order) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all Issuers or either Issuer or acting singly, shall be valid and effective if given or taken only by the Irish Issuer, whether or not the U.S. Issuer joins therein, and the Trustee, other Agents and the Holders shall have no duty or obligation to make further inquiry with respect to the authority of the Irish Issuer under this Section 1.04; provided that nothing in this Section 1.04 shall limit the effectiveness of, or the right of the Trustee, other Agents and the Holders to rely upon, any notice (including, without limitation, an Issuers Order), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by either Issuer pursuant to this Indenture.

ARTICLE TWO
THE NOTES

SECTION 2.01.                                        The Notes.

(a)                                 Form and Dating. The Dollar Notes and the Trustee’s (or the authenticating agent’s) certificate of authentication shall be substantially in the form of Exhibit A-1 hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Euro Notes and the Trustee’s (or the authenticating agent’s) certificate of authentication shall be substantially in the form of Exhibit A-2 hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange agreements to which the Issuers are subject, if any, or usage; provided that any such notation, legend or endorsement is in form reasonably acceptable to the Issuers. The Issuers shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. The Dollar Notes shall be issued only in registered form without coupons and only in minimum denominations of $200,000 in principal amount and any integral multiples of $1,000 in excess thereof. The Euro Notes shall be issued only in registered form without coupons and only in minimum denominations of €100,000 in principal amount and any integral multiples of €1,000 in excess thereof.

(b)                                 Global Notes. Dollar Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A-1 hereto, with such applicable legends as are provided in Exhibit A-1 hereto, except as otherwise permitted herein (the “Restricted Dollar Global Note”), which shall be deposited on behalf of the purchasers of the Dollar Notes represented thereby with a custodian for DTC, and registered in the name of DTC or its nominee, duly executed by the Issuers and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Restricted Dollar Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Restricted Dollar Global Note and recorded in the Security Register, as hereinafter provided.

Dollar Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A-1 hereto, with such applicable legends as are provided in Exhibit A-1 hereto, except as otherwise permitted herein (the “Regulation S Dollar Global Note”), which shall be deposited on behalf of the purchasers of the Dollar Notes represented thereby with a custodian for DTC, and registered in the name of DTC or its nominee, duly executed by the Issuers and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Regulation S Dollar Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Dollar Global Note and recorded in the Security Register, as hereinafter provided.

Euro Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A-2 hereto, with such applicable legends as are provided in Exhibit A-2 hereto, except as otherwise permitted herein (the “Restricted Euro Global Note” and, together with the Restricted Dollar Global Notes, the “Restricted Global Notes”), which shall be deposited on behalf of the purchasers of the Euro Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or its nominee, as the case may be, for the accounts of Euroclear and Clearstream, duly executed by the Issuers and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Restricted Euro Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Restricted Euro Global Note and recorded in the Security Register, as hereinafter provided.

Euro Notes offered and sold offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A-2 hereto, with such applicable legends as are provided in Exhibit A-2 hereto, except as otherwise permitted herein (the “Regulation S Euro Global Note” and, together with the Regulation S Dollar Global Notes, the “Regulation S Global Notes”), which shall be deposited on behalf of the purchasers of the Euro Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or its nominee, as the case may be, for the accounts of Euroclear and Clearstream, duly executed by the Issuers and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Regulation S Euro Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Euro Global Note and recorded in the Security Register, as hereinafter provided.

(c)                                  Book-Entry Provisions. This Section 2.01(c) shall apply to the Regulation S Global Notes and the Restricted Global Notes (together, the “Global Notes”) deposited with or on behalf of the Common Depositary and DTC.

Members of, or participants and account holders in, DTC, Euroclear and Clearstream (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC, the Common Depositary or by the Trustee or any custodian of DTC, the Common Depositary or under such Global Note, and DTC, the Common Depositary or their respective nominees may be treated by the Issuers, a Guarantor, the Trustee and any agent of the Issuers, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, a Guarantor, the Trustee or any agent of the Issuers, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or the Common Depositary or impair, as between DTC or the Common Depositary, on the one hand, and the Participants, on the other, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes will not be entitled to receive physical delivery of certificated Notes.

SECTION 2.02.                                        Execution and Authentication. An authorized member of the Issuers’ boards of directors or an executive officer of the Issuers shall sign the Notes on behalf of the Issuers by manual or facsimile signature.

If an authorized member of the Issuers’ boards of directors or an executive officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Issuers shall execute and, upon receipt of an Issuers Order, the Trustee shall authenticate (whether itself or via the authenticating agent) (a) Original Dollar Notes, on the date hereof, for original issue up to an aggregate principal amount of $715,000,000, (b) Original Euro Notes, on the date hereof, for original issue up to an aggregate principal amount of €750,000,000 and (c) Additional Notes, from time to time, subject to compliance at the time of issuance of such Additional Notes with the provisions of Section 4.06. The Issuers are permitted to issue Additional Notes as part of a further issue under this Indenture, from time to time; provided that, if the Additional Euro Notes are not fungible with any series of Original Euro Notes for U.S. federal income tax purposes or any Additional Dollar Notes are not fungible with any series of Original Dollar Notes, respectively, such Additional Notes will have a separate CUSIP number and/or ISIN, if applicable.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuers to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authenticating agent has the same rights as any Registrar, co-Registrar, Transfer Agent or Paying Agent to deal with the Issuers or an Affiliate of the Issuers.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Holders.

SECTION 2.03.                                        Registrar, Transfer Agent and Paying Agent. The Issuers shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent” and references to the Paying Agent shall include the Principal Paying Agent) and an office or agency where notices or demands to or upon the Issuers in respect of the Notes may be served. The Issuers may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents.

With respect to the Dollar Notes, the Issuers shall maintain a U.S. Paying Agent in the Borough of Manhattan, New York City. With respect to the Euro Notes, the Issuers shall maintain a Transfer Agent and Principal Paying Agent in London, United Kingdom. Either Issuer or any of their respective Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided that neither Issuer nor any of their respective Affiliates shall act as Paying Agent for the purposes of Articles Three and Eight and Sections 4.09 and 4.11.

The Issuers hereby appoint (i) Citibank, N.A., located at 388 Greenwich Street, 14th Floor, New York, New York 10013, United States as U.S. Paying Agent (the “U.S. Paying Agent”) in the Borough of Manhattan, New York City, and as agent for service of notices and demands in connection with the Notes, (ii) Citibank, N.A., London Branch located at 25 Canada Square, London E14 5LB, United Kingdom as Transfer Agent, as Principal Paying Agent (the “Principal Paying Agent”) in London, United Kingdom, and as agent for service of notices and demands in connection with the Notes and (iii) Citigroup Global Markets Deutschland AG, at 5th Floor Reuterweg 16, 60323 Frankfurt, Germany, as Registrar. Each hereby accepts such appointments. The U.S. Paying Agent, the Transfer Agent, the Principal Paying Agent and the Registrar and any authenticating agent are collectively referred to in this Indenture as the “Agents”. The roles, duties and functions of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents. For the avoidance of doubt, a Paying Agent’s obligation to disburse any funds shall be subject to prior receipt by it of those funds to be disbursed.

The Issuers shall maintain a Paying Agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such Directive.

Subject to any applicable laws and regulations, the Issuers shall cause the Registrar to keep a register (the “Security Register”) at its corporate trust office in which, subject to such reasonable regulations it may prescribe, the Issuers shall provide for the registration of ownership, exchange, and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

The Issuers shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee may appoint a suitably qualified and reputable party to act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.05.

SECTION 2.04.             Paying Agent to Hold Money . Not later than 12:00 p.m. London, United Kingdom time, one Business Day prior to each due date of the principal, premium, if any, and interest on any Notes, the Issuers shall deposit with the Principal Paying Agent money in immediately available funds in euro or dollars, as applicable, sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes. The Principal

Paying Agent (and, if applicable, each other Paying Agent) shall remit such payment in a timely manner to the Holders on the relevant due date for payment, it being acknowledged by each Holder that if the Issuers deposit such money with the Principal Paying Agent after the time specified in the immediately preceding sentence, the Principal Paying Agent shall remit such money to the Holders on the relevant due date for payment, unless such remittance is impracticable having regard to applicable banking procedures and timing constraints, in which case the Principal Paying Agent shall remit such money to the Holders on the next Business Day, but without liability for any interest resulting from such late payment. For the avoidance of doubt, the Principal Paying Agent shall only be obliged to remit money to Holders if it has actually received such money from the Issuers. The Issuers shall require each Paying Agent other than the Trustee (including where acting as the Principal Paying Agent) to agree in writing that such Paying Agent shall hold in trust for the benefit of the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuers or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Issuers (or any other obligor on the Notes) in making any such payment. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuers or any Affiliate of the Issuers acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act.

The Trustee may, if the Issuers have notified it in writing that the Issuers intend to effect a defeasance or to satisfy and discharge this Indenture in accordance with the provisions of Article Eight, notify the Paying Agent in writing of this fact and require the Paying Agent (until notified by the Trustee to the contrary), to act thereafter as Paying Agent of the Trustee and not the Issuers in relation to any amounts deposited with it in accordance with the provisions of Article Eight.

SECTION 2.05.    Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

SECTION 2.06.             Transfer and Exchange.

(a)           Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06. To permit registration of transfers and exchanges, the Issuers shall execute and the Trustee (or the authenticating agent) shall, upon receipt of an Issuers Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request, provided that no Note of less than $200,000 (in the case of Dollar Notes) or €100,000 (in the case of Euro Notes) may be transferred or exchanged. No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Issuers may require payment of a sum sufficient to cover any agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable in connection with any redemption of the Notes or upon exchanges pursuant to Sections 2.10, 3.08 or 9.05) or in accordance with an Excess Proceeds Offer pursuant to Section 4.09 or Change of Control Offer pursuant to Section 4.11, not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuers or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuers and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuers evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Neither the Issuers nor the Trustee, Registrar or any Paying Agent shall be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of 15 Business Days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.02 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b)           Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of DTC or the Common Depositary, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.01(c), Section 2.06(a) and this Section 2.06(b); provided, that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any.

(i)      Except for transfers or exchanges made in accordance with any of clauses (ii) through (vii) of this Section 2.06(b), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of DTC or the Common Depositary or to a successor of DTC or the Common Depositary or such successor’s nominee.

(ii)     Restricted Dollar Global Note to Regulation S Dollar Global Note. If the holder of a beneficial interest in the Restricted Dollar Global Note at any time wishes to exchange its interest in such Restricted Dollar Global Note for an interest in the Regulation S Dollar Global Note, or to transfer its interest in such Restricted Dollar Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Dollar Global Note, such transfer or exchange may be effected, only in accordance with this clause (ii) and the rules and procedures of DTC, Euroclear and Clearstream, in each case to the extent applicable (the

“Applicable Procedures”). Upon receipt by the Registrar from the Transfer Agent of (A) written instructions directing the Registrar to credit or cause to be credited an interest in the Regulation S Dollar Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Dollar Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit B attached hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the interest in the Restricted Dollar Global Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall reduce or cause to be reduced the principal amount of the Restricted Dollar Global Note and shall cause the Common Depositary to increase or cause to be increased the principal amount of the Regulation S Dollar Global Note by the aggregate principal amount of the interest in the Restricted Dollar Global Note to be exchanged or transferred.

(iii)    Regulation S Dollar Global Note to Restricted Dollar Global Note. If the holder of a beneficial interest in the Regulation S Dollar Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Dollar Global Note, such transfer may be effected only in accordance with this clause (iii) and the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) written instructions directing the Registrar to credit or cause to be credited an interest in the Restricted Dollar Global Note in a specified principal amount and to cause to be debited an interest in the Regulation S Dollar Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Issuers or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall reduce or cause to be reduced the principal amount of the Regulation S Dollar Global Note and to increase or cause to be increased the principal amount of the Restricted Dollar Global Note by the aggregate principal amount of the interest in such Regulation S Dollar Global Note to be exchanged or transferred.

(iv)    Restricted Euro Global Note to Regulation S Euro Global Note. If the holder of a beneficial interest in the Restricted Euro Global Note at any time wishes to exchange its interest in such Restricted Euro Global Note for an interest in the Regulation S Euro Global Note, or to transfer its interest in such Restricted Euro Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Euro Global Note, such transfer or exchange may be effected, only in accordance with this clause (iv) and the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) written instructions directing the Registrar to credit or cause to be credited an interest in the Regulation S Euro Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Euro Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit B attached hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the interest in the Restricted Euro Global Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall reduce or cause to be reduced the principal amount of the Restricted Euro Global Note and shall cause the Common Depositary to increase or cause to be increased the principal amount of the Regulation S Euro Global Note by the aggregate principal amount of the interest in the Restricted Euro Global Note to be exchanged or transferred.

(v)     Regulation S Euro Global Note to Restricted Euro Global Note. If the holder of a beneficial interest in the Regulation S Euro Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Euro Global Note, such transfer may be effected only in accordance with this clause (v) and the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) written instructions directing the Registrar to credit or cause to be credited an interest in the Restricted Euro Global Note in a specified principal amount and to cause to be debited an interest in the Regulation S Euro Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Issuers or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall reduce or cause to be reduced the principal amount of the Regulation S Euro Global Note and to increase or cause to be increased the principal amount of the Restricted Euro Global Note by the aggregate principal amount of the interest in the Regulation S Euro Global Note to be exchanged or transferred.

(c)           If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibit A-1 or Exhibit A-2 hereto, as applicable, the Notes so issued shall bear the restricted Notes legends, and a request to remove such restricted Notes legends from Notes shall not be honored unless there is delivered to the Issuers such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuers, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuers, shall (or shall direct the authenticating agent to) authenticate and deliver Notes that do not bear the legend.

(d)           The Trustee and the Agents shall have no responsibility for any actions taken or not taken by DTC, Euroclear or Clearstream, as the case may be.

SECTION 2.07.    Replacement Notes. If a mutilated certificated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall (or shall direct the authenticating agent to), upon receipt of an Issuers Order, authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Issuers and any requirement of the Trustee. If required by the Trustee or the Issuers, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuers and the Trustee to protect the Issuers, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note shall be an additional obligation of the Issuers.

The provisions of this Section 2.07 are exclusive and will preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes.

SECTION 2.08.             Outstanding Notes. Notes outstanding at any time are all Notes authenticated by or on behalf of the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Subject to Section 2.09, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the Note that has been replaced is held by a bona fide purchaser.

If the Paying Agent holds, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, interest and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09.             Notes Held by Issuers. In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by either Issuer or by any of their respective Affiliates shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not either Issuer or any of their respective Affiliates.

SECTION 2.10.             Certificated Notes.

(a)           A Global Note deposited with the Common Depositary or a custodian for DTC, as the case may be, pursuant to Section 2.01 shall be transferred in whole to the beneficial owners thereof in the form of certificated Notes only if such transfer complies with Section 2.06 and (i) DTC, Euroclear or Clearstream, as applicable, notifies the Issuers that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuers within 120 days of such notice, or (ii) the owner of a Book-Entry Interest requests such an exchange in writing delivered through DTC, Euroclear or Clearstream following an Event of Default under this Indenture. Notice of any such transfer shall be given by the Issuers in accordance with the provisions of Section 12.02(a).

(b)           Any Global Note that is transferable to the beneficial owners thereof in the form of certificated Notes pursuant to this Section 2.10 shall be surrendered by the Common Depositary or a custodian for DTC, as the case may be, to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall itself or via the authenticating agent authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at maturity of Notes of authorized denominations in the form of certificated Notes. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in registered form (i) with respect to Euro Notes, in minimum denominations of €100,000 and any integral multiples of €1,000 in excess thereof and registered in such names as the Common Depositary shall direct and (ii) with respect to Dollar Notes, in minimum denominations of $200,000 and any integral multiples of $1,000 in excess thereof and registered in such names as DTC or the Common Depositary may direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of DTC or its nominee or the Common Depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Issuers maintained for such purposes in accordance with Section 2.03. Such certificated Notes shall bear the applicable legends set forth in Exhibit A-1 or Exhibit A-2 hereto, as applicable.

(c)           In the event of the occurrence of any of the events specified in Section 2.10(a), the Issuers shall promptly make available to the Trustee and the authenticating agent a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

SECTION 2.11.             Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. Except as otherwise provided in this Indenture, the Issuers may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

SECTION 2.12.             Defaulted Interest. Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuers, at its election in each case, as provided in clause (a) or (b) below:

(a)           The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause. In addition, the Issuers shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuers shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuers, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below.

(b)           The Issuers may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuers to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13.             Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.14.             ISIN, CUSIP and Common Code Numbers. The Issuers in issuing the Notes may use ISIN, CUSIP and Common Code numbers (if then generally in use), and, if so, the Trustee shall use ISIN, CUSIP and Common Code numbers, as appropriate, in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall promptly notify the Trustee of any change in the ISIN, CUSIP or Common Code numbers.

SECTION 2.15.             Issuance of Additional Notes. The Issuers may, subject to Section 4.06 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. The Original Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

ARTICLE THREE
REDEMPTION; OFFERS TO PURCHASE

SECTION 3.01.             Right of Redemption. The Issuers may redeem all or any portion of the Notes upon the terms and at the Redemption Prices set forth in the Notes. Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of this Article Three.

SECTION 3.02.             Notices to Trustee. If the Issuers elect to redeem Notes pursuant to Section 3.01, they shall notify the Trustee in writing of the Redemption Date and the record date, the principal amount of Notes to be redeemed, the Redemption Price and the paragraph of the Notes pursuant to which the redemption will occur. If and so long as the Notes are listed on the Irish Stock Exchange and the rules and regulations of the Irish Stock Exchange so require, the Issuers shall publish the notice of redemption in a newspaper having general circulation in Ireland (which is expected to be The Irish Times or, to the extent and in the manner permitted by the rules of the Irish Stock Exchange, posted on the official website of the Irish Stock Exchange (www.ise.ie)).

The Issuers shall give each notice to the Trustee provided for in this Section 3.02 in writing at least 10 days before the date notice is mailed to the Holders pursuant to Section 3.04 unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate from the Issuers to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuers and given to the Trustee.

SECTION 3.03.             Selection of Notes to Be Redeemed. If fewer than all of the Euro Notes or Dollar Notes are to be redeemed at any time, the Euro Notes or Dollar Notes will be selected by a method that complies with the requirements, as certified to it by the Issuers, of the principal securities exchange, if any, on which the Euro Notes or Dollar Notes are listed at such time, and in compliance with the requirements of the relevant clearing system or, if the Euro Notes or the Dollar Notes are not listed on a securities exchange, or such securities exchange prescribes no method of selection and the Notes are not held through clearing system or the clearing system prescribes no method of selection, by lot; provided, however, that (i) no such partial redemption shall reduce the portion of the principal amount of a Dollar Note not redeemed to less than $200,000 and (ii) no such partial redemption shall reduce the portion of the principal amount of a Euro Note not redeemed to less than €100,000.

The Trustee or the Registrar shall make the selection from the Notes outstanding and not previously called for redemption. The Trustee or the Registrar may select for redemption portions equal to (i) with respect to Dollar Notes, $1,000 in principal amount and any integral multiple thereof and (ii) with respect to Euro Notes, €1,000 in principal amount and any integral multiple thereof; provided that no Euro Notes of €100,000 in principal amount or less and no Dollar Notes of $200,000 in principal amount or less may be redeemed in part. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee or the Registrar, as applicable, shall notify the Issuers promptly in writing of the Notes or portions of Notes to be called for redemption.

Neither the Trustee nor the Registrar shall be liable for selections made in accordance with the provisions of this Section 3.03.

Any redemption and notice may, in the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such redemption or notice shall state that in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date or by the redemption date so delayed.

SECTION 3.04.             Notice of Redemption.

(a)           At least 10 days but not more than 60 days before a date for redemption of the Euro Notes and/or Dollar Notes, as the case may be, the Issuers shall mail a notice of redemption by first-class mail to each Holder to be redeemed and shall comply with the provisions of Section 12.02(b).

(b)           The notice shall identify the Notes to be redeemed (including ISIN, CUSIP and Common Code numbers, as applicable) and shall state:

(i)      the Redemption Date and the record date;

(ii)     the appropriate calculation of the Redemption Price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(iii)    the name and address of the Paying Agent;

(iv)    that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any, and Additional Amounts, if any;

(v)     that, if any Note is being redeemed in part, the portion of the principal amount (equal to (x) $1,000 in principal amount or any integral multiple thereof with respect to Dollar Notes and (y) €1,000 in principal amount or any integral multiple thereof with respect to Euro Notes) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued;

(vi)    that, if any Note contains an ISIN, CUSIP or Common Code number, no representation is being made as to the correctness of such ISIN, CUSIP or Common Code number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii)   that, unless the Issuers and the Guarantors default in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date;

(viii)  the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed; and

(ix)    whether the redemption is conditioned on any events and, if so, the notice shall specify such events.

At the Issuers’ written request, the Trustee shall give a notice of redemption in the Issuers’ name and at the Issuers’ expense. In such event, the Issuers shall provide the Trustee with the notice and the other information required by this Section 3.04.

SECTION 3.05.             Deposit of Redemption Price. At least one Business Day prior to any Redemption Date, by no later than 12:00 p.m. (London time) on that date, the Issuers shall deposit or cause to be deposited with the Paying Agent (or, if either Issuer or any of their respective Affiliates is the Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued interest and Additional Amounts, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuers to the Trustee for cancellation. The Paying Agent shall return to the Issuers following a written request by the Issuers any money so deposited that is not required for that purpose.

SECTION 3.06.             [Reserved].

SECTION 3.07.             Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided in Section 3.04, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Issuers shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes) such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuers at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

SECTION 3.08.                                        Notes Redeemed in Part.

(a)                                 Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided that each such Global Note shall be in a principal amount at final Stated Maturity of (i) in the case of Dollar Notes, $200,000 or an integral multiple of $1,000 in excess thereof, and (ii) in the case of Euro Notes, €100,000 or an integral multiple of €1,000 in excess thereof.

(b)                                 Upon surrender and cancellation of a certificated Note that is redeemed in part, the Issuers shall execute and the Trustee shall authenticate for the Holder (at the Issuers’ expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such certificated Note shall be in a principal amount at final Stated Maturity of (i) in the case of Dollar Notes, $200,000 or an integral multiple of $1,000 in excess thereof, and (ii) in the case of Euro Notes, €100,000 or an integral multiple of €1,000 in excess thereof.

ARTICLE FOUR
COVENANTS

SECTION 4.01.                                        Payment of Notes. The Issuers, jointly and severally, and the Guarantors covenant and agree for the benefit of the Holders that they shall duly and punctually pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Subject to Section 2.04, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than either Issuer or any of their respective Affiliates) holds, as of 10:00 a.m., London, United Kingdom time on the due date, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due. If either Issuer or any of their respective Affiliates acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuers or the Guarantors shall pay interest on overdue principal at the rate specified therefor in the Notes. The Issuers or the Guarantors shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02.                                        Corporate Existence. Subject to Article Five, the Issuers, the Parent Guarantor and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Issuers, the Parent Guarantor and each Restricted Subsidiary; provided that none of the Issuers and the Parent Guarantor shall be required to preserve any such right, license or franchise if the board of directors of the applicable Issuer and the Parent Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers, the Parent Guarantor and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

SECTION 4.03.                                        Maintenance of Properties. The Parent Guarantor shall cause all properties owned by it or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Parent Guarantor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 4.03 shall prevent the Parent Guarantor from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Parent Guarantor, desirable in the conduct of the business of the Issuers, the Parent Guarantor and the Restricted Subsidiaries as a whole and not disadvantageous in any material respect to the Holders.

SECTION 4.04.                                        Insurance. The Parent Guarantor shall maintain, and shall cause the Restricted Subsidiaries to maintain, insurance with carriers believed by the Parent Guarantor to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Parent Guarantor believes are customarily carried by businesses similarly situated and owning like properties, including as appropriate general liability, property and casualty loss and interruption of business insurance.

SECTION 4.05.                                        Statement as to Compliance.

(a)                                 The Parent Guarantor shall deliver to the Trustee, within 120 days after the end of each fiscal year or within 14 days of written request by the Trustee, an Officer’s Certificate stating that in the course of the performance by the signer of its duties as an officer of the Parent Guarantor he would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Parent Guarantor is taking or proposed to take with respect thereto. For purposes of this Section 4.05(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b)                                 If the Parent Guarantor or the Issuers shall become aware that (i) any Default or Event of Default has occurred and is continuing or (ii) any Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, the Parent Guarantor or the Issuers, as the case may be, shall immediately deliver to the Trustee an Officer’s Certificate specifying such event, notice or other action (including any action the Parent Guarantor or the Issuers are taking or propose to take in respect thereof).

SECTION 4.06.                                        Limitation on Debt.

(a)                                 The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, create, issue, Incur, assume, guarantee or in any manner become directly or indirectly liable with respect to or otherwise become responsible for, contingently or otherwise, the payment of (individually and collectively, to “Incur” or, as appropriate, an “Incurrence”), any Debt (including any Acquired Debt); provided that the Parent Guarantor, each Issuer and any Restricted Subsidiary shall be permitted to Incur Debt (including Acquired Debt) if in each case (i) after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, no Default or Event of Default would occur or be continuing and (ii) at the time of such Incurrence and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the Incurrence of such Debt, taken as one period, would be greater than 2.0 to 1.0.

(b)                                 Section 4.06(a) shall not, however, prohibit the following (collectively, “Permitted Debt”):

(i)                                     the Notes and the New Unsecured Notes issued on the Issue Date;

(ii)                                  the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt under Credit Facilities in an aggregate principal amount not to exceed the greater of (i) €350,000,000 and (ii) an amount equal to (I) 85% of Total Receivables plus 60% of Total Inventories less (II) €250,000,000;

(iii)                               any Existing Debt of the Parent Guarantor or any Restricted Subsidiary (other than Debt described in clauses (i) and (ii) of this Section 4.06(b));

(iv)                              the Incurrence by the Parent Guarantor or any Restricted Subsidiary of intercompany Debt between the Parent Guarantor and any Restricted Subsidiary or between or among Restricted Subsidiaries; provided that:

(A)                               if an Issuer or a Guarantor is the obligor on any such Debt, unless required by a Credit Facility and only to the extent legally permitted, such Debt must be unsecured (except in respect of the intercompany current liabilities Incurred in the ordinary course of business in connection with cash management, cash pooling, tax and accounting operations of the Parent Guarantor and its Restricted Subsidiaries); and

(B)                               (x) any disposition, pledge or transfer of any such Debt to a Person (other than a disposition, pledge or transfer to the Parent Guarantor or a Restricted Subsidiary) and (y) any transaction pursuant to which any Restricted Subsidiary that has Debt owing by the Parent Guarantor or another Restricted Subsidiary ceases to be a Restricted Subsidiary, will, in each case, be deemed to be an Incurrence of such Debt not permitted by this clause (iv);

(v)                                 guarantees of the Parent Guarantor or any Restricted Subsidiary of Debt of the Parent Guarantor or any Restricted Subsidiary to the extent that the guaranteed Debt was permitted to be incurred by another provision of this Section 4.06;

(vi)                              the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other Debt Incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property or assets, in each case, Incurred for the purpose of financing or refinancing all or any part of the purchase price, lease expense or cost of construction or improvement of property, plant, equipment or other assets used in the Parent Guarantor’s or any Restricted Subsidiary’s business (including any reasonable related fees or expenses Incurred in connection with such acquisition or development); provided that the principal amount of such Debt so Incurred when aggregated with other Debt previously Incurred in reliance on this clause (vi) and still outstanding shall not in the aggregate exceed the greater of €150,000,000 and 2.0% of Total Assets; and provided, further, that the total principal amount of any Debt Incurred in connection with an acquisition or development permitted under this clause (vi) did not in each case at the time of Incurrence exceed (A) the Fair Market Value of the acquired or constructed asset or improvement so financed or (B) in the case of an uncompleted constructed asset, the amount of the asset to be constructed, as determined on the date the contract for construction of such asset was entered into by the Parent Guarantor or the relevant Restricted Subsidiary (including, in each case, any reasonable related fees and expenses Incurred in connection with such acquisition, construction or development);

(vii)                           the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt arising from agreements providing for guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock (other than guarantees or similar credit support given by the Parent Guarantor or any Restricted Subsidiary of Debt Incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition); provided that the maximum aggregate liability in respect of all such Debt permitted pursuant to this clause (vii) shall at no time exceed the net proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received from the sale of such assets;

(viii)                        the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt under Commodity Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(ix)                              the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt under Currency Agreements entered into in the ordinary course of business and not for speculative purposes;

(x)                                 the Incurrence by the Parent Guarantor or any Restricted Subsidiary of Debt under Interest Rate Agreements entered into in the ordinary course of business and not for speculative purposes;

(xi)                              the Incurrence of Debt by the Parent Guarantor or any Restricted Subsidiary of Debt in respect of workers’ compensation and claims arising under similar legislation, or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(xii)                           the Incurrence of Debt by the Parent Guarantor or any Restricted Subsidiary arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five Business Days of Incurrence, (B) bankers’ acceptances, performance, surety, judgment, completion, payment, appeal or similar bonds, instruments or obligations, (C) completion guarantees, advance payment, customs, VAT or other tax guarantees or similar instruments provided or letters of credit obtained by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business, and (D) the financing of insurance premiums in the ordinary course of business;

(xiii)                        any Debt of the Parent Guarantor or any Restricted Subsidiary Incurred pursuant to any Permitted Receivables Financing;

(xiv)                       the Incurrence by a Person of Permitted Refinancing Debt in exchange for or the net proceeds of which are used to refund, replace or refinance Debt Incurred by it pursuant to, or described in, Section 4.06(a) and sub-clauses (i) and (iii), this sub-clause (xiv) and sub-clauses (xviii), (xix) and (xx) of this Section 4.06(b), as the case may be;

(xv)                          guarantees by the Parent Guarantor or a Restricted Subsidiary of Debt incurred by Permitted Joint Ventures in an aggregate principal amount at any one time outstanding not to exceed an amount equal to the greater of €75,000,000 and 1.0% of Total Assets;

(xvi)                       cash management obligations and Debt in respect of netting services, pooling arrangements or similar arrangements in connection with cash management in the ordinary course of business consistent with past practice;

(xvii)                    (i) take-or-pay obligations in the ordinary course of business, (ii) customer deposits and advance payments in the ordinary course of business received from customers for goods or services purchased in the ordinary course of business and (iii) manufacturer, vendor financing, customer and supply arrangements in the ordinary course of business;

(xviii)                 the Incurrence of Debt by the Parent Guarantor or any Restricted Subsidiary (other than and in addition to Debt permitted under clauses (i) through (xvii) above and clauses (xix) and (xx) below) in an aggregate principal amount at any one time outstanding not to exceed, together with any Permitted Refinancing Debt in respect thereof, the greater of €265,000,000 and 3.5% of Total Assets;

(xix)                       Debt of any Person (x) Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Parent Guarantor or another Restricted Subsidiary of the Parent Guarantor or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Parent Guarantor or any Restricted Subsidiary or (y) Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Parent Guarantor or a Restricted Subsidiary; provided, however, with respect to each of sub-clause (x) and (y) of this Section 4.06(b)(xix), that at the time of such acquisition or other transaction (1) the Parent Guarantor would have been able to Incur €1.00 of additional Indebtedness pursuant to Section 4.06(a) after giving effect to the Incurrence of such Indebtedness pursuant to this Section 4.06(b)(xix) or (2) the Fixed Charge Coverage Ratio of the Parent Guarantor and its Restricted Subsidiaries would not be less than it was immediately prior to giving pro forma effect to such acquisition or other transaction; and

(xx)                          Contribution Debt.

(c)                                  Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt of the same class will not be deemed to be an Incurrence of Debt for purposes of this Section 4.06.

(d)                                 For purposes of determining compliance with any restriction on the Incurrence of Debt in euros where Debt is denominated in a different currency, the amount of such Debt will be the euro Equivalent determined on the date of such determination; provided that if any such Debt denominated in a different currency is subject to a Currency Agreement (with respect to euros) covering principal amounts payable on such Debt, the amount of such Debt expressed in euros shall be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being refinanced shall be the euro Equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially Incurred. Notwithstanding any other provision of this Section 4.06, for purposes of determining compliance with this Section 4.06, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that an Issuer, the Parent Guarantor or a Subsidiary Guarantor may Incur under this Section 4.06.

(e)                                  For purposes of determining any particular amount of Debt under this Section 4.06:

(i)                                     obligations with respect to letters of credit, guarantees or Liens, in each case supporting Debt otherwise included in the determination of such particular amount shall not be included;

(ii)                                  any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.07 shall not be treated as Debt;

(iii)                               accrual of interest, accrual of dividends, the accretion of accreted value, the obligation to pay commitment fees and the payment of interest in the form of additional preferred stock or Debt shall not be treated as Debt; and

(iv)                              the reclassification of preferred stock as Debt due to a change in accounting principles shall not be treated as Debt.

(f)                                   In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this Section 4.06, the Parent Guarantor, in its sole discretion, shall classify items of Debt and shall only be required to include the amount and type of such Debt in one of such clauses and the Parent Guarantor shall be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this Section 4.06, and may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this Section 4.06 at any time.

(g)                                  The amount of any Debt outstanding as of any date will be:

(i)                                     in the case of any Debt issued with original issue discount, the amount of the liability in respect thereof determined in accordance with IFRS;

(ii)                                  the principal amount of the Debt, in the case of any other Debt; and

(iii)                               in respect of Debt of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)                               the Fair Market Value of such assets at the date of determination; and

(B)                               the amount of the Debt of the other Person.

SECTION 4.07.           Limitation on Liens. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist any Lien of any kind or assign or otherwise convey any right to receive any income, profits or proceeds on or with respect to any of the Parent Guarantor’s or any Restricted Subsidiary’s property or assets, constituting Collateral, whether owned at or acquired after the Issue Date, or any income, profits or proceeds therefrom other than Permitted Collateral Liens.

The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist any Lien of any kind (except for Permitted Liens) or assign or otherwise convey any right to receive any income, profits or proceeds on or with respect to any of the Parent Guarantor’s or any Restricted Subsidiary’s property or assets, including any shares of stock or any Debt of any Restricted Subsidiary but excluding any Capital Stock, Debt or other securities of any Unrestricted Subsidiary, whether owned at or acquired after the Issue Date, or any income, profits or proceeds therefrom unless:

(a)                                 in the case of any Lien securing Subordinated Debt, the Issuers’ obligations in respect of the Notes (or a Guarantee in the case of Liens securing Subordinated Debt of a Guarantor) are directly secured by a Lien on such property, assets or proceeds that is senior in priority to the Lien securing the Subordinated Debt until such time as the Subordinated Debt is no longer secured by a Lien; and

(b)                                 in the case of any other Lien, the Issuers’ obligations in respect of the Notes (or a Guarantee in the case of Liens securing Debt of a Guarantor), and all other amounts due under this Indenture are equally and ratably secured with the obligation or liability secured by such Lien.

SECTION 4.08.                                        Limitation on Restricted Payments.

(a)                                 The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each of which is a “Restricted Payment” and which are collectively referred to as “Restricted Payments”):

(i)                                     declare or pay any dividend on or make any distribution (whether made in cash, securities or other property) with respect to any of the Parent Guarantor’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantor or any Restricted Subsidiary) (other than (A) to the Parent Guarantor or any Restricted Subsidiary or (B) to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Parent Guarantor or a Restricted Subsidiary of dividends or distributions of greater value than the Parent Guarantor or such Restricted Subsidiary would receive on a pro rata basis; provided that any amount so paid or distributed to holders of Capital Stock of a Restricted Subsidiary other than the Parent Guarantor or a Restricted Subsidiary shall be included in the calculation of the aggregate amount of all Restricted Payments declared or made after the Issue Date for the purposes of Section 4.08(b)), except for dividends or distributions payable solely in shares of the Parent Guarantor’s Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock, or make any payment of cash interest on Deeply Subordinated Funding;

(ii)                                  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation), directly or indirectly, any shares of the Parent Guarantor’s Capital Stock held by persons other than the Parent Guarantor or a Restricted Subsidiary (other than Capital Stock of any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result thereof) or any options, warrants or other rights to acquire such shares of Capital Stock;

(iii)                               make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Debt or any Deeply Subordinated Funding; or

(iv)                              make any Investment (other than any Permitted Investment) in any Person.

If any Restricted Payment described in this Section 4.08(a) is not made in cash, the amount of the proposed Restricted Payment shall be the Fair Market Value of the asset to be transferred as of the date of transfer.

(b)                                 Notwithstanding Section 4.08(a), the Parent Guarantor or any Restricted Subsidiary may make a Restricted Payment if, at the time of and after giving pro forma effect to such proposed Restricted Payment:

(i)                                     no Default or Event of Default has occurred and is continuing;

(ii)                                  the Parent Guarantor could Incur at least €1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.06; and

(iii)                               the aggregate amount of all Restricted Payments declared or made after the Issue Date does not exceed the sum of:

(A)                               50% of aggregate Consolidated Adjusted Net Income on a cumulative basis during the period beginning on July 1, 2014 and ending on the last day of the Parent Guarantor’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a negative number, minus 100% of such negative amount), plus

(B)                               the aggregate Net Cash Proceeds, and the Fair Market Value of property or assets or marketable securities, received by the Parent Guarantor after the Issue Date as a contribution to its common equity capital or from the issuance or sale (other than to any Subsidiary) of shares of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding (except, in each case to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Debt or Deeply Subordinated Funding as set forth in sub-clause (ii) or (iii) of Section 4.08(c) or constitute an Excluded Contribution or the proceeds of any Contribution Debt) (excluding the Net Cash Proceeds from the issuance of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding financed, directly or indirectly, using funds borrowed from the Parent Guarantor or any Subsidiary until and to the extent such borrowing is repaid and Excluded Contributions), plus

(C)                               (x) the amount by which the Parent Guarantor’s Debt or Debt of any Restricted Subsidiary is reduced after the Issue Date upon the conversion or exchange (other than by the Parent Guarantor or its Subsidiary) of such Debt into the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding, and (y) the aggregate Net Cash Proceeds, and the Fair Market Value of property or assets or marketable securities, received after the Issue Date by the Parent Guarantor from the issuance or sale (other than to any Subsidiary) of Redeemable Capital Stock that has been converted into or exchanged for the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding, to the extent such Redeemable Capital Stock was originally sold for cash or Cash Equivalents, together with, in the case of both sub-clauses (x) and (y) of this Section 4.08(b)(iii)(C), the aggregate Net Cash Proceeds received by the Parent Guarantor at the time of such conversion or exchange (excluding the Net Cash Proceeds from the issuance of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding financed, directly or indirectly, using funds borrowed from the Parent Guarantor or any Subsidiary until and to the extent such borrowing is repaid), plus

(D)                               (x) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in Consolidated Adjusted Net Income) equal to the cash proceeds of such disposition or repayment or the Fair Market Value of property received by the Parent Guarantor or a Restricted Subsidiary thereof, in either case, less the cost of the disposition of such Investment and net of taxes, and (y) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Parent Guarantor’s interest in such Subsidiary; provided that such amount shall not in any case exceed the amount of the Restricted Payment deemed made at the time that the Subsidiary was designated as an Unrestricted Subsidiary, plus

(E)                                €70,000,000.

(c)                                  Notwithstanding clauses (a) and (b) of this Section 4.08, the Parent Guarantor and any Restricted Subsidiary may take the following actions so long as (with respect to sub-clauses (viii), (xi), (xii) and (xvii) of this clause (c)) no Default or Event of Default has occurred and is continuing:

(i)                                     the payment of any dividend within 180 days after the date of its declaration if at such date of its declaration such payment would have been permitted by this Section 4.08;

(ii)                                  the repurchase, redemption or other acquisition or retirement for value of any shares of the Parent Guarantor’s Capital Stock or options, warrants or other rights to acquire such Capital Stock in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of the Parent Guarantor) of, shares of the Parent Guarantor’s Qualified Capital Stock, options, warrants or other rights to acquire such Qualified Capital Stock or Deeply Subordinated Funding (other than any Excluded Contribution or the proceeds of any Contribution Debt);

(iii)                               the repurchase, redemption, defeasance or other acquisition or retirement for value or payment of principal of any Subordinated Debt or Deeply Subordinated Funding in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of the Parent Guarantor) of, shares of the Parent Guarantor’s Qualified Capital Stock or Deeply Subordinated Funding (other than any Excluded Contribution or the proceeds of any Contribution Debt);

(iv)                              the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (other than Redeemable Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent Incurrence (other than to a Subsidiary) of, Permitted Refinancing Debt;

(v)                                 the repurchase of Capital Stock deemed to occur upon the exercise of stock options with respect to which payment of the cash exercise price has been forgiven if the cumulative aggregate value of such deemed repurchases does not exceed the cumulative aggregate amount of the exercise price of such options received;

(vi)                              payments or distributions to dissenting shareholders pursuant to applicable law in connection with or in contemplation of a merger, consolidation or transfer of assets that complies with the provisions of Article Five;

(vii)                           cash payments in lieu of issuing fractional shares pursuant to the exchange or conversion of any exchangeable or convertible securities;

(viii)                        cash payments, advances, loans or expense reimbursements made to any parent company of the Parent Guarantor to permit any such company to pay (i) general operating expenses, customary directors’ fees, accounting, legal, corporate reporting and administrative expenses Incurred in the ordinary course of business in an amount not to exceed €20,000,000 in the aggregate in any fiscal year, and (ii) any taxes, duties or similar governmental fees of any such parent company to the extent such tax obligations are directly attributable to its ownership of the Parent Guarantor and its Restricted Subsidiaries;

(ix)                              any payments (including pursuant to a tax sharing agreement or similar arrangement) between the Parent Guarantor and any other Person or a Restricted Subsidiary and any other Person with which the Parent Guarantor or any of its Restricted Subsidiaries files a consolidated tax return or with which the Parent Guarantor or any of its Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such payments do not exceed the amounts of such tax that would have been payable by the Parent Guarantor and its Restricted Subsidiaries on a stand-alone basis and the related tax liabilities of the Parent Guarantor and its Restricted Subsidiaries are relieved thereby;

(x)                                 the repurchase, redemption or other acquisition or retirement, and any loans, advances, dividends or distributions by the Parent Guarantor to any direct or indirect parent company to repurchase, redeem or otherwise acquire or retire, for value of any Capital Stock of the Parent Guarantor or any Restricted Subsidiary or any direct or indirect parent company held by any current or former officer, director, employee or consultant of the Parent Guarantor or any of its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed €7,500,000 plus an amount equal to €7,500,000 multiplied by the number of years that have elapsed since the Issue Date; provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Capital Stock of the Parent Guarantor or a Restricted Subsidiary during such calendar year, in each case to members of management, directors or consultants of the Parent Guarantor, any of its Restricted Subsidiaries or any of its direct or indirect parent companies and (B) the cash proceeds of key man life insurance policies of the Parent Guarantor or a Restricted Subsidiary received by the Parent Guarantor or a Restricted Subsidiary after the Issue Date less any amount previously applied to the making of Restricted Payments pursuant to this clause (x), in each case, to the extent the cash proceeds have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.08(b)(iii)(B) or Section 4.08(c)(iii);

(xi)                              the declaration and payment by the Parent Guarantor of, or loans, advances, dividends or distributions to any parent company of the Parent Guarantor to pay, dividends on the common stock or common equity interests of the Parent Guarantor or any parent company following a Public Equity Offering, in an amount not to exceed in any fiscal year, 50% of aggregate Consolidated Adjusted Net Income on a cumulative basis during such fiscal year (the “Relevant Fiscal Year”); provided that such dividends shall be declared and paid no later than 180 days after the end of the Relevant Fiscal Year;

(xii)                           any Restricted Payment in connection with or in relation to or to permit or facilitate (including, but not limited to, payments to minority shareholders), directly or indirectly, the repayment, redemption, reduction, replacement or refinancing, in whole or in part, of the Senior PIK Notes; provided that (x) the Consolidated Leverage Ratio of the Parent Guarantor on a pro

forma basis after giving effect to any such Restricted Payment made pursuant to this clause (xii) but not including any Restricted Payment in connection with such repayment, redemption, reduction, replacement or refinancing made in reliance on Section 4.08(b) or another clause of Section 4.08(c) (other than this sub-clause (xii)) does not exceed 5.25 to 1.0; and (y) the Qualified Capital Stock of the Parent Guarantor or a holding company or a controlled affiliate thereof is listed on an international securities exchange; provided, further, that the total amount of Restricted Payments made pursuant to this clause (xii) shall not exceed the principal amount outstanding of the Senior PIK Notes on the Issue Date, plus the amount of all accreted interest thereon, plus all fees and expenses incurred in connection with such repayment, reduction, replacement or refinancing, less the total principal amount thereof repaid or redeemed with the proceeds received from the sale of such listed Capital Stock by the issuer of the Senior PIK Notes (or a parent entity or other affiliate thereof).

(xiii)                        Restricted Payments in an amount equal to the amount of Excluded Contributions made;

(xiv)                       the payment, purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt of the Parent Guarantor and its Restricted Subsidiaries pursuant to Section 4.09 and Section 4.11; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuers or the Parent Guarantor has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all such Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(xv)                          the declaration and payment of dividends to holders of any class or series of Redeemable Capital Stock Incurred in accordance with Section 4.06;

(xvi)                       dividends or other distributions of Capital Stock of Unrestricted Subsidiaries; and

(xvii)                    any other Restricted Payment; provided that the total aggregate amount of Restricted Payments made under this clause (xvii) does not exceed the greater of €125,000,000 and 1.5% of Total Assets.

The actions described in sub-clauses (i), (vi), (xi) and (xvii) of Section 4.08(c) are Restricted Payments that will be permitted to be made in accordance with this Section 4.08(c) but that reduce the amount that would otherwise be available for Restricted Payments under Section 4.08(b)(iii).

For purposes of determining compliance with this Section 4.08, in the event that a Restricted Payment meets the criteria of more than one of the categories described in sub-clauses (i) through (xvii) of Section 4.08(c), or is permitted pursuant to this Section 4.08, the Parent Guarantor and its Restricted Subsidiaries will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.08. The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

SECTION 4.09.             Limitation on Sale of Certain Assets.

(a)           The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(i)            the consideration the Parent Guarantor or such Restricted Subsidiary receives for such Asset Sale is not less than the Fair Market Value of the assets sold (as determined in good faith by the Parent Guarantor’s board of directors);

(ii)           at least 75% of the consideration the Parent Guarantor or such Restricted Subsidiary receives in respect of such Asset Sale consists of (A) cash (including any Net Cash Proceeds received from the conversion within 90 days of such Asset Sale of securities, notes or other obligations received in consideration of such Asset Sale); (B) Cash Equivalents; (C) the assumption by the purchaser of (x) the Parent Guarantor’s Debt or Debt of any Restricted Subsidiary (other than Subordinated Debt) as a result of which neither the Parent Guarantor nor any of the Restricted Subsidiaries remains obligated in respect of such Debt or (y) Debt of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if the Parent Guarantor and each other Restricted Subsidiary is released from any guarantee of such Debt as a result of such Asset Sale; (D) Replacement Assets; (E) any Designated Non-cash Consideration received by the Parent Guarantor or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (ii), not to exceed the greater of €100,000,000 and 1.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; or (F) a combination of the consideration specified in sub-clauses (A) to (E) of this Section 4.09(a)(ii); and

(iii)          the Parent Guarantor delivers an Officer’s Certificate to the Trustee certifying that such Asset Sale complies with the provisions described in sub-clauses (i) and (ii) of this Section 4.09(a).

(b)           If the Parent Guarantor or any Restricted Subsidiary consummates an Asset Sale, the Net Cash Proceeds from such Asset Sale, within 360 days after the consummation of such Asset Sale, may be used by the Parent Guarantor or such Restricted Subsidiary to (A) permanently repay or prepay any then outstanding (i) Debt of the Parent Guarantor or any Restricted Subsidiary (and to effect a corresponding commitment reduction if such Senior Debt is revolving credit borrowings) owing to a Person other than the Parent Guarantor or a Restricted Subsidiary to the extent secured by a Lien (ii) Debt of a Restricted Subsidiary that is not a Guarantor owing to a Person other than the Parent Guarantor or a Restricted Subsidiary or (iii) any other Pari Passu Debt other than the Existing Unsecured Notes, the New Unsecured Notes or any other unsecured Debt that is guaranteed on a subordinated basis (B) invest in any Replacement Assets, (C) acquire all or substantially all of the assets of, or any Capital Stock of, another Similar Business, if, after giving effect to any such acquisition of Capital Stock, the Similar Business is or becomes a Restricted Subsidiary, or (D) any combination of the foregoing; provided that in the case of sub-clause (B) of this Section 4.09(b), if the Parent Guarantor or such Restricted Subsidiary, as the case may be, has entered into a binding commitment in definitive form within such 360-day period to so apply such Net Cash Proceeds with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”), such binding commitment shall be treated as a permitted application of such Net Cash Proceeds; provided, further, that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied and after such initial 360-day period, then such Net Cash Proceeds shall constitute Excess Proceeds. The amount of such Net Cash Proceeds not so used as set forth in this Section 4.09(b)

constitutes “Excess Proceeds”. The Parent Guarantor may reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the terms of this Indenture.

(c)           The Parent Guarantor or the Issuers may also at any time, and the Parent Guarantor or the Issuers shall within 20 Business Days after the aggregate amount of Excess Proceeds exceeds €50,000,000, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders and from the holders of any Pari Passu Debt (which, in the case of Excess Proceeds which constitute proceeds from the sale or other disposition of Collateral, were secured by a Lien on such Collateral), to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in this Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as an integral multiple of €1,000 with respect to the Euro Notes and as an integral multiple of $1,000 with respect to the Dollar Notes) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

(d)           To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Parent Guarantor may use the amount of such Excess Proceeds not used to purchase the Notes and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased shall be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each Holder). Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

(e)           If the Parent Guarantor or the Issuers are obligated to make an Excess Proceeds Offer, the Parent Guarantor or the Issuers shall purchase the Notes and Pari Passu Debt, at the option of the holders thereof, in whole or in part (as an integral multiple of €1,000 with respect to the Euro Notes and an integral multiple of $1,000 with respect to the Dollar Notes), on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Excess Proceeds Offer is given to such holders, or such later date as may be required under the Exchange Act provided that Euro Notes of €100,000 and Dollar Notes of $200,000 will be purchased in full.

If the Parent Guarantor or the Issuers are required to make an Excess Proceeds Offer, the Parent Guarantor and the Issuers shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations, including any securities laws of Ireland and the requirements of any applicable securities exchange on which Notes or the Existing Ardagh Bonds are then listed. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.09, the Issuers shall comply with such securities laws and regulations and shall not be deemed to have breached their obligations described in this Section 4.09 by virtue thereof.

SECTION 4.10.             Limitation on Transactions with Affiliates.

(a)           The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service)

with, or for the benefit of, any Affiliate of the Parent Guarantor or any Restricted Subsidiary’s Affiliate involving aggregate consideration in excess of €25,000,000 unless:

(i)            such transaction or series of transactions is on terms that, taken as a whole, are not materially less favorable to the Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable arm’s-length transaction with third parties that are not Affiliates; and

(ii)           with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or provision of services, in each case having a value greater than €50,000,000, the Parent Guarantor shall deliver a resolution of its board of directors (set out in an Officer’s Certificate to the Trustee) resolving that such transaction complies with Section 4.10(a)(i) and that the fairness of such transaction has been approved by a majority of the Disinterested Directors (or in the event there is only one Disinterested Director, by such Disinterested Director) of the Parent Guarantor’s board of directors.

(b)           Notwithstanding the foregoing, the restrictions set forth in Section 4.10(a) will not apply to:

(i)            customary directors’ fees, indemnification and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees;

(ii)           any Restricted Payment not prohibited by Section 4.08 or the making of an Investment that is a Permitted Investment;

(iii)          the agreements and arrangements existing on the Issue Date and any amendment, modification or supplement thereto; provided that any such amendment, modification or supplement to the terms thereof is not more disadvantageous to the Holders and to the Parent Guarantor and the Restricted Subsidiaries, as applicable, in any material respect than the original agreement or arrangement as in effect on the Issue Date;

(iv)          any payments or other transactions pursuant to a tax sharing agreement between the Parent Guarantor and any other Person or a Restricted Subsidiary and any other Person with which the Parent Guarantor or any of its Restricted Subsidiaries file a consolidated tax return or with which the Issuers are part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation, provided, however, that any such payments do not exceed the amounts of such tax that would have been payable by the Parent Guarantor and its Restricted Subsidiaries on a stand-alone basis and the related tax liabilities of the Parent Guarantor and its Restricted Subsidiaries are relieved thereby;

(v)           transactions in the ordinary course of business with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person;

(vi)          the issuance of securities pursuant to, or for the purpose of the funding of, employment arrangements, stock options, and stock ownership plans, as long as the terms thereof are or have been previously approved by the Parent Guarantor’s board of directors;

(vii)         the granting and performance of registration rights for the Parent Guarantor’s securities;

(viii)        (A) issuances or sales of Qualified Capital Stock of the Parent Guarantor or Deeply Subordinated Funding and (B) any amendment, waiver or other transaction with respect to any Deeply Subordinated Funding in compliance with the other provisions of this Indenture;

(ix)          pledges by the Parent Guarantor or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary or a Permitted Joint Venture securing Debt owing by such Unrestricted Subsidiary or a Permitted Joint Venture;

(x)           transactions with a joint venture made in the ordinary course of business;

(xi)          transactions between or among the Parent Guarantor and the Restricted Subsidiaries or between or among Restricted Subsidiaries;

(xii)         transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Parent Guarantor or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Parent Guarantor or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(xiii)        any transaction effected as part of a Permitted Receivables Financing;

(xiv)        pledges of equity interests of Unrestricted Subsidiaries; and

(xv)         any employment agreement, consultancy agreement or employee benefit arrangement with any employee, consultant, officer or director of the Parent Guarantor or any Restricted Subsidiary, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business.

SECTION 4.11.             Purchase of Notes upon a Change of Control.

(a)           If a Change of Control occurs at any time, then the Issuers or the Parent Guarantor shall make an offer (a “Change of Control Offer”) to each Holder to purchase such Holder’s Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant regular Record Dates that are prior to the Change of Control Purchase Date to receive interest due on an Interest Payment Date).

(b)           Within 30 days following any Change of Control, the Issuers or the Parent Guarantor shall:

(i)            cause a notice of the Change of Control Offer to be:

(A)          delivered to holders of the Notes electronically or mailed by first-class mail, postage prepaid; and

(B)          if at the time of such notice the Notes are listed on the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, published in The Irish Times

(or another leading newspaper of general circulation in Ireland or, to the extent and in the manner permitted by the rules of the Irish Stock Exchange, posted on the official website of the Irish Stock Exchange (www.ise.ie)); and

(ii)           send notice of the Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Security Register, which notice shall state:

(A)          that a Change of Control has occurred, and the date it occurred;

(B)          the circumstances and relevant facts regarding such Change of Control (including, but not limited to, applicable information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control);

(C)          the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a Business Day no earlier than 10 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act and any applicable securities laws or regulations;

(D)          that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date unless the Change of Control Purchase Price is not paid;

(E)           that any Note (or part thereof) not tendered shall continue to accrue interest; and

(F)           any other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance (which procedures may also be performed at the office of the paying agent in Ireland as long as the Notes are listed on the Irish Stock Exchange).

(c)           On the Change of Control Purchase Date, the Issuers shall, to the extent lawful:

(i)            accept for payment all Notes or portions thereof (equal to, in the case of Dollar Notes, $200,000 or an integral multiple of $1,000 in excess thereof, and, in the case of Euro Notes, €100,000 or an integral multiple of €1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(ii)           deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered; and

(iii)          deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

(d)           The Paying Agent shall promptly mail to each Holder that has properly tendered its Notes pursuant to the Change of Control Offer an amount equal to the Change of Control Purchase Price for such Notes and the Trustee shall itself or via the authenticating agent promptly authenticate and mail (or cause to be transferred by book-entry) to each such Holder a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Euro Note shall be in a principal amount of €100,000 and in integral multiples of €1,000 in excess thereof and each such new Dollar Note shall be in a principal amount of $200,000 and in integral multiples of $1,000 in excess thereof.

(e)           If the Change of Control Purchase Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

(f)            Neither the Issuers nor the Parent Guarantor shall be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Issuers or the Parent Guarantor and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g)           The Issuers and the Parent Guarantor shall comply with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuers and the Parent Guarantor shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue of such conflict.

(h)           Notwithstanding anything to the contrary contained in this Section 4.11, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

SECTION 4.12.             Additional Amounts.

(a)           All payments that the Issuers make under or with respect to the Notes or that the Guarantors make under or with respect to the Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied on such payments by or on behalf of any jurisdiction (other than the United States, any state thereof or the District of Columbia) in which any Issuer or Guarantor is organized, resident or doing business for tax purposes or from or through which any of the foregoing (or its agents, including the Paying Agent) makes any payment on the Notes or by or within any department, political subdivision or governmental authority of or in any of the foregoing having power to tax (each, a “Relevant Taxing Jurisdiction”), unless such Issuer or Guarantor or other applicable withholding agent, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If an Issuer, Guarantor or other applicable withholding agent is required to withhold or deduct any amount for or on account of Taxes imposed or levied on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or any Guarantee, such Issuer or Guarantor, as the case may be, shall pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the Notes after such withholding or deduction (including any withholding or deduction in respect of any Additional Amounts) will not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted.

(b)           None of the Issuers or Guarantors shall, however, pay Additional Amounts in respect or on account of:

(i)            any Taxes, to the extent such Taxes are imposed or levied by a Relevant Taxing Jurisdiction by reason of the Holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction (other than the mere receipt, ownership, holding or disposition of the Notes, or by reason of the receipt of any payments in respect of any Notes or any Guarantee, or the exercise or enforcement of rights under any Notes or any Guarantee);

(ii)           any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of the Notes, following the Issuers’ written request addressed to the Holder or beneficial owner, to comply with any certification, identification, information or other reporting requirements (to the extent such holder or beneficial owner is legally eligible to do so), whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, such Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii)          any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv)          any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Guarantee;

(v)           any Tax imposed on or with respect to any payment by any of the Issuers or Guarantors to the Holder if such Holder is a fiduciary or partnership or Person other than the sole beneficial owner of such payment to the extent that such Taxes would not have been imposed on such payment had such beneficial owner been the holder of such Note;

(vi)          any Tax that is imposed on or with respect to a payment made to a Holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another paying agent in a member state of the European Union;

(vii)         any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(viii)        any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such Directive;

(ix)          any U.S. federal withholding Taxes or equivalent thereof imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986 as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or other official administrative interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code of 1986 as of the Issue Date (or any amended or successor version described above), and including (for the avoidance of doubt) any intergovernmental agreements (and any law, regulation, rule or practice implementing any such intergovernmental agreement) in respect of the foregoing; or

(x)           any combination of the foregoing.

(c)           The Issuers and the Guarantors, if the applicable withholding agent, shall (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(d)           At least 30 calendar days prior to each date on which any payment under or with respect to the Notes or any Guarantee is due and payable, if the Issuers or any Guarantor shall be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes or any Guarantee is due and payable, in which case it will be promptly thereafter), the Issuers shall deliver to the Trustee, with a copy to the Paying Agent, an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the Paying Agent to pay such Additional Amounts to the Holders on the payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuers shall promptly publish a notice in accordance with Section 12.02 stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

In addition, the Issuers or any Guarantor, as the case may be, shall pay any present or future stamp, issuance, registration, court, documentary, excise or property taxes or other similar taxes, charges and duties, including, without limitation, interest, penalties and other similar liabilities with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of (i) the execution, issue, delivery or registration of the Notes or any Guarantee or any other document or instrument referred to thereunder, or (ii) the receipt of any payments under or with respect to, or enforcement of, the Notes or any Guarantee.

Upon written request, any of the Issuers or a Guarantor will furnish to the Trustee or a Holder within a reasonable time certified copies of tax receipts evidencing any payment by such Issuer or Guarantor (as the case may be) of any Taxes imposed or levied by a Relevant Taxing Jurisdiction, in accordance with the procedures described in Section 12.02, in such form as provided in the normal course by the taxing authority imposing such Taxes. If, notwithstanding the efforts of such Issuer or Guarantor to obtain such receipts, the same are not obtainable, such Issuer or Guarantor will provide the Trustee or such Holder with other evidence reasonably satisfactory to the Trustee or holder of such payments by such Issuer or Guarantor. If requested by the Trustee, the Issuers and (to the extent necessary) any Guarantors will provide to the Trustee such information as may be reasonably available to such Issuer and the Guarantors (and not otherwise in the possession of the Trustee) to enable determination of the amount of any withholding Taxes attributable to any particular Holder(s).

(e)           Whenever this Indenture or the Notes refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note (including payments thereof made pursuant to a Guarantee), such reference includes the payment of Additional Amounts, if applicable.

(f)            This Section 4.12 will survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction (other than the United States, any state thereof or the District of Columbia) in which any successor Person to any of the Issuers or Guarantors is organized, resident or doing business for tax purposes or any jurisdiction from or through which any such person (or its agents, including the Paying Agent) makes any payment on the Notes (or any Guarantee) and any department, political subdivision or governmental authority of or in any of the foregoing having the power to tax.

SECTION 4.13.             Additional Intercreditor Agreements.

(a)           At the request and direction of the Parent Guarantor and without the consent of the Holders, in connection with the Incurrence by the Parent Guarantor or its Restricted Subsidiaries of any Permitted Debt, the Parent Guarantor, the relevant Restricted Subsidiaries, the Trustee and the Security Agent shall enter into with the Holders (or their duly authorized representatives) an intercreditor agreement (an “Additional Intercreditor Agreement”) or a restatement, amendment or other modification of the existing Intercreditor Agreement, in each case on substantially the same terms as the Intercreditor Agreement or on terms not violating the terms of this Indenture (for such matters covered by this Indenture) or terms not affecting adversely the rights of the Holders of the Notes in material respects (for such matters not covered by this Indenture), including containing substantially the same terms with respect to release of Guarantees and priority and release of the Security Interests; provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Trustee or Security Agent under this Indenture or the Intercreditor Agreement.

(b)           At the request and direction of the Parent Guarantor and without the consent of the Holders, the Trustee and the Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement to: (i) cure any ambiguity, omission, defect or inconsistency of any such agreement, (ii) increase the amount or types of Debt covered by any such agreement that may be Incurred by an Issuer or a Guarantor that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Debt ranking junior in right of payment to the Notes), (iii) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement, (iv) further secure the Notes (including Additional Notes), (v) make provision for equal and ratable pledges of the Collateral to secure Additional Notes, (vi) implement any Permitted Collateral Liens, (vii) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof or (viii) make any other change to any such agreement that does not violate the terms of this Indenture. The Parent Guarantor shall not otherwise direct the Trustee or the Security Agent to enter into any amendment to any Intercreditor Agreement without the consent of the Holders of the majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted below under Article Nine, and the Parent Guarantor may only direct the Trustee and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement.

(c)           In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Trustee (and Security Agent, if applicable) shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.08.

(d)           Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described in this Section 4.13) and to have directed the Trustee or Security Agent, as applicable, to enter into any such Additional Intercreditor Agreement. The Issuers shall make a copy of the Intercreditor Agreement or any Additional Intercreditor Agreement available for inspection by Holders during normal business hours on any Business Day upon prior written request at the offices of the Listing Agent.

SECTION 4.14.             Additional Subsidiary Guarantees and Security Interests.

(a)           On or prior to the 90th day following the Issue Date and subject to the Agreed Security Principles, the Parent Guarantor shall ensure that each of the Subsidiaries of the Parent Guarantor (other than the Issuers) that is a guarantor of the Existing Ardagh Bonds and entities owning, in whole or in part, the Acquired Business (except in Spain, France and Brazil) shall become a Guarantor and, in connection therewith, cause such Subsidiary and entities to deliver such agreements, instruments, certificates and opinions of counsel that may be reasonably requested by the Trustee.

(b)           On or prior to the 90th day following the Issue Date and subject to the Agreed Security Principles, the Parent Guarantor shall ensure that the Parent Guarantor and each of its Subsidiaries which has granted Liens over its assets in favor of the Existing Secured Notes enters into one or more security documents under which Liens in such assets are granted in favor of the Holders, the Trustee (on behalf of itself and the Holders) and/or the Security Agent (on behalf of itself, the Trustee and the Holders), as applicable.

(c)           On or prior to the 90th day following the Issue Date and subject to the Agreed Security Principles, the Parent Guarantor shall ensure that the Acquired Business enters into one or more security documents under which it grants Liens in its material properties in favor of the Holders, the Trustee (on its own behalf and on behalf of the Holders) and/or the Security Agent (on behalf of itself, the Trustee and the Holders), as applicable, and in connection therewith, cause such Subsidiary to deliver such agreements, instruments, certificates and opinions of counsel that may be reasonably requested by the Trustee.

SECTION 4.15.             Limitation on Guarantees of Debt by Restricted Subsidiaries.

(a)           The Parent Guarantor shall not permit any Restricted Subsidiary that is not an Issuer or a Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Pari Passu Debt or Subordinated Debt of either Issuer (other than the Notes), the Parent Guarantor or any Subsidiary Guarantor, unless:

(i)            such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary on the same terms as the guarantee of such Debt; and

(ii)           with respect to any guarantee of Subordinated Debt by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes.

This clause (a) shall not be applicable to any guarantees of any Restricted Subsidiary:

(A)          existing on the Issue Date, guaranteeing Debt under Credit Facilities permitted to be Incurred pursuant to sub-clauses (ii) and (xiii) of Section 4.06(b) or guaranteeing Debt in an aggregate principal amount that is less than €75,000,000;

(B)          that existed at the time such Person became a Restricted Subsidiary if the guarantee was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(C)          given to a bank or trust company having combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating, at the time such guarantee was given, of at least BBB+ or the equivalent thereof by S&P and at least Baa1 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Parent Guarantor’s benefit or that of any Restricted Subsidiary.

(b)           Notwithstanding the foregoing, any Guarantee of the Notes created pursuant to the provisions described in Section 4.15(a) above may provide by its terms that it will be automatically and unconditionally released and discharged upon:

(i)            any sale, exchange or transfer, to any Person who is not the Parent Guarantor or a Restricted Subsidiary of all of the Capital Stock owned by the Parent Guarantor and its other Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture); or

(ii)           (with respect to any Guarantee created after the Issue Date) the release by the Holders of the applicable Issuer’s, the Parent Guarantor’s or the Subsidiary Guarantor’s Debt described in Section 4.15(a) above, of their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all Obligations under such Debt other than as a result of payment under such Guarantee), at a time when:

(A)          no other Debt of either Issuer, the Parent Guarantor or any Subsidiary Guarantor has been guaranteed by such Restricted Subsidiary; or

(B)          the holders of all such other Debt that is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all Obligations under such Debt other than as a result of payment under such Guarantee); or

(iii)          the release of the Guarantees on the terms and conditions and in the circumstances described in Section 10.03.

(c)           Notwithstanding the foregoing, the Parent Guarantor shall not be obligated to cause any such Restricted Subsidiary to guarantee the Notes to the extent that such Guarantee would reasonably be expected to give rise to or result in (A) any violation of applicable law, rule, regulation or order that cannot be avoided or otherwise prevented through measures reasonably available to the Parent Guarantor or such Restricted Subsidiary, (B) personal liability for the officers, directors or shareholders of such Restricted Subsidiary or (C) any significant cost, expense, liability or obligation (including with respect to any Taxes but excluding any reasonable guarantee or similar fee payable to the Parent Guarantor or a Restricted Subsidiary) other than any governmental or regulatory filings required as a result of, or any measures pursuant to sub-clause (A) of this Section 4.15(c) undertaken in connection with, such Guarantee, which cannot be avoided through measures reasonably available to the Parent Guarantor or the Restricted Subsidiary; provided, however, that any Restricted Subsidiary who directly or indirectly, guarantees, assumes or in any other manner become liable for the payment of any obligations under the Existing Ardagh Bonds shall also be required to Guarantee payment of the Notes on the same terms as the guarantee of such obligations.

(d)           Each such additional Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose and corporate benefit, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

SECTION 4.16.             Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)           The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i)            pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii)           pay any Debt owed to the Parent Guarantor or any other Restricted Subsidiary;

(iii)          make loans or advances to the Parent Guarantor or any other Restricted Subsidiary; or

(iv)          transfer any of its properties or assets to the Parent Guarantor or any other Restricted Subsidiary.

(b)           The provisions of Section 4.16(a) shall not apply to:

(i)            encumbrances and restrictions imposed by the Notes, the Existing Ardagh Bonds, the New Unsecured Notes, this Indenture, any Credit Facility, the indentures governing the Existing Ardagh Bonds, the Intercreditor Agreement (or any Additional Intercreditor Agreement), the Senior PIK Notes and the security documents related thereto or by other indentures or agreements governing other Debt Incurred ranking equally with the Notes;

(ii)           any customary encumbrances or restrictions created under any agreements with respect to Debt of the Parent Guarantor or any Restricted Subsidiary permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 4.06, including encumbrances or restrictions imposed by Debt permitted to be Incurred under Credit Facilities or any guarantees thereof in accordance with Section 4.06; provided that such agreements do not prohibit the payment of interest with respect to the Notes or the Guarantees absent a default or event of default under such agreement;

(iii)          encumbrances or restrictions contained in any agreement in effect on the Issue Date (other than an agreement described in another sub-clause of this Section 4.16(b));

(iv)          with respect to restrictions or encumbrances referred to in Section 4.16(a)(iv), encumbrances and restrictions that restrict in a customary manner the subletting, assignment or transfer of any properties or assets that are subject to a lease, license, conveyance or other similar agreement to which the Parent Guarantor or any Restricted Subsidiary is a party;

(v)           encumbrances or restrictions contained in any agreement or other instrument of a Person (including its Subsidiaries), acquired by the Parent Guarantor or any Restricted Subsidiary in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (including its Subsidiaries);

(vi)          encumbrances or restrictions contained in contracts for sales of Capital Stock or assets permitted by the provisions of Section 4.09 with respect to the assets or Capital Stock to be sold pursuant to such contract or in customary merger or acquisition agreements (or any option to enter into such contract) for the purchase or acquisition of Capital Stock or assets or any of the Parent Guarantor’s Subsidiaries by another Person;

(vii)         with respect to restrictions or encumbrances referred to in Section 4.16(a)(iv), any customary encumbrances or restrictions pertaining to any asset or property subject to a Lien to the extent set forth in the security document or any related document governing such Lien;

(viii)        encumbrances or restrictions imposed by applicable law or regulation or by governmental licenses, concessions, franchises or permits;

(ix)          encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(x)           customary limitations on the distribution or disposition of assets or property in joint venture agreements entered into the ordinary course of business and in good faith by any Restricted Subsidiary; provided that such encumbrance or restriction is applicable only to such Restricted Subsidiary and its Subsidiaries;

(xi)          in the case of Section 4.16(a)(iv), customary encumbrances or restrictions in connection with purchase money obligations, mortgage financings and Capitalized Lease Obligations for property acquired in the ordinary course of business;

(xii)         any encumbrance or restriction arising by reason of customary non-assignment provisions in agreements;

(xiii)        encumbrances or restrictions with respect to any Permitted Receivables Financing; provided that such encumbrances or restrictions are customarily required by the institutional sponsor or arranger of such Permitted Receivables Financing in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof;

(xiv)        encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to a Permitted Joint Venture;

(xv)         encumbrances or restrictions Incurred in accordance with Section 4.07; or

(xvi)        any encumbrances or restrictions existing under any agreement that extends, renews, amends, modifies, restates, supplements, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing sub-clauses (i) through (xv); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable, taken as a whole, to the Holders of the Notes than those under or pursuant to the agreement so extended, renewed, amended, modified, restated, supplemented, refunded, refinanced or replaced.

SECTION 4.17.             Designation of Unrestricted and Restricted Subsidiaries.

(a)           The Parent Guarantor’s board of directors may designate any Subsidiary (including newly acquired or newly established Subsidiaries) to be an “Unrestricted Subsidiary” only if no Default has occurred and is continuing at the time of or after giving effect to such designation.

(b)           In the event of any designation of a Subsidiary as an Unrestricted Subsidiary in accordance with this Section 4.17, the Parent Guarantor shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 4.08 for all purposes of this Indenture in an amount equal to the greater of (i) the net book value of the Parent Guarantor’s interest in such Subsidiary calculated in accordance with IFRS or (ii) the Fair Market Value of the Parent Guarantor’s interest in such Subsidiary.

(c)           The Parent Guarantor’s board of directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if:

(i)            no Default or Event of Default has occurred and is continuing at the time of or will occur and be continuing after giving effect to such designation; and

(ii)           (x) the Parent Guarantor could Incur at least €1.00 of additional Debt (pursuant to Section 4.06(a)) or (y) the Fixed Charge Coverage Ratio would not be less than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.

(d)           Any designation of a Subsidiary as an Unrestricted Subsidiary or Restricted Subsidiary by the Parent Guarantor’s board of directors in accordance with this Section 4.17 shall be evidenced to the Trustee by filing a resolution of the Parent Guarantor’s board of directors with the Trustee giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions, and giving the effective date of such designation. Any such filing with the Trustee must occur within 45 days after the end of the Parent Guarantor’s fiscal quarter in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Parent Guarantor’s fiscal year, within 90 days after the end of such fiscal year).

SECTION 4.18.             Payment of Taxes and Other Claims. The Parent Guarantor shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon (i) the Parent Guarantor or any such Subsidiary, (ii) the income or profits of any such Subsidiary which is a corporation or (iii) the property of the Parent Guarantor or any such Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Parent Guarantor or any such Subsidiary; provided that the Parent Guarantor shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings or for which adequate reserves have been established.

SECTION 4.19.             Reports to Holders. So long as any Notes are outstanding, the Issuers or the Parent Guarantor shall furnish to the Trustee:

(a)           within 120 days after the end of each of the Parent Guarantor’s fiscal year’s annual reports containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to such financial statements and the report of the Parent Guarantor’s independent auditors on the financial statements; (b) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; (c) a description of the business and management of the Parent Guarantor; and (d) material recent developments to the extent not previously reported;

(b)           within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Parent Guarantor’s quarterly reports containing the following information: (a)

an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the quarterly and year-to-date periods ending on the unaudited condensed balance sheet date, and the comparable prior year periods for the Parent Guarantor, together with condensed footnote disclosure; (b) operating and financial review of the unaudited financial statements, including a discussion of the consolidated financial condition and results of operations of the Parent Guarantor and any material change between the current quarterly period and the corresponding period of the prior year; and (c) material recent developments to the extent not previously reported; and

(c)           promptly after the occurrence of any material acquisition, disposition or restructuring of the Parent Guarantor and the Restricted Subsidiaries, taken as a whole, or any change of the entire board of directors, chairman of the board of directors, chief executive officer or chief financial officer at the Parent Guarantor or change in auditors of the Parent Guarantor, a press release containing a description of such event.

In addition, the Issuers or the Parent Guarantor shall furnish to the Holders and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Exchange Act by Persons who are not “affiliates” under the Securities Act.

The Issuers or the Parent Guarantor shall also make available copies of all reports furnished to the Trustee (a) on the website of the Ardagh group of companies and (b) through the newswire service of Bloomberg, or, if Bloomberg does not then operate, any similar agency.

SECTION 4.20.             Further Instruments and Acts. Upon request of the Trustee or the Security Agent (but without imposing any duty or obligation of any kind on the Trustee or the Security Agent to make any such request), the Issuers and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.21.             Security Confirmations. In connection with the issuance of any Additional Notes, the Issuers and the Parent Guarantor shall, and the Parent Guarantor shall cause its Subsidiaries to, take those steps in certain jurisdictions (the “Security Confirmations”) that are taken as a matter of market practice to provide that the Notes then outstanding continue to benefit from the Collateral and the Security Documents and that the Additional Notes will benefit to the extent legally possible from the Collateral and the Security Documents. To the extent any Security Confirmations have not been effected on the date of issuance of the Additional Notes, subject to the Agreed Security Principles, the Issuers and the Parent Guarantor shall, and the Parent Guarantor shall cause its Subsidiaries to, use commercially reasonable efforts to effect such Security Confirmations as soon as practicable.

SECTION 4.22.             Suspension of Covenants . If on any date following the Issue Date, the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until the Reversion Date, the provisions of Sections 4.06, 4.08, 4.09, 4.10, 4.15 and 4.16 and the provisions of Section 5.01(b)(iii) and, in each case, any related default provision of this Indenture will cease to be effective and will not be applicable to the Parent Guarantor and its Restricted Subsidiaries. Such Sections and any related default provisions shall apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such Sections shall not, however, be of any effect with regard to actions of the Parent Guarantor properly taken during the continuance of the Suspension Event, and Section 4.08 shall be interpreted as if it has been in effect since the date of this Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while Section 4.08 was suspended. On the Reversion

Date, all Debt Incurred during the continuance of the Suspension Event shall be classified, at the Parent Guarantor’s option, as having been Incurred pursuant to Section 4.06(a) or one of the sub-clauses set forth in Section 4.06(b) (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Event and outstanding on the Reversion Date). To the extent such Debt shall not be so permitted to be incurred under Section 4.06(a) or Section 4.06(b), such Debt shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.06(b)(iii).

ARTICLE FIVE
CONSOLIDATION, MERGER AND SALE OF ASSETS

SECTION 5.01.             Consolidation, Merger and Sale of Assets.

(a)           The Parent Guarantor shall not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of, or take any action pursuant to any resolution passed by the Parent Guarantor’s board of directors or shareholders with respect to a demerger or division pursuant to which the Parent Guarantor would dispose of, all or substantially all of the Parent Guarantor’s properties and assets (other than Capital Stock, Debt or other securities of any Unrestricted Subsidiary) to any other Person or Persons and the Parent Guarantor shall not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets (other than Capital Stock, Debt or other securities of any Unrestricted Subsidiary) of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons.

(b)           Section 5.01(a) shall not apply if:

(i)            at the time of, and immediately after giving effect to, any such transaction or series of transactions, either the Parent Guarantor will be the continuing corporation or the Person (if other than the Parent Guarantor) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of the Parent Guarantor and the Restricted Subsidiaries on a consolidated basis has been made (the “Surviving Entity”):

(A)          will be a corporation duly incorporated and validly existing under the laws of any member state of the European Union or the European Economic Area, the United States of America, any state thereof, the District of Columbia, Canada, Switzerland, Australia or Bermuda; and

(B)          expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, the Parent Guarantor’s obligations under the Notes and this Indenture and will assume the Parent Guarantor’s obligations under the Security Documents, and the Notes, this Indenture and the Security Documents shall remain in full force and effect as so supplemented;

(ii)           immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Obligation of the Parent Guarantor or any Restricted Subsidiary Incurred in connection with or as a result of such transaction or series of transactions as having been Incurred by the Parent Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(iii)          immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter fiscal period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Parent Guarantor (or the Surviving Entity if the Parent Guarantor is not the continuing obligor under this Indenture) could Incur at least €1.00 of additional Debt under the provisions of Section 4.06;

(iv)          any Subsidiary Guarantor, unless it is the other party to the transactions described in this Section 5.01, shall have by supplemental indenture confirmed that its Guarantee will apply to such Person’s obligations under this Indenture and the Notes;

(v)           the Liens on Collateral shall remain in full force and effect securing the Notes and the Guarantees, as applicable; and

(vi)          the Parent Guarantor or the Surviving Entity shall have delivered to the Trustee, in form and substance satisfactory to the Trustee, an Officer’s Certificate (attaching the computations to demonstrate compliance with Section 5.01(b)(iii)) and an opinion of independent counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of this Indenture and that this Indenture and the Notes constitute legal, valid and binding obligations of the continuing person, enforceable in accordance with their terms.

(c)           Notwithstanding anything to the contrary set forth above, the Parent Guarantor may designate any Person as a successor parent guarantor (the “Successor Parent Guarantor”), provided that the Parent Guarantor could have merged or amalgamated into such Person in accordance with the provisions hereof, at the time of, and immediately after giving effect to such designation; provided further than such Successor Parent Guarantor expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, the Parent Guarantor’s obligations under the Notes and this Indenture.

(d)           The Surviving Entity or Successor Parent Guarantor, as applicable, shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under this Indenture, but, in the case of a lease of all or substantially all of the Parent Guarantor’s assets or in the case of the designation of a Successor Parent Guarantor in accordance with Section 5.01(c), the Parent Guarantor shall not be released from the obligation to pay the principal of, premium, if any, and interest, on the Notes.

(e)           Nothing in this Indenture shall prevent (i) any Restricted Subsidiary from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Parent Guarantor or any other Restricted Subsidiary or (ii) any Subsidiary Guarantor from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Parent Guarantor, either Issuer or another Subsidiary Guarantor (and upon any such transfer, the Guarantee of the transferring Subsidiary Guarantor shall automatically be released) or (iii) the Parent Guarantor from appointing any Person as Successor Parent Guarantor, provided that such appointment is made in accordance with Section 5.01(c) above; provided further that if such Restricted Subsidiary is a party to any of the Security Documents, arrangements satisfactory to the Trustee are made to maintain the Lien on Collateral granted under such Security Documents.

The Parent Guarantor shall publish a notice of any consolidation, merger or sale of assets described in Section 5.01(a) in accordance with Section 12.02 and, so long as the rules of the Irish Stock Exchange so require, notify such exchange of any such consolidation, merger or sale.

SECTION 5.02.             Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Parent Guarantor in accordance with Section 5.01 of this Indenture, any Surviving Entity formed by such consolidation or into which the Parent Guarantor is merged or to which such sale, conveyance, transfer, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under this Indenture with the same effect as if such Surviving Entity had been named as the Parent Guarantor herein; provided that the Parent Guarantor shall not be released from its obligation to pay the principal of, premium, if any, or interest and Additional Amounts, if any, on the Notes in the case of a lease of all or substantially all of its property and assets.

ARTICLE SIX
DEFAULTS AND REMEDIES

SECTION 6.01.             Events of Default.

(a)           “Event of Default”, wherever used herein, means any of the following events:

(i)            a default for 30 days in the payment when due of any interest or any Additional Amounts on any Note; or

(ii)           default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise); or

(iii)          failure to comply with the provisions of Article Five; or

(iv)          failure to comply with any covenant or agreement of the Parent Guarantor or of any Restricted Subsidiary that is contained herein or any Guarantees (other than specified in sub-clause (i), (ii) or (iii) of this Section 6.01(a)) and such failure continues for a period of 60 days or more, in each case after the written notice specified in Section 6.02(a); or

(v)           default under the terms of any instrument evidencing or securing the Debt of the Parent Guarantor or any Restricted Subsidiary having an outstanding principal amount in excess of €75,000,000, in each case, individually or in the aggregate, if that default: (x) results in the acceleration of the payment of such Debt or (y) is caused by the failure to pay such Debt at final maturity thereof after giving effect to the expiration of any applicable grace periods and other than by regularly scheduled required prepayment, and such failure to make any payment has not been waived or the maturity of such Debt has not been extended, and in either case the total amount of such Debt unpaid or accelerated exceeds €75,000,000 or its equivalent at the time; or

(vi)          any Guarantee ceases to be, or shall be asserted in writing by any Guarantor, or any Person acting on behalf of any Guarantor, not to be in full force and effect or enforceable in accordance with its terms (other than as provided for in this Indenture, any Guarantee, the Intercreditor Agreement or any Additional Intercreditor Agreement); or

(vii)         the Security Interests purported to be created under any Security Document will, at any time, cease to be in full force and effect and constitute a valid and perfected Lien with the priority required by the applicable Security Document, the Intercreditor Agreement and/or any Additional Intercreditor Agreement with respect to Collateral having a Fair Market Value in excess of €75,000,000 for any reason other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or in accordance with the terms of the Intercreditor Agreement and/or any Additional Intercreditor Agreement, or any Security Interest purported to be created thereunder is declared invalid or unenforceable or the Parent Guarantor or any Subsidiary Guarantor granting Collateral the subject of any such Security Interest asserts, in any pleading in any court of competent jurisdiction, that any such Security Interest is invalid or unenforceable and (but only in the event that such failure to be in full force and effect or such assertion is capable of being cured without imposing any new hardening period, in equity or at law, that such Security Interest was not otherwise subject immediately prior to such failure or assertion) such failure to be in full force and effect or such assertion has continued uncured for a period of 15 days; or

(viii)        one or more final judgments, orders or decrees (not subject to appeal and not covered by insurance) shall be rendered against the Parent Guarantor or any Material Subsidiary, either individually or in an aggregate amount, in excess of €75,000,000 or its equivalent at the time, and either a creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment, order or decree was not (by reason of pending appeal or otherwise) in effect; or

(ix)          the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Parent Guarantor or any Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Parent Guarantor or any Material Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Parent Guarantor or any Material Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Parent Guarantor or any Material Subsidiary or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 100 consecutive days; or

(x)           (A) the Parent Guarantor or any Material Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, (B) the Parent Guarantor or any Material Subsidiary consents to the entry of a decree or order for relief in respect of the Parent Guarantor or such Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or, (C) the Parent Guarantor or any Material Subsidiary (x) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Parent Guarantor or such Material Subsidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due.

(b)           If a Default or an Event of Default occurs and is continuing and is known to a responsible officer of the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 15 Business Days after its occurrence by registered or certified mail or facsimile transmission of an

Officer’s Certificate specifying such event, notice or other action, its status and what action the Issuers are taking or proposes to take with respect thereto. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, and Additional Amounts or interest on any Notes, the Trustee may withhold the notice to the Holders of such Notes if its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall not be deemed to have knowledge of a Default unless a Trust Officer has actual knowledge of such Default. The Issuers and the Parent Guarantor shall also notify the Trustee within 15 Business Days of the occurrence of any Default stating what action, if any, they are taking with respect to that Default.

SECTION 6.02.             Acceleration.

(a)           If an Event of Default with respect to the Notes (other than an Event of Default specified in clauses (ix) or (x) of Section 6.01(a)) occurs and is continuing, the Trustee or the Holders of not less than 30% in aggregate principal amount of the Notes then outstanding by written notice to the Issuers and the Parent Guarantor (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders shall, declare the principal amount of, premium, if any, and any Additional Amounts and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable.

(b)           If an Event of Default specified in clauses (ix) or (x) of Section 6.01(a) occurs and is continuing, then the principal amount of, premium, if any, and Additional Amounts and accrued and unpaid interest on all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c)           At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuers, the Parent Guarantor and the Trustee, may rescind and annul such declaration of acceleration and its consequences if:

(i)            the Parent Guarantor or either Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A)          all overdue interest and Additional Amounts, if any, on all Notes then outstanding;

(B)          all unpaid principal of and premium, if any, on any outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(C)          to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes; and

(D)          all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii)           the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii)          all Events of Default, other than the non-payment of amounts of principal of, premium, if any, and any Additional Amounts and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(d)           In the event of a declaration of acceleration of the Notes because an Event of Default as described in Section 6.01(a)(v) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(v) shall be remedied or cured, or waived by the holders of the Debt that gave rise to such Event of Default, or such Debt shall have been discharged in full, within 20 days after the Event of Default arose and if (1) the annulment of the acceleration (if applicable) of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, including Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

SECTION 6.03.             Other Remedies. If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy. Subject to the Intercreditor Agreement or any Additional Intercreditor Agreement, the Trustee may direct the Security Agent to take enforcement action with respect to the Collateral if any amount is declared or becomes due and payable pursuant to Section 6.02 (but not otherwise).

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee, and all rights of action and claims under the Security Documents may be prosecuted or enforced under the Security Documents by the Security Agent (in consultation with the Trustee, where appropriate), without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee or the Security Agent shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee or the Security Agent, their agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

SECTION 6.04.             Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, by written notice to the Trustee, on behalf of the Holders of all the Notes, waive any past Default hereunder and its consequences, except a Default:

(a)           in the payment of the principal of, premium, if any, Additional Amounts, if any, or interest on any Note; or

(b)           in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the holders of 90% of the outstanding Notes.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 6.05.             Control by Majority. The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided that:

(a)           the Trustee may refuse to follow any direction that conflicts with law, this Indenture or that the Trustee determines, without obligation, in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction;

(b)           the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; and

(c)           the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

SECTION 6.06.             Limitation on Suits. A Holder may not institute any proceedings or pursue any remedy with respect to this Indenture or the Notes unless:

(a)           the Holders of at least 30% in aggregate principal amount of outstanding Notes shall have made a written request to the Trustee to pursue such remedy;

(b)           such Holder or Holders offer the Trustee indemnity and/or security (including by way of pre-funding) reasonably satisfactory to the Trustee against any costs, liability or expense;

(c)           the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity and/or security (including by way of pre-funding); and

(d)           during such 30-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

The limitations in the foregoing provisions of this Section 6.06, however, do not apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, Additional Amounts, if any, or interest, if any, on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over another Holder.

SECTION 6.07.             Unconditional Right of Holders to Bring Suit for Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcement of payment of principal, premium, if any, Additional Amounts, if any, and interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed in the Notes shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.             Collection Suit by Trustee. The Issuers covenant that if default is made in the payment of:

(a)           any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b)           the principal of (or premium, if any, on) any Note at the Maturity thereof,

the Issuers shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), Additional Amounts, if any and interest, and interest on any overdue principal (and premium, if any) and Additional Amounts, if any and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.05 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Issuers fail to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuers or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuers or any other obligor upon the Notes, wherever situated.

SECTION 6.09.             Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the properly Incurred compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.05) and the Holders allowed in any judicial proceedings relative to any of the Issuers or Guarantors, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the properly Incurred compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.05. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.05 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money securities and other properties which the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.             Application of Money Collected. If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST:                                                        to the Trustee, any Agent, and the Security Agent for amounts due under Section 7.05;

SECOND:                                         to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, interest, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, respectively; and

THIRD:                                                   to the Issuers, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 30 days before such record date, the Issuers shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid. This Section 6.10 is subject at all times to the provisions set forth in Section 11.02.

Notwithstanding the foregoing, the Security Agent shall apply the proceeds of the Collateral as directed by the Intercreditor Agreement or any Additional Intercreditor Agreement.

SECTION 6.11.             Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Security Agent for any action taken or omitted by it as Trustee or as the Security Agent, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Security Agent, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.07.

SECTION 6.12.             Restoration of Rights and Remedies. If the Trustee or the Security Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or the Security Agent or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuers, any Guarantor, the Trustee, the Security Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Security Agent and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.13.             Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee, or the Security Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14.             Delay or Omission Not Waiver. No delay or omission of the Trustee, or the Security Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee, or the Security Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.15.             Record Date. The Issuers may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.04 and 6.05. Unless this Indenture provides otherwise, such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

SECTION 6.16.             Waiver of Stay or Extension Laws. Each Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuers (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee or to the Security Agent, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE SEVEN
TRUSTEE AND SECURITY AGENT

SECTION 7.01.             Duties of Trustee and the Security Agent.

(a)           If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee or the Security Agent has actual knowledge, the Trustee or the Security Agent shall exercise such of the rights and powers vested in it by this Indenture, the Intercreditor Agreement, and any Additional Intercreditor Agreement and the Security Documents and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(b)           Subject to the provisions of Section 7.01(a), (i) the Trustee and the Security Agent undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee and the Security Agent; and (ii) in the absence of bad faith on its part, the Trustee and the Security Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and the Security Agent and conforming to the requirements of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee or the Security Agent, the Trustee and the Security Agent, as applicable, shall examine same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);

(c)           The Security Agent shall execute and deliver, if necessary, and act as beneficiary under, the Security Documents on behalf of the Holders under this Indenture and shall take such other actions as may be necessary or advisable in accordance with the Security Documents. The Security Agent shall remit any proceeds recovered from enforcement of the Security Documents; provided that all necessary approvals are obtained from each relevant jurisdiction in which the Collateral is located.

(d)           Neither the Trustee nor the Security Agent shall be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)      this clause (d) does not limit the effect of Section 7.01(b);

(ii)     the Trustee and the Security Agent shall not be liable for any error of judgment made in good faith by a Trust Officer of the Trustee or the Security Agent unless it is proved that the Trustee or the Security Agent was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or 6.05;

(e)           The Trustee, any Paying Agent and the Security Agent shall not be liable for interest on any money received by it except as the Trustee, any Paying Agent and the Security Agent may agree in writing with the Issuers or the Subsidiary Guarantors. Money held in trust by the Trustee, the Principal Paying Agent or the Security Agent need not be segregated from other funds except to the extent required by law and, for the avoidance of doubt, shall not be held in accordance with the UK Client Money Rules;

(f)            No provision of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents shall require the Trustee, each Agent, the Principal Paying Agent or the Security Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it; and

(g)           Any provisions hereof or of the Intercreditor Agreement, any Additional Intercreditor Agreement or of the Security Documents relating to the conduct or affecting the liability of or affording protection to the Trustee, each Agent, or the Security Agent, as the case may be, shall be subject to the provisions of this Section 7.01.

SECTION 7.02.             Certain Rights of Trustee and the Security Agent.

(a)           Subject to Section 7.01:

(i)              following the occurrence of a Default or an Event of Default, the Trustee is entitled to require all Agents to act under its direction;

(ii)             the Trustee and the Security Agent may rely conclusively, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person;

(iii)            before the Trustee or the Security Agent act or refrain from acting, they may require an Officer’s Certificate or an Opinion of Counsel or both, which shall conform to Section 12.04. Neither the Trustee nor the Security Agent shall be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion and such certificate or opinion will be equal to complete authorization;

(iv)            the Trustee and the Security Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;

(v)             neither the Trustee nor the Security Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee and the Security Agent security and/or indemnity (including by way of pre-funding) satisfactory to them against the costs, expenses and liabilities that might be incurred by them in compliance with such request or direction;

(vi)            unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from either Issuer will be sufficient if signed by an officer of such Issuer;

(vii)           neither the Trustee nor the Security Agent shall be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers;

(viii)          whenever, in the administration of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, the Trustee and the Security Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee and the Security Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate;

(ix)            neither the Trustee nor the Security Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee and the Security Agent, in their discretion, individually, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Security Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers personally or by agent or attorney;

(x)             neither the Trustee nor the Security Agent shall be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture;

(xi)            in the event the Trustee or the Security Agent receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee and the Security Agent, in their discretion, may determine what action, if any, will be taken;

(xii)           the permissive rights of the Trustee and the Security Agent to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so;

(xiii)          delivery of reports, information and documents to the Trustee under Section 4.19 is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Parent Guarantor’s or any of its Restricted Subsidiary’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates);

(xiv)         the rights, privileges, protections, immunities and benefits given to each of the Trustee and the Security Agent in this Indenture, including, without limitation, its rights to be indemnified and compensated, are extended to, and will be enforceable by, the Trustee and the Security Agent in each of their capacities hereunder, by the Registrar, the Agents, and each agent, custodian and other Person employed to act hereunder;

(xv)          the Trustee and the Security Agent may consult with counsel and the advice of such counsel or any Opinion of Counsel will, subject to Section 7.01(c), be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(xvi)         the Trustee and the Security Agent shall have no duty to inquire as to the performance of the covenants of the Parent Guarantor and/or its Restricted Subsidiaries in Article Four hereof;

(xvii)        the Trustee and the Security Agent shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes, but may at its sole discretion, choose to do so;

(xviii)       in no event shall the Trustee or the Security Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances; and

(xix)         neither the Trustee nor the Security Agent shall under any circumstance be liable for any consequential loss or punitive damages (including loss of business, goodwill, opportunity or profit of any kind) of the Issuers, any Guarantor or any Restricted Subsidiary.

(b)           The Trustee and the Security Agent may request that the Issuers deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(c)           The Security Agent shall accept without investigation, requisition or objection such right and title as the Issuers and any Guarantor may have to any of the Collateral and shall not be bound or concerned to examine or enquire into or be liable for any defect or failure in the right or title of the Issuers or any Guarantor to the Collateral or any part thereof whether such defect or failure was known to the Security Agent or might have been discovered upon examination or enquiry and whether capable of remedy or not and shall have no responsibility for the validity, value or sufficiency of the Collateral.

(d)           Without prejudice to the provisions hereof, the Security Agent shall not be under any obligation to insure any of the Collateral or any certificate, note, bond or other evidence in respect thereof, or to require any other person to maintain any such insurance and shall not be responsible for any loss, expense or liability which may be suffered as a result of any assets comprised in the Collateral being uninsured or inadequately insured.

(e)           The Security Agent shall not be responsible for any loss, expense or liability occasioned to the Collateral, howsoever caused, by the Security Agent or by any act or omission on the part of any other person (including any bank, broker, depositary, warehouseman or other intermediary or by any clearing system or other operator thereof), or otherwise, unless such loss is occasioned by the willful misconduct or fraud of the Security Agent.

(f)            Beyond the exercise of reasonable care in the custody thereof, the Security Agent shall have no duty or liability as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Security Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Security Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Security Agent in good faith.

(g)           Neither the Trustee nor the Security Agent is required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture or the Notes.

(h)           Neither the Trustee nor the Security Agent will be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(i)            No provision of this Indenture shall require the Trustee or the Security Agent to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(j)            The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

(k)           Both the Trustee and the Security Agent may assume without inquiry in the absence of actual knowledge that the Issuers are duly complying with their obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(l)            At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such security, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified and/or secured to its satisfaction in accordance with this Indenture. In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(i)      any failure of the Security Agent to enforce such security within a reasonable time or at all;

(ii)     any failure of the Security Agent to pay over the proceeds of enforcement of the security;

(iii)    any failure of the Security Agent to realize such security for the best price obtainable;

(iv)    monitoring the activities of the Security Agent in relation to such enforcement;

(v)     taking any enforcement action itself in relation to such security;

(vi)    agreeing to any proposed course of action by the Security Agent which could result in the Trustee Incurring any liability for its own account; or

(vii)   paying any fees, costs or expenses of the Security Agent.

SECTION 7.03.             Individual Rights of Trustee and the Security Agent. The Trustee, the Security Agent, any Transfer Agent, any Paying Agent, any Registrar or any other agent of the Issuers or of the Trustee or Security Agent, in its individual or any other capacity, may become the owner or pledgee of Notes and, may otherwise deal with the Issuers with the same rights it would have if it were not Trustee, the Security Agent, Paying Agent, Transfer Agent, Registrar or such other agent. The Trustee and the Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with either Issuer or any of their respective Affiliates or Subsidiaries as if it were not performing the duties specified herein, in the Intercreditor Agreement, any Additional Intercreditor Agreement and in the Security Documents, and may accept fees and other consideration from the Issuers for services in connection with this Indenture and otherwise without having to account for the same to the Trustee, the Security Agent or to the Holders from time to time.

SECTION 7.04.             Disclaimer of Trustee and Security Agent. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee and the Security Agent make no representations as to the validity or sufficiency of this Indenture, the Notes or the Security Documents, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture and to authenticate the Notes and the Security Agent represents that it is duly authorized to execute and deliver this Indenture and the Security Documents. The Trustee and the Security Agent shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture nor shall it be responsible for the use or application of any money received by any Paying Agent other than the Trustee and the Security Agent. The Security Agent shall not nor shall any receiver appointed by or any agent of the Security Agent, by reason of taking possession of any Collateral or any part thereof or any other reason or on any basis whatsoever, be liable to account for anything expect actual receipts or be liable for any loss or damage arising from a realization of the Collateral or any part thereof or from any act, default or omission in relation to the Collateral or any part thereof or from any exercise or non-exercise by it of any power, authority or discretion conferred upon it in relation to the Collateral or any part thereof unless such loss or damage shall be caused by its own fraud or negligence. The Security Agent shall not have any responsibility or liability arising from the fact that the Collateral may be held in safe custody by a custodian. The Security Agent assumes no responsibility for the validity, sufficiency or enforceability (which the Security Agent has not investigated) of the Collateral purported to be created by any supplemental indenture or other document. In addition, the Security Agent has no duty to monitor the performance by the Issuers and the Guarantors of their obligations to the Security Agent nor is it obliged (unless indemnified and/or secured (including by way of prefunding to its satisfaction) to take any other action which may involve the Security Agent in any personal liability or expense.

SECTION 7.05.             Compensation and Indemnity. The Issuers, failing which the Guarantors, shall pay to the Trustee and the Security Agent such compensation as shall be agreed in writing for their services hereunder. The Trustee’s and the Security Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers, failing which the Guarantors, shall reimburse the Trustee and the Security Agent promptly upon request for all properly incurred disbursements, advances or expenses incurred or made by them, including costs of collection, in addition to the compensation for their services. Such expenses shall include the properly incurred compensation, disbursements, advances and expenses of the Trustee’s and the Security Agent’s agents and counsel.

The Issuers, failing which the Guarantors, shall indemnify the Trustee and the Security Agent against any and all loss, liability or expense (including attorneys’ fees and expenses) Incurred by either of them without willful misconduct or negligence on their part arising out of or in connection with the administration of this trust and the performance of their duties hereunder (including the costs and expenses of enforcing this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents against the Issuers and the Guarantors (including this Section 7.05) and defending themselves against any claim, whether asserted by the Issuers, the Guarantors, any Holder or any other Person, or liability in connection with the execution and performance of any of their powers and duties hereunder). The Trustee and the Security Agent shall notify the Issuers promptly of any claim for which they may seek indemnity. Failure by the Trustee or the Security Agent to so notify the Issuers shall not relieve the Issuers or any Guarantor of its obligations hereunder. The Issuers shall, at the sole discretion of the Trustee or Security Agent, as applicable, defend the claim and the Trustee and the Security Agent may cooperate and may participate at the Issuers’ expense in such defense. Alternatively, the Trustee and the Security Agent may at their option have separate counsel of their own choosing and the Issuers shall pay the properly incurred fees and expenses of such counsel. The Issuers need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuers shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

To secure the Issuers’ payment obligations in this Section 7.05, the Trustee and the Security Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, in their capacity as Trustee and the Security Agent, except money or property, including any proceeds from the sale of Collateral, held in trust to pay principal of, premium, if any, additional amounts, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of all Notes under this Indenture.

When either the Trustee or the Security Agent incur expenses after the occurrence of a Default specified in Section 6.01(a)(ix) or (x) with respect to the Issuers, the Guarantors, or any Restricted Subsidiary, the expenses are intended to constitute expenses of administration under Bankruptcy Law.

The Issuers’ obligations under this Section 7.05 and any claim or Lien arising hereunder shall survive the resignation or removal of any Trustee and the Security Agent, the satisfaction and discharge of the Issuers’ obligations pursuant to Article Eight and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture.

SECTION 7.06.             Replacement of Trustee or Security Agent. A resignation or removal of the Trustee and the Security Agent and appointment of a successor Trustee and successor Security Agent shall become effective only upon the successor Trustee’s and the successor Security Agent’s acceptance of appointment as provided in this Section 7.06.

The Trustee and, subject to the appointment and acceptance of a successor Security Agent as provided in this Section and the last paragraph of this Section 7.06, the Security Agent may resign at any time without giving any reason by so notifying the Issuers. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee and the Security Agent by so notifying the Trustee, the Security Agent and the Issuers. The Issuers shall remove the Trustee if:

(a)           the Trustee or the Security Agent fails to comply with Section 7.09;

(b)           the Trustee or the Security Agent is adjudged bankrupt or insolvent;

(c)           a receiver or other public officer takes charge of the Trustee or the Security Agent or their property; or

(d)           the Trustee or the Security Agent otherwise becomes incapable of acting.

If the Trustee or the Security Agent resigns or is removed, or if a vacancy exists in the office of Trustee or the Security Agent for any reason, the Issuers shall promptly appoint a successor Trustee or a successor Security Agent, as the case may be. Within one year after the successor Trustee or Security Agent takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee or Security Agent to replace the successor Trustee or Security Agent appointed by the Issuers. If the successor Trustee or Security Agent does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.06 within 30 days after the retiring Trustee or Security Agent resigns or is removed, the retiring Trustee or Security Agent, the Issuers or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Issuers, petition any court of competent jurisdiction for the appointment of a successor Trustee or Security Agent.

A successor Trustee or Security Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Security Agent, as the case may be, and to the Issuers. Thereupon the resignation or removal of the retiring Trustee or Security Agent shall become effective, and the successor Trustee or Security Agent shall have all the rights, powers and duties of the Trustee or the Security Agent under this Indenture. The successor Trustee or Security Agent shall mail a notice of its succession to Holders. The retiring Trustee or Security Agent shall promptly transfer all property held by it as Trustee or Security Agent to the successor Trustee or Security Agent; provided that all sums owing to the Trustee or Security Agent hereunder have been paid and subject to the Lien provided for in Section 7.05.

If a successor Trustee or Security Agent does not take office within 60 days after the retiring Trustee or Security Agent resigns or is removed, the retiring Trustee or Security Agent, the Issuers or the Holders of at least 30% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or Security Agent at the expense of the Issuers. Without prejudice to the right of the Issuers to appoint a successor Trustee or a successor Security Agent in accordance with the provisions of this Indenture, the retiring Trustee or Security Agent may appoint a successor Trustee or Security Agent at any time prior to the date on which a successor Trustee or Security Agent takes office.

If the Trustee or the Security Agent fails to comply with Section 7.09, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee or the Security Agent and the appointment of a successor Trustee or Security Agent.

In addition to the foregoing and notwithstanding any provision to the contrary, any resignation, removal or replacement of the Security Agent pursuant to this Section 7.06 shall not be effective until (a) a successor to the Security Agent has agreed to act under the terms of this Indenture and (b) all of the Security Interests in the Collateral has been transferred to such successor. Any replacement or successor Security Agent shall be a bank with an office in New York, New York or London, United Kingdom, or an Affiliate of any such bank. Upon acceptance of its appointment as Security Agent hereunder by a replacement or successor, such replacement or successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Agent hereunder, and the retiring Security Agent shall be discharged from its duties and obligations hereunder.

Notwithstanding the replacement of the Trustee or the Security Agent pursuant to this Section 7.06, the Issuers’ and the Guarantors’ obligations under Section 7.05 shall continue for the benefit of the retiring Trustee or Security Agent.

SECTION 7.07.             Successor Trustee or Security Agent by Merger. Any corporation into which the Trustee or the Security Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Security Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or the Security Agent, shall be the successor of the Trustee or the Security Agent hereunder; provided such corporation shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 7.08.             Appointment of Security Agent and Supplemental Security Agents. The parties hereto acknowledge and agree, and each Holder by accepting the Notes acknowledges and agrees that the Issuers hereby appoints Citibank, N.A., London Branch to act as Security Agent hereunder, and Citibank, N.A., London Branch accepts such appointment. Each Holder by accepting the Notes, authorizes and expressly directs the Trustee and the Security Agent on such Holder’s behalf to enter into the Intercreditor Agreement and any Additional Intercreditor Agreement and the Trustee and the Holders acknowledge that the Security Agent will be acting in respect to the Security Documents and the security granted thereunder on the terms outlined therein (which terms in respect of the rights and protections of the Security Agent in the event of an inconsistency with the terms of this Indenture, will prevail), including, without limitation, Schedule 6 of the Intercreditor Agreement.

(a)           The Security Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents or co-trustees appointed by it. The Security Agent and any such sub-agent or co-trustee may perform any of its duties and exercise any of its rights and powers through its affiliates. All of the provisions of this Indenture applicable to the Security Agent (other than covenants and obligations relating to the Parallel Debt) including, without limitation, its rights to be indemnified, shall apply to and be enforceable by any such sub-agent and affiliates of a Security Agent and any such sub-agent or co-trustee. All references herein to a “Security Agent” (other than covenants and obligations relating to the Parallel Debt) shall include any such sub-agent or co-trustee and affiliates of a Security Agent or any such sub-agent or co-trustee.

(b)           It is the purpose of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. Without limiting Section 7.08(a), it is recognized that in case of litigation under, or enforcement of, this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or any of the Security Documents, or in case the Security Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the Security Documents or take any other action which may be desirable or necessary in connection therewith, the Security Agent is hereby authorized to appoint an additional individual or institution selected by the Security Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, Security Agent, administrative sub-agent or administrative so-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Security Agent” and collectively as “Supplemental Security Agents”).

(c)           In the event that the Security Agent appoints a Supplemental Security Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Indenture or any of the other Security Documents (other than the rights arising in respect of the Parallel Debts under Section 11.05) to be exercised by or vested in or conveyed to such Security Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Security Agent to the extent, and only to the extent, necessary to enable such Supplemental Security Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Security Documents and necessary to the exercise or performance thereof by such Supplemental Security Agent (other than covenants and obligations relating to the Parallel Debt) shall run to and be enforceable by either such Security Agent or such Supplemental Security Agent, and (ii) the provisions of this Indenture (and, in particular, this Article Seven) that refer to the Security Agent shall inure to the benefit of such Supplemental Security Agent and all references therein to the Security Agent shall be deemed to be references to a Security Agent and/or such Supplemental Security Agent, as the context may require.

(d)           Should any instrument in writing from the Issuers or any other obligor be required by any Supplemental Security Agent so appointed by the Security Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Parent Guarantor shall, or shall cause the Issuers and relevant Guarantor to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Security Agent. In case any Supplemental Security Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Security Agent, to the extent permitted by Law, shall vest in and be exercised by the Security Agent until the appointment of a new Supplemental Security Agent.

SECTION 7.09.             Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of England and Wales or the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and which is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.

SECTION 7.10.             Appointment of Co-Trustee.

(a)           It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on Default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee.

(b)           In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and Lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c)           Should any instrument in writing from the Issuers be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall to the extent permitted by the laws of the State of New York and the jurisdictions of organization of the Issuers, on request, be executed, acknowledged and delivered by the Issuers; provided that if an Event of Default shall have occurred and be continuing, if the Issuers do not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Issuers to execute any such instrument in the Issuers’ name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d)           Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)      all rights and powers, conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by such separate trustee or co-trustee; and

(ii)     no trustee hereunder shall be liable by reason of any act or omission of any other trustee hereunder.

(e)           Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article Seven.

(f)            Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successors trustee.

SECTION 7.11.             Resignation of Agents.

(a)           Any Agent may resign its appointment hereunder at any time without the need to give any reason and without being responsible for any costs associated therewith by giving to the Issuers and the Trustee and (except in the case of resignation of the Principal Paying Agent) the Principal Paying Agent 30 days’ written notice to that effect (waivable by the Issuers and the Trustee); provided that in the case of resignation of the Principal Paying Agent no such resignation shall take effect until a new Principal Paying Agent (approved in advance in writing by the Trustee) shall have been appointed by the Issuers to exercise the powers and undertake the duties hereby conferred and imposed upon the Principal Paying Agent. Following receipt of a notice of resignation from any Agent, the Issuers shall promptly give notice thereof to the Holders in accordance with Section 12.02. Such notice shall expire at least 30 days before or after any due date for payment in respect of the Notes.

(b)           If any Agent gives notice of its resignation in accordance with this Section 7.11 and a replacement Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, such Agent may itself appoint as its replacement any reputable and experienced financial institution. Immediately following such appointment, the Issuers shall give notice of such appointment to the Trustee, the remaining Agents and the Holders whereupon the Issuers, the Trustee, the remaining Agents and the replacement Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Indenture.

(c)           Upon its resignation becoming effective the Principal Paying Agent shall forthwith transfer all moneys held by it hereunder hereof to the successor Principal Paying Agent or, if none, the Trustee or to the Trustee’s order, but shall have no other duties or responsibilities hereunder, and shall be entitled to the payment by the Issuers of its remuneration for the services previously rendered hereunder and to the reimbursement of all reasonable expenses (including legal fees) incurred in connection therewith.

SECTION 7.12.             Agents General Provisions.

(a)           Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b)           Agents of Trustee. The Issuers and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuers and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Prior to receiving such written notification from the Trustee, the Agents shall be the agents of the Issuers and need have no concern for the interests of the Holders.

(c)           Funds held by Agents. The Agents will hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(d)           Publication of Notices. Any obligation the Agents may have to publish a notice to Holders of Global Notes on behalf of the Issuers will be met upon delivery of the notice to DTC, Euroclear and/or Clearstream.

(e)           Instructions. In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuers or other party entitled to give the Agents instructions under this Indenture by written request promptly, and in any event within one Business Day of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 7.12, then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

(f)            No Fiduciary Duty. No Agent shall be under any fiduciary duty or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Issuers.

(g)           Mutual Undertaking. Each Party shall, within ten Business Days of a written request by another Party, supply to that other Party such forms, documentation and other information relating to it, its operations, or the Notes as that other Party reasonably requests for the purposes of that other Party’s compliance with Applicable Law and shall notify the relevant other Party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such Party is (or becomes) inaccurate in any material respect; provided, however, that no Party shall be required to provide any forms, documentation or other information pursuant to this Section 7.12(g) to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such Party and cannot be obtained by such Party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such Party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality. For purposes of this Section 7.12(g), “Applicable Law” shall be deemed to include (i) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (ii) any agreement between any Authorities; and (iii) any agreement between any Authority and any Party that is customarily entered into by institutions of a similar nature.

(h)           Tax Withholding.

(i)           The Issuers shall notify each Agent in the event that they determine that any payment to be made by an Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated; provided, however, that the Issuers’ obligations under this Section 7.12(h) shall apply only to the extent that such payments are so treated by virtue of characteristics of either Issuer, the Notes, or both.

(ii)           Notwithstanding any other provision of this Indenture, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuers the amount so deducted or withheld, in which case, the Issuers shall so account to the relevant Authority for such amount. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Section 7.12(h)(ii).

ARTICLE EIGHT
DEFEASANCE; SATISFACTION AND DISCHARGE

SECTION 8.01.             Issuers’ Option to Effect Defeasance or Covenant Defeasance. The Issuers and the Parent Guarantor may, at their option and at any time prior to the Stated Maturity of the Notes, by a resolution of their board of directors, at any time, with respect to the Notes, elect to have either Section 8.02 or Section 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

SECTION 8.02.             Defeasance and Discharge. Upon the Issuers’ or the Parent Guarantor’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuers, the Parent Guarantor and the Subsidiary Guarantors shall be deemed to have been discharged from their obligations with respect to the Notes on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “legal defeasance”). For this purpose, such legal defeasance means that the Issuers shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes and to have satisfied all their other obligations under the Notes and this Indenture (and the Trustee, at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.08 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) the provisions set forth in Section 8.06, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith and (d) this Section 8.02. Subject to compliance with this Article Eight, the Issuers and the Parent Guarantor may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 with respect to the Notes. If the Issuers or the Parent Guarantor exercises their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

If the Issuers exercise their legal defeasance option, each Guarantor, if any, shall be released from all its obligations under its Guarantee, and the Trustee shall execute a release of such Guarantee.

SECTION 8.03.             Covenant Defeasance. Upon the Issuers’ or the Parent Guarantor’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuers, the Parent Guarantor and the Subsidiary Guarantors shall be released from their obligations under any covenant contained in Sections 4.04 through 4.11 (inclusive), Sections 4.13 through 4.17 (inclusive), Sections 4.19 through 4.21 (inclusive) and Section 5.01 with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”). For this purpose, such covenant defeasance means that, the Issuers and the Parent Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified in this Section 8.03, the remainder of this Indenture and such Notes shall be unaffected thereby.

SECTION 8.04.             Conditions to Defeasance. In order to exercise either legal defeasance or covenant defeasance:

(a)           the Issuers or the Parent Guarantor must irrevocably deposit or cause to be deposited as trust funds in trust with the Trustee (or such other party as directed by the Trustee), for the benefit of the Holders, cash in dollars, U.S. Government Securities, or a combination thereof (in the case of the Dollar Notes), and cash in euro, European Government Obligations, or a combination thereof (in the case of the Euro Notes), in such amounts as will be sufficient, in the opinion of an internationally recognized law firm of independent public accountants, to pay and discharge the principal of, premium, if any, and accrued and unpaid interest and any Additional Amounts, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers or the Parent Guarantor must (i) specify whether the Notes are being defeased to maturity or to a particular redemption date; and (ii) if applicable, have delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes of such principal, premium, if any, or interest;

(b)           in the case of an election under Section 8.02, the Issuers or the Parent Guarantor shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee stating that (A) the U.S. Internal Revenue Service has either published a revenue ruling or issued to the Issuers a private letter ruling, or (B) since the Issue Date, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(c)           in the case of an election under Section 8.03, the Issuers or the Parent Guarantor shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as bankruptcy or insolvency events described in clauses (ix) and (x) of Section 6.01(a) are concerned, at any time during the period ending on the 123rd day after the date of such deposit;

(e)           such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest as defined in this Indenture with respect to any of the Issuers’ securities;

(f)            such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) under, this Indenture or any material agreement or instrument to which the Parent Guarantor or any Restricted Subsidiary is a party or by which the Parent Guarantor or any Restricted Subsidiary is bound;

(g)           such legal defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the U.S. Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

(h)           the Issuers or the Parent Guarantor shall have delivered to the Trustee an Opinion of Counsel in the country of each Issuer’s or the Parent Guarantor’s incorporation to the effect that after the 123rd day following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and an Opinion of Counsel reasonably acceptable to the Trustee that the Trustee shall have a perfected security interest in such trust funds for the ratable benefit of the Holders;

(i)            the Issuers or the Parent Guarantor shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers or the Parent Guarantor with the intent of preferring the Holders over the other creditors of the Issuers or the Parent Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or the Parent Guarantor or others, or removing assets beyond the reach of the relevant creditors or increasing debts of the Issuers or the Parent Guarantor to the detriment of the relevant creditors;

(j)            no event or condition shall exist that would prevent the Issuers from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 123rd day after the date of such deposit; and

(k)           the Issuers or the Parent Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

If the funds deposited with the Trustee to effect covenant defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due because of any acceleration occurring after an Event of Default, then the Issuers and the Guarantors shall remain liable for such payments.

SECTION 8.05.             Satisfaction and Discharge of Indenture. This Indenture (and all Liens on Collateral created pursuant to the Security Documents) shall be discharged and shall cease to be of further effect as to all Notes issued hereunder (except, in each case, as to surviving rights under Section 2.06), or as to the Euro Notes or the Dollar Notes, as applicable, (except, in each case, as to surviving rights under Section 2.06) when:

(a)           the Issuers or the Parent Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other party as directed by the Trustee) as funds in trust for such purpose an amount in cash in dollars, U.S. Government Securities or a combination of cash in dollars and U.S. Government Securities (in the case of the Dollar Notes), and cash in euros, European Government Obligations or a combination of cash in euros and European Government Obligations (in the case of the Euro Notes) sufficient to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued and unpaid interest, Additional Amounts, if any, to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be and the Issuers or the Parent Guarantor shall have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes at Maturity or on the Redemption Date, as the case may be, and either:

(i)           all Notes previously authenticated and delivered (other than lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust, as provided in Section 8.07) have been delivered to the Trustee for cancellation; or

(ii)           all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable by reason of the mailing of a notice of redemption or otherwise or (B) will become due and payable at Stated Maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuers’ name, and at the Issuers’ expense; and

(b)           the Issuers or the Parent Guarantor has paid or caused to be paid all other amounts payable by the Issuers under this Indenture; and

(c)           the Issuers or the Parent Guarantor has delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee each stating that: (x) all conditions precedent to satisfaction and discharge have been satisfied, and (y) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, this Indenture, the Security Documents or any other agreement or instrument governed by the laws of the State of New York to which either Issuer or any Subsidiary is a party or by which either Issuer or any Subsidiary is bound.

SECTION 8.06.             Survival of Certain Obligations. Notwithstanding Sections 8.01 and 8.03, any obligations of the Issuers, the Parent Guarantor and the Subsidiary Guarantors in Sections 2.02 through 2.14 (inclusive), Section 6.07, Section 7.05 and Section 7.06 shall survive until the Notes have been paid in full. Thereafter, any obligations of the Issuers or the Parent Guarantor and the Subsidiary

Guarantors in Section 7.05 shall survive such satisfaction and discharge. Nothing contained in this Article Eight shall abrogate any of the obligations or duties of the Trustee under this Indenture.

SECTION 8.07.             Acknowledgment of Discharge by Trustee. Subject to Section 8.09, after the conditions of Section 8.02 or 8.03 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuers’, Parent Guarantor’s and Subsidiary Guarantor’s obligations under this Indenture except for those surviving obligations specified in this Article Eight.

SECTION 8.08.             Application of Trust Money. Subject to Section 8.09, the Trustee shall hold in trust cash in euro or European Government Obligations deposited with it pursuant to this Article Eight. It shall apply the deposited cash or U.S. Government Securities or European Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes; but such money need not be segregated from other funds except to the extent required by law.

SECTION 8.09.             Repayment to Issuers. Subject to Section 7.05 and Sections 8.01 through 8.04 (inclusive), the Trustee and the Paying Agent shall promptly pay to the Issuers upon request set forth in an Officer’s Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuers upon request any money held by them for the payment of principal, premium, if any, interest or Additional Amounts, if any, that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published (a) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency and, (b) if and so long as the Notes are listed on the Irish Stock Exchange and the rules and regulations of such exchange so require, a newspaper having a general circulation in Ireland (which is expected to be The Irish Times) or, to the extent and in the manner permitted by the rules of the Irish Stock Exchange, posted on the official website of the Irish Stock Exchange (www.ise.ie) or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Issuers. After payment to the Issuers, Holders entitled to such money must look to the Issuers for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

SECTION 8.10.             Indemnity for Government Securities. The Issuers or the Parent Guarantor shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited European Government Obligations or U.S. Government Securities or the principal, premium, if any, interest, if any, and Additional Amounts, if any, received on such European Government Obligations or U.S. Government Securities.

SECTION 8.11.             Reinstatement. If the Trustee or Paying Agent is unable to apply cash in euro or European Government Obligations, or cash in dollars or U.S. Government Securities, in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or European Government Obligations or U.S. Government Securities in accordance with this Article Eight; provided that, if the Issuers have made any payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any, on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such

Notes to receive such payment from the cash in euro or European Government Obligations, or cash in dollars or U.S. Government Securities, held by the Trustee or Paying Agent.

ARTICLE NINE
AMENDMENTS AND WAIVERS

SECTION 9.01.             Without Consent of Holders.

(a)           The Issuers, each when authorized by a resolution of its respective board of directors (as evidenced by the delivery of such resolutions to the Trustee), the Guarantors and the Trustee may modify, amend or supplement this Indenture, any Guarantee or the Notes and the Issuers, each when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Security Agent and copied to the Trustee), the Guarantors and the Security Agent may modify, amend or supplement any Security Document, in each case without notice to or consent of any Holder:

(i)              to effect the succession of another Person to the Parent Guarantor and the assumption by any such successor of the covenants herein and in the Notes in accordance with Article Five;

(ii)             to add to the covenants of the Issuers, any Guarantor or any other obligor upon the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuers, any Guarantor, or any other obligor upon the Notes, as applicable, herein, in the Notes or in any Guarantees;

(iii)            to cure any ambiguity, or to correct or supplement any provision herein, in the Notes or any Guarantees that may be defective or inconsistent with any other provision herein or in the Notes or any Guarantee or to make any other provisions with respect to matters or questions arising under this Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the rights of the Holders in any material respect;

(iv)            to conform the text of this Indenture, the Guarantees, the Security Documents, or the Notes to any provision of the “Description of the Secured Notes” in the Offering Memorandum to the extent that such provision in such “Description of the Secured Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees, the Security Documents or the Notes;

(v)             to release any Guarantor in accordance with and if permitted by the terms of and limitations set forth in this Indenture and to add a Subsidiary Guarantor or other guarantor under this Indenture (which shall require execution of the relevant supplemental indenture only by the Issuers, the Parent Guarantor and such additional Subsidiary Guarantor(s) or other guarantor(s));

(vi)            to evidence and provide the acceptance of the appointment of a successor Trustee or Security Agent hereunder or any Security Document;

(vii)           to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations hereunder, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise to release Collateral from the Liens pursuant to this Indenture and the Security Documents when permitted or required by this Indenture, the Security Documents and/or the Intercreditor Agreement or to modify the

Security Documents and/or the Intercreditor Agreement to secure additional extensions of credit and add additional secured creditors holding obligations that are permitted to be secured by Liens pari passu with the Notes under the Security Documents pursuant to the terms of this Indenture; or

(viii)          to provide for the issuance of Additional Notes in accordance with and if permitted by the terms and limitations set forth in this Indenture.

(b)           The Issuers, each when authorized by a resolution of its respective board of directors (as evidenced by the delivery of such resolutions to the Trustee), the Parent Guarantor, the Trustee and the Restricted Subsidiary being added as a Subsidiary Guarantor or other entity becoming a Guarantor under this Indenture may supplement this Indenture to add a Subsidiary Guarantor or other Guarantor under this Indenture (which shall require execution of the relevant supplemental indenture only by the Issuers, the Parent Guarantor and such additional Subsidiary Guarantor(s) or other Guarantor(s)) in each case without notice to or consent of any Holder.

(c)           In formulating its opinion on such matters, the Trustee shall be entitled to require and rely conclusively on an Opinion of Counsel and an Officer’s Certificate.

SECTION 9.02.             With Consent of Holders.

(a)           Except as provided in Section 9.02(b) and Section 6.04 and without prejudice to Section 9.01, the Issuers, the Guarantors and the Trustee may:

(i)      modify, amend or supplement this Indenture, the Security Documents or the Notes; or

(ii)     waive compliance by the Issuers with any provision of this Indenture, the Security Documents or the Notes,

with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or in exchange for the Notes) provided that if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of the Holders of not less than a majority in principal amount of the then outstanding Notes of such series shall be required.

(b)           Without the consent of the Holders of 90% of the outstanding Notes (provided, however, that if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of the Holders of at least 90% of the aggregate principal amount of such series shall be required (and not the consent of at least 90% of the aggregate principal amount of all Notes then outstanding)), with respect to any such Notes held by a non-consenting Holder, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04 and an amendment, modification or supplement pursuant to Section 9.01, may:

(i)              change the Stated Maturity of the principal of, or any installment of any Additional Amounts or interest on, any Note;

(ii)             reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note;

(iii)            change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv)            impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(v)             reduce the principal amount of the outstanding Notes, the consent of whose Holders is required for any amendment or supplement to, or waiver of certain provisions of this Indenture;

(vi)            modify any of the provisions of this Article Nine or any provisions herein relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(vii)           make any change to the Intercreditor Agreement (and/or any Additional Intercreditor Agreement) or any provisions of this Indenture affecting the ranking of the Notes or the Guarantees, in each case in a manner that adversely affects the rights of the Holders or directly or indirectly release the Liens on the Collateral except as permitted by this Indenture, the Intercreditor Agreement (or any Additional Intercreditor Agreement) and the Security Documents; or

(viii)          make any change in Section 4.12 that adversely affects the rights of any Holder or amend the terms of the Notes or this Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Issuers or the Guarantors agree to pay Additional Amounts (if any) in respect thereof in the supplemental indenture.

(c)           The consent of the Holders will not be necessary under this Indenture to approve the particular form of any proposed amendment, modification, supplement, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement, waiver or consent. A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

SECTION 9.03.             Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 9.04.             Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Issuers or the Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuers so determine, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

SECTION 9.05.             [Reserved].

SECTION 9.06.             Notice of Amendment or Waiver. Promptly after the execution by the Issuers and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.02, the Issuers shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 12.02(b), setting forth in general terms the substance of such supplemental indenture or waiver.

SECTION 9.07.             Trustee to Sign Amendments, Etc. The Trustee or the Security Agent, as the case may be, shall execute any amendment, supplement or waiver authorized pursuant and adopted in accordance with this Article Nine; provided that the Trustee or the Security Agent, as the case may be, may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s or Security Agent’s, as the case may be, own rights, duties or immunities under this Indenture. The Trustee and the Security Agent shall be entitled to receive, if requested, an indemnity and/or security (including by way of pre-funding) satisfactory to it and to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and that such amendment has been duly authorized, executed and delivered and is the legally valid and binding obligation of the Issuers and the Guarantors (if any) enforceable against them in accordance with its terms, subject to customary exceptions. Such Opinion of Counsel shall be an expense of the Issuers.

SECTION 9.08.             Additional Voting Terms; Calculation of Principal Amount.

(a)           All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no series of Notes will have the right to vote or consent as a separate series on any matter; provided, however, that if any amendment, waiver or other modification will only affect one series of Notes, only the consent of the Holders of not less than a majority in principal amount of the affected series of Notes then outstanding (and not the consent of the Holders of at least a majority of all Notes), shall be required. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article Nine and Section 9.08(b).

(b)           The aggregate principal amount of the Notes, at any date of determination, shall be the sum of (1) the principal amount of the Dollar Notes at such date of determination plus (2) the Dollar Equivalent, at such date of determination, of the principal amount of the Euro Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes (and not solely the Dollar Notes or the Euro Notes as provided for in the proviso to the first sentence of Section 9.08(a)), such percentage shall be calculated, on the relevant date of determination, by dividing (i) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.08 and Section 2.09 of this Indenture. Any such calculation made pursuant to this Section 9.08(b) shall be made by the Issuers and delivered to the Trustee pursuant to an Officer’s Certificate.

ARTICLE TEN
GUARANTEE

SECTION 10.01.           Notes Guarantees.

(a)           (i) The Parent Guarantor hereby fully and, subject to the limitations on the effectiveness and enforceability set forth in Section 10.04, unconditionally guarantees, on a first priority (subject to Permitted Collateral Liens), senior secured, joint and several basis, and (ii) each Subsidiary Guarantor by execution of a supplemental indenture hereto, fully and, subject to the limitations on the effectiveness and enforceability set forth in such supplemental indenture, unconditionally guarantees, on a first priority (subject to Permitted Collateral Liens), senior secured, joint and several basis, in each case to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, the full payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any on, and all other monetary obligations of the Issuers under this Indenture and the Notes (including obligations to the Trustee and the obligations to pay Additional Amounts, if any) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture (all the foregoing being hereinafter collectively called the “Obligations”). The Guarantors further agree that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors shall remain bound under this Article Ten notwithstanding any extension or renewal of any Obligation. All payments under each Guarantee will be made in euro, in the case of the Euro Notes, and in dollars, in the case of the Dollar Notes.

(b)           The Guarantors hereby agree that their obligations hereunder shall be as if they were each principal debtor and not merely surety, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuers with respect thereto by the Holders or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided that notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of either Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against either Issuer prior to exercising its rights under a Guarantee (including, for the avoidance of doubt, any right which a Guarantor may have to require the seizure and sale of the assets of such Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against such Guarantor or its assets), protest or notice with respect to any Note or the Debt evidenced thereby and all demands whatsoever, and each covenant that their Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 10.04. If at any time any payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of either Issuer, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c)           The Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees) Incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

SECTION 10.02.           Subrogation.

(a)           Each Guarantor shall be subrogated to all rights of the Holders against the Issuers in respect of any amounts paid to such Holders by such Guarantor pursuant to the provisions of its Guarantee.

(b)           The Guarantors agree that they shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations. The Guarantors further agree that, as between them, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 6.02, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 10.02 .

SECTION 10.03.           Release of Subsidiary Guarantees. A Subsidiary Guarantor’s Guarantee (and any Subsidiary Guarantee provided pursuant to Section 4.15) shall be automatically and unconditionally released and the Subsidiary Guarantor that granted such Subsidiary Guarantee shall be automatically and unconditionally released from its obligations and liabilities thereunder and hereunder:

(a)           upon any sale or disposition of (i) Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Restricted Subsidiary or, (ii) all or substantially all of the properties and assets of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor or a Restricted Subsidiary that does not violate Section 4.09;

(b)           in the event that all of the Capital Stock of such Subsidiary Guarantor is sold or otherwise disposed of pursuant to an enforcement of the security over the Capital Stock of such Subsidiary Guarantor under the applicable Security Document(s) in accordance with the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement;

(c)           upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(d)           upon legal defeasance under Section 8.02, covenant defeasance under Section 8.03 or upon satisfaction and discharge under Section 8.05;

(e)           in the circumstances set forth in Section 5.01(d); and

(f)            as described in Article Nine.

SECTION 10.04.           Limitation and Effectiveness of Guarantees.

(a)           Each Guarantee is limited to (i) an amount not to exceed the maximum amount that can be guaranteed by the Guarantor that gave such Guarantee without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or (ii) the maximum amount otherwise permitted by law.

(b)           Ireland. The Guarantee by a Guarantor organized under the laws of Ireland shall not be lawful if it constitutes financial assistance to any person for the purpose of an acquisition by subscription, purchase, exchange or otherwise of any shares in such Guarantor or a holding company of such Guarantor contrary to Section 82 of the Companies Act 2014.

SECTION 10.05.           Notation Not Required. Neither the Issuers nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

SECTION 10.06.           Successors and Assigns. This Article Ten shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

SECTION 10.07.           No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Ten shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Ten at law, in equity, by statute or otherwise.

SECTION 10.08.           Modification. No modification, amendment or waiver of any provision of this Article Ten, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstance.

SECTION 10.09.           Trustee and Security Agent to Effectuate Subordination of Heye International GmbH Subsidiary Guarantee . Each Holder of a Note, by its acceptance thereof, acknowledges the fact that it is a condition of the granting by Heye International GmbH (“Heye”) of a Guarantee, that any claims by the Security Agent and/or the Trustee against Heye under its Guarantee be subordinated to the claims by Unicredit Bank AG (formerly Bayerische Hypo- und Vereinsbank A.G.) and its affiliates (“HVB”) against Heye under the two bilateral credit facilities granted to Heye by HVB (the “Heye Guarantee Subordination”). Accordingly, each Holder of a Note, by its acceptance thereof, consents and agrees to the abovementioned Heye Guarantee Subordination and (i) will be deemed to have authorized and directed the Trustee and the Security Agent to sign such documents, agreements or deeds as may be expedient, necessary or otherwise required to give effect to the Heye Guarantee Subordination and (ii) ratifies and confirms the actions of the Trustee and the Security Agent under sub-clause (i) of this Section 10.09.

ARTICLE ELEVEN
SECURITY

SECTION 11.01.           Security; Security Documents.

(a)           The due and punctual payment of the principal of, interest on and Additional Amounts, if any, on the Notes and the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and Guarantees and performance of all other obligations under this Indenture, shall be secured as provided in the Security Documents. The Trustee, the Security Agent, the Issuers and the Guarantors hereby agree that, subject to Permitted Collateral Liens, the Security Agent shall hold the Collateral in trust for the benefit of the Trustee and all of the Holders pursuant to the terms of the Security Documents, and shall act as mortgagee or security holder under all mortgages or standard securities, beneficiary under all deeds of trust and as secured party under the applicable security agreements.

(b)           Each Holder of the Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Security Agent to perform its respective obligations and exercise its rights thereunder in accordance therewith.

(c)           The Trustee, the Security Agent and each Holder, by accepting the Notes and the Guarantees, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders under the Security Documents, and that the Lien of this Indenture and the Security Documents in respect of the Security Agent and the Holders is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.

(d)           For the purposes of the Security Documents governed by Italian law, each Holder of the Notes and the Trustee appoints the Security Agent:

(i)      to act as his/its agent in connection with this Indenture;

(ii)     to act as its trustee in relation to any Security Documents; and

(iii)    in addition to the foregoing, and to the extent necessary - with the express consent pursuant to article 1395 of the Italian Civil Code - to be its mandatario con rappresentanza and common representative to act on its/their behalf in connection with any actions to be taken in respect of any Security Document which is expressed to be governed by Italian law, and to take any action in relation to the creation, perfection, maintenance, enforcement and release of the security created thereunder.

(e)           Notwithstanding (i) anything to the contrary contained in this Indenture, the Security Documents, Notes, Guarantees or any other instrument governing, evidencing or relating to any Debt, (ii) the time, order or method of attachment of any Liens, (iii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral, (iv) the time of taking possession or control over any Collateral or (v) the rules for determining priority under any law of any relevant jurisdiction governing relative priorities of secured creditors:

(1)           the Liens will rank equally and ratably with all valid, enforceable and perfected Liens, whenever granted upon any present or future Collateral, but only to the extent such Liens are permitted under this Indenture to exist and to rank equally and ratably with the Notes and Guarantees; and

(2)           all proceeds of the Collateral applied under the Security Documents shall be allocated and distributed as set forth in the Security Documents, subject to the Intercreditor Agreement and any Additional Intercreditor Agreement.

SECTION 11.02.           Authorization of Actions to Be Taken by the Security Agent Under the Security Documents. The Security Agent shall be the representative on behalf of the Holders and, subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, shall act upon the written direction of the Trustee (in turn, acting on written direction of the Holders) with regard to all voting, consent and other rights granted to the Trustee and the Holders under the Security Documents. Subject to the provisions of the Security Documents (including the Intercreditor Agreement and any Additional Intercreditor Agreement), the Security Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of its rights or any of the rights of the Holders under the Security Documents and (b) receive any and all amounts payable from the Collateral in respect of the obligations of the Issuers and the Guarantors hereunder. Subject to the provisions of the Security Documents, the Security Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts of impairment that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Security Agent (after consultation with the Trustee, where appropriate) may deem reasonably expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Security Agent). The Security Agent is hereby irrevocably authorized by each Holder of the Notes to effect any release of Liens or Collateral contemplated by Section 11.04 hereof or by the terms of the Security Documents.

Each Holder, by accepting a Note, shall be deemed (i) to have authorized the Trustee and the Security Agent to enter into the Security Documents and the Intercreditor Agreement and any Additional Intercreditor Agreement, in each case in compliance with this Indenture and (ii) to be bound thereby. Each Holder, by accepting a Note, appoints the Trustee or the Security Agent, as the case may be, as its agent under the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement and authorizes it to act as such.

SECTION 11.03.           Authorization of Receipt of Funds by the Security Agent Under the Security Documents. The Security Agent is authorized to receive and distribute any funds for the benefit of the Holders under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents.

SECTION 11.04.           Release of the Collateral.

(a)           Upon (i) confirmation in writing from the Trustee of the full and final payment and performance of all obligations under this Indenture and the Notes; (ii) confirmation in writing from the Trustee of the surrender of all outstanding Notes issued under this Indenture to the Trustee for cancellation; (iii) the release of the Collateral in accordance with the terms of this Section 11.04 and the Security Documents; or (iv) any other release of the Collateral as security for obligations of the Issuers or a Guarantor under this Indenture, the Security Agent shall disclaim and give up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents and shall no longer be deemed to hold the Lien in the Collateral for the benefit of the Holders.

(b)           Liens granted by a Subsidiary Guarantor (and the Liens, if any, over the Capital Stock of such Subsidiary Guarantor) will be automatically and unconditionally released (and, upon request of the Issuers or any Guarantor, the Security Agent shall (without notice to, or vote or consent of, any Holder but with notice to the Trustee) take such actions as shall be required to release such Liens):

(i)      upon any sale or disposition of (A) Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Restricted Subsidiary or, (B) all or substantially all of the properties and assets of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor or a Restricted Subsidiary that does not violate Section 4.09;

(ii)     in the event that all of the Capital Stock of such Subsidiary Guarantor is sold or otherwise disposed of pursuant to an enforcement of the security over the Capital Stock of such Subsidiary Guarantor under the applicable Security Document(s) in accordance with the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement;

(iii)    upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(iv)    in the circumstances set forth in Section 5.01(c); and

(v)     as described in Article Nine.

(c)           Upon request of the Issuers or any Guarantor, in connection with any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of assets or property permitted by this Indenture (including, without limitation, Sections 4.09, 4.13 and 4.14 hereof), the Security Agent shall (without notice to, or vote or consent of, any Holder but with notice to the Trustee) take such actions as shall be required (as more particularly described in this Section 11.04(f)) to release its Security Interest in any Collateral being disposed in such disposition, to the extent necessary or advisable to permit consummation of such disposition in accordance with this Indenture and the Security Documents and the Trustee shall receive full payment therefor from the Issuers for any costs Incurred thereby.

(d)           Upon the request of the Issuers, the Security Agent shall (without notice to, or vote or consent of, any Holder but with notice to the Trustee) take such actions as shall be required (as more particularly described in Section 11.04(f)) to release its Security Interest in any assets constituting inventories and accounts receivable (and other assets customarily relating to inventories and accounts receivable such as insurance proceeds, books and records and other assets) in connection with the granting of a security interest in such Collateral to secure new Debt (where such Debt and security interest are permitted by Section 4.06(b)(2), as certified to the Trustee in an Officer’s Certificate and an Opinion of Counsel which certification and opinion shall be conclusive); provided that if the Parent Guarantor or any of its Restricted Subsidiaries owning such assets grants a Silent Second Lien over such assets in favor of any other Debt, they shall also grant a Silent Second Lien in such released Collateral in favor of the Security Agent (on its own behalf and on behalf of the Holders); provided further that upon the release of such Silent Second Liens securing such other Debt, the Liens in favor of the Security Agent (on its own behalf and on behalf of the Trustee for the holders of the Notes) shall be automatically released. The Issuers shall provide the Security Agent and the Trustee with an Opinion of Counsel regarding the validity and enforceability of any Silent Second Lien granted pursuant to the foregoing, which opinion may be subject to exceptions, limitations and exclusions reasonably determined by such counsel to be necessary or appropriate, in light of applicable law in the relevant jurisdiction.

(e)           Any release of Collateral made in compliance with this Section 11.04 shall not be deemed to impair the Lien under the Security Documents or the Collateral thereunder in contravention of the provisions of this Indenture or the Security Documents.

(f)            In the event that the Issuers or any Guarantor seeks to release Collateral, the Issuers or such Guarantor shall deliver an Officer’s Certificate (which the Trustee and Security Agent shall rely upon in connection with such release) to the Trustee and the Security Agent setting forth that the specified release complies with the terms of this Indenture. Upon receipt of the Officer’s Certificate and if so requested by the Issuers or such Guarantor, the Security Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture.

SECTION 11.05.           Parallel Debt.

(a)           Without prejudice to the provisions of this Indenture and the Security Documents and for the purpose of preserving the initial and continuing validity of the security rights granted and to be granted by the Issuers and each Guarantor to the Security Agent, an amount equal to and in the same currency of the obligations under the Notes and the Guarantees from time to time due by the Issuers or such Guarantor in accordance with the terms and conditions of the Notes and Guarantees, including for the avoidance of doubt, the limitations set out under Section 10.04, shall be owing as a separate and independent obligation of the Issuers and each Guarantor to the Security Agent (such payment undertaking and the obligations and liabilities which are the result thereof the “Parallel Debt”).

(b)           The Issuers, each Guarantor and the Security Agent acknowledge that (i) for this purpose the Parallel Debt constitutes undertakings, obligations and liabilities of the Issuers and each Guarantor to the Security Agent under this Indenture and the Security Documents which are separate and independent from, and without prejudice to, the corresponding obligations under the Notes and Guarantees which the Issuers or such Guarantor has to the Holders and (ii) that the Parallel Debt represents the Security Agent’s own claims to receive payment of the Parallel Debt; provided that the total amount which may become due under the Parallel Debt shall never exceed the total amount which may become due under the Notes and Guarantees; provided, further, that the Security Agent shall exercise its rights with respect to the Parallel Debt solely in accordance with this Indenture and the Security Documents (including the Intercreditor Agreement and any Additional Intercreditor Agreement).

(c)           Every payment of monies made by the Issuers or a Guarantor to the Security Agent shall (conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application) be in satisfaction pro tanto of the covenant by the Issuers or such Guarantor contained in Section 11.05(a); provided that if any such payment as is mentioned above is subsequently avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, liquidation or similar laws of general application the Security Agent shall be entitled to receive the amount of such payment from the Issuers or such Guarantor and the Issuers or such Guarantor shall remain liable to perform the relevant obligation and the relevant liability shall be deemed not to have been discharged.

(d)           Subject to the provision in Section 11.05(c), but notwithstanding any of the other provisions of this clause (d):

(i)            the total amount due and payable as Parallel Debt under this Section 11.05 shall be decreased to the extent that the Issuers or a Guarantor shall have paid any amounts to the Security Agent or to the Trustee on behalf of the Holders or any of them to reduce the outstanding principal amount of the Notes or the Security Agent or the Trustee on behalf of the Holders otherwise receives any amount in payment of the Notes and the Guarantees; and

(ii)           to the extent that the Issuers or a Guarantor shall have paid any amounts to the Trustee or to the Security Agent under the Parallel Debt or the Trustee or the Security Agent shall have otherwise received monies in payment of the Parallel Debt, the total amount due and payable under the Notes and the Guarantees shall be decreased as if said amounts were received directly in payment of the Notes and Guarantees.

ARTICLE TWELVE
MISCELLANEOUS

SECTION 12.01.           Release of U.S. Issuer’s Obligations.

(a)           Notwithstanding anything to the contrary in this Indenture, upon the sale or disposition directly or indirectly of the Capital Stock of the U.S. Issuer pursuant to an enforcement by the Security Agent in accordance with the Intercreditor Agreement (or any Additional Intercreditor Agreement) and this Indenture (a “Holdings USA Disposition”), the obligations of the U.S. Issuer under the Notes and this Indenture will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further effect); provided that each other guarantee by the U.S. Issuer in respect of any Credit Facility and any other capital markets debt of the Parent Guarantor or any of its subsidiaries has been released (or is released simultaneously upon such Holdings USA Disposition). Upon a Holdings USA Disposition, the Irish Issuer shall be the sole Issuer under the Notes and this Indenture, and the Notes and this Indenture shall remain in full force and effect and any reference in this indenture, the

Notes and the Intercreditor Agreement (or any Additional Intercreditor Agreement) to the “Issuers” or the U.S. Issuer shall be deemed to be references only to the “Issuer” or the Irish Issuer, mutatis mutandis.

(b)           The Parent Guarantor shall publish a notice of a Holdings USA Disposition described in Section 12.01(a) in accordance with Section 12.02 and, so long as the rules of the Irish Stock Exchange so require, notify such exchange of a Holdings USA Disposition.

(c)           The U.S. Issuer agrees, and each Holder by accepting a Note agrees, that the provisions of this Section 12.01 are for the benefit of and enforceable by the Security Agent.

SECTION 12.02.           Notices.

(a)           Any notice or communication shall be in writing and delivered in person or mailed by first class mail or sent by facsimile transmission addressed as follows:

if to the Irish Issuer:

Ardagh House
South County Business Park
Leopardstown
Dublin 18
D18 PX68
Ireland

Attention: Finance Director
Facsimile: +353 1 668 3416

if to the U.S. Issuer:

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
United States

if to the Guarantors:

Ardagh Packaging Holdings Limited
Ardagh House
South County Business Park
Leopardstown
Dublin 18
D18 PX68
Ireland

Facsimile: +353 1 668 3416
Attention: Finance Director

With copies to:

Shearman & Sterling
9 Appold Street
London, EC2A 2AP
United Kingdom

Telephone: +44 (0)20 7655 5000
Facsimile: +44 (0)20 7655 5500
Attention: Mr. Apostolos Gkoutzinis

if to the Trustee, Principal Paying Agent or Transfer Agent:

Citibank, N.A., London Branch
25 Canada Square
Canary Wharf
London E14 5LB
United Kingdom

(i) for the Trustee and Security Agent:

Fax: +44 20 7500 5877
Attention: The Directors, Agency & Trust

(ii) for the Principal Paying Agent:

Fax: +353 1 622 2210
Attention: PPA desk

(iii) for the Transfer Agent:

Fax: +353 1 622 2031
Attention: Transfer Agent

The Issuers, the Guarantors or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b)           Notices regarding the Notes shall be:

(i)            delivered to Holders electronically or mailed by first-class mail, postage paid, and, if and so long as the Notes are listed on the Irish Stock Exchange and the rules and regulations of such exchange so require, published in a newspaper having a general circulation in Ireland (which is expected to be The Irish Times or, to the extent and in the manner permitted by the rules of the Irish Stock Exchange, posted on the official website of the Irish Stock Exchange (www.ise.ie)); and

(ii)           in the case of certificated Notes, mailed to each Holder by first-class mail at such Holder’s respective address as it appears on the registration books of the Registrar.

Notices given by first-class mail shall be deemed given five calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(c)           If and so long as the Notes are listed on any securities exchange instead of or in addition to the Irish Stock Exchange, notices shall also be given in accordance with any applicable requirements of such alternative or additional securities exchange.

(d)           If and so long as the Notes are represented by Global Notes, notices may be given by delivery of the relevant notices to DTC, Euroclear and Clearstream for communication to entitled account holders in substitution for the mailing required under Section 12.02(b)(i).

SECTION 12.03.           Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Original Notes on the date hereof), the Issuers or any Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a)           an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)           an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless the officer signing such certificate knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which such Officer’s Certificate is based are erroneous. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon certificates of public officials or an Officer’s Certificate stating that the information with respect to such factual matters is in the possession of the Issuers, unless the counsel signing such Opinion of Counsel knows, or in the exercise of reasonable care should know, that the Officer’s Certificate with respect to the matters upon which such Opinion of Counsel is based are erroneous.

SECTION 12.04.           Statements Required in Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)           a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)           a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 12.05.           Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.06.           Legal Holidays. If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 12.07.           Governing Law. THIS INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

SECTION 12.08.           Jurisdiction. The Issuers and each Guarantor agree that any suit, action or proceeding against the Issuers or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuers and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuers and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuers or any Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuers or any Guarantor, as the case may be, are subject by a suit upon such judgment; provided that service of process is effected upon the Issuers or any Guarantor, as the case may be, in the manner provided by this Indenture. Each of the Irish Issuer and the Guarantors not resident in the United States has appointed the U.S. Issuer, with offices on the date hereof at Ardagh Holdings USA Inc., c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or any successor so long as such successor is resident in the United States and can act for this purpose, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Guarantee or the Notes or the transactions contemplated herein which may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, by any Holder or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The U.S. Issuer has hereby accepted such appointment and has agreed to act as said agent for service of process, and the Issuers and the Parent Guarantor agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuers and the Parent Guarantor. Notwithstanding the foregoing, any action involving the Issuers or the Parent Guarantor arising out of or based upon this Indenture, the Guarantees or the Notes may be instituted by any Holder or the Trustee in any other court of competent jurisdiction. Each Issuer expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury.

SECTION 12.09.           No Recourse Against Others. A director, officer, employee, incorporator, member or shareholder, as such, of the Issuers or any Guarantor shall not have any liability for any obligations of the Issuers or any Guarantor under the Notes, this Indenture or any Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws.

SECTION 12.10.           Successors. All agreements of the Issuers and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11.           Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 12.12.           Table of Contents, Cross-Reference Sheet and Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.13.           Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.14.           Currency Indemnity. Euros with respect to Euro Notes, and dollars, with respect to the Dollar Notes are the required currencies (each, a “Required Currency”) of account and payment for all sums payable under the Notes, the Guarantees and this Indenture. Any amount received or recovered in respect of the Notes, any Guarantee or otherwise under this Indenture in a currency other than the applicable Required Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of each Issuer, any Subsidiary or otherwise) by the Trustee or a Holder in respect of any sum expressed to be due to such Holder from the Issuers or the Guarantors shall constitute a discharge of the Issuers’ or the Guarantors’ obligations only to the extent of the amount of the applicable Required Currency which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to purchase the applicable Required Currency on that date, on the first date on which it is possible to do so). If the amount of the applicable Required Currency to be recovered is less than the amount of the applicable Required Currency expressed to be due to the recipient under any Note, the Issuers or the Guarantors shall indemnify the recipient against the cost of making any further purchase of the applicable Required Currency in an amount equal to such difference. For the purposes of this Section 12.14, it will be sufficient for the holder to certify that it would have suffered a loss had the actual purchase of the applicable Required Currency been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of the applicable Required Currency on that date had not been possible, on the first date on which it would have been possible). The foregoing indemnities, to the extent permitted by law: (a) constitute a separate and independent obligation from the other obligations of the Issuers and the Guarantors’; (b) shall give rise to a separate and independent cause of action; (c) shall apply irrespective of any waiver granted by any Holder; and (d) shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or other judgment or order.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ARDAGH PACKAGING FINANCE PLC,
as Issuer

By:
Name:
Title:

ARDAGH HOLDINGS USA INC.
as Issuer

By:
Name:
Title:

ARDAGH PACKAGING HOLDINGS LIMITED,
as Parent Guarantor

By:
Name:
Title:

[Indenture]

CITIBANK, N.A., LONDON BRANCH,
as Trustee, Security Agent, Principal Paying Agent and Transfer Agent

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS
DEUTSCHLAND AG,
as Registrar

By:
Name:
Title:

By:
Name:
Title:

CITIBANK, N.A.,
as U.S. Paying Agent

By:
Name:
Title:

[Indenture]

Schedule I

AGREED SECURITY PRINCIPLES

1.                                      AGREED SECURITY PRINCIPLES

The guarantees and security to be provided under and in connection with this Indenture will be given in accordance with the security and guarantee principles set out in this Schedule I (the “Agreed Security Principles”).

2.                                      GENERAL PRINCIPLES

2.1                               The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from the Parent Guarantor and its Subsidiaries (collectively, the “Group”) in certain jurisdictions. In particular:

(a)                                 general statutory limitations, capital maintenance, the prohibition of an intervention threatening the existence of a German member of the Group (Verstoß gegen das Verbot des existenzvernichtenden Eingriffs), financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims, regulatory restrictions and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee and/or security be limited by an amount or otherwise. If any such limit applies, the guarantees and security provided will be limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law;

(b)                                 a factor in determining whether or not security shall be taken is the applicable cost which shall not be disproportionate to the benefit to the Holders (or any other beneficiary of the security) of obtaining such security. For these purposes “cost” includes, but is not limited to, income or corporate tax cost, registration taxes payable on the creation or enforcement or for the continuance of any security, notary costs, stamp duties, out-of-pocket expenses, and other fees and expenses directly Incurred by the relevant grantor of security or any of its direct or indirect owners, subsidiaries or affiliates;

(c)                                  unless each consent required by law, statute, the terms of any applicable contract, instrument or constitutional document or otherwise from the minority shareholders in, or any relevant corporate body of, any member of the Group which is not wholly owned (directly or indirectly) by another member of the Group is obtained, such Group member shall not be required to grant guarantees and security provided that the relevant company and the Parent Guarantor have used reasonable efforts to obtain such consent;

(d)                                 guarantees should not be granted and security shall not be created or perfected to the extent that it would result in a risk to the directors or officers of the relevant grantor of such guarantee and security of contravention of any statutory duty in such capacity or their fiduciary duties and/or which could reasonably be expected to result in personal, civil or criminal liability on the part of any such director or officer;

Schedule I-1

(e)                                  any assets subject to third party arrangements (including shareholder agreements or joint venture agreements) which would prevent or prohibit those assets from being subject to legal, valid, binding and enforceable security will be excluded from the security created by any relevant security document; provided that the relevant member of the Group has used reasonable efforts to obtain any necessary consent or waiver if the asset is material, it being acknowledged that reasonable efforts will not require the payment by the Parent Guarantor or the relevant company of any monetary consideration (other than nominal amounts or expenses) to obtain any such consent or waiver;

(f)                                   the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties;

(g)                                  where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(h)                                 the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if:

(i)                                     it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Indenture; or

(ii)                                  it would have a material adverse effect on the tax arrangements of the Group or any member of the Group,

provided that, in each case, the relevant member of the Group shall use reasonable efforts to overcome such obstacle. The secured and guaranteed obligations will be limited where necessary to prevent any material additional tax liability of any member of the Group;

(i)            except to the extent granted under security documents referred to in paragraphs 15.5, 15.6(a) and (j) and 15.10(a), (b) and (c), in the case of any security granted by any member of the Group no fixed security will be given over bank accounts, inventory, receivables or intellectual property rights where satisfactory floating security (or equivalent in the relevant jurisdiction) can be taken over such assets (save that in relation to trade receivables and inventory, fixed security may be granted provided that paragraph 11 below is complied with and in the case of any jurisdiction other than Ireland and England no floating charge or

(ii)           security will be given over bank accounts or intellectual property rights); and

(j)                                    no perfection action will be required in jurisdictions in which a Guarantor is not located.

3.                                      GUARANTEES AND SECURITY

3.1                               It is agreed between the parties to this Indenture that subject to the other provisions of this Schedule I, no individual item of security shall be granted unless on or about the same time, security of an equivalent nature is granted to or for the benefit of Law Debenture Trust Company, in its capacity as trustee for certain of the Existing Secured Notes.

[Schedule I-2]

3.2                               Where a member of the Group requires prior consideration of or consultation with any corporate body and/or anybody representing employees of such a member of the Group before granting guarantees and/or security, such guarantees and/or security shall not be granted until any procedure that must be followed under applicable law in respect of that consideration or consultation has been completed.

3.3                               In the case of guarantees and security to be granted by a Guarantor incorporated in The Netherlands or France and/or over any Dutch or French assets, or any other jurisdictions or assets requiring receipt of advice from a works council, such guarantees and security shall not be granted until neutral or positive advice is received from any relevant works council.

3.4                               Each guarantee will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the relevant members of the Group under the Indenture in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction.

3.5                               No subsidiary of the Parent Guarantor that is a Controlled Foreign Corporation (as defined in the United States Internal Revenue Code of 1986, as amended) (or that is a disregarded entity for U.S. federal income tax purposes owned by any such Controlled Foreign Corporation) shall be required to give a guarantee or pledge any of its assets (including shares in a subsidiary) as security for an obligation of a United States Person (as defined in the United States Internal Revenue Code of 1986, as amended). Furthermore, not more than 65% of the total combined voting power of all classes of shares entitled to vote of any such subsidiary may be pledged directly or indirectly as security for an obligation of a United States Person. These principles also apply with respect to any entity that becomes a United States Person and/or a Controlled Foreign Corporation following any guarantee or pledge of assets or shares.

3.6                               No Subsidiary of the Parent Guarantor shall guarantee the New Unsecured Notes unless such Subsidiary provides a Guarantee.

4.                                      TERMS OF SECURITY DOCUMENTS

4.1                               Security shall (to the extent legally possible, subject to the general principles above) be created in favor of the Security Agent, the Trustee and the Holders or the Security Agent on behalf of or as trustee for the Trustee and the Holders (as considered appropriate by counsel to the Security Agent), to secure all of the obligations of the party giving the relevant security as well as all liabilities under the Indenture and the Notes (to the extent permitted by local law).

4.2                               The security documents should only operate to create security rather than to impose new commercial obligations. Accordingly, representations shall not be included and undertakings (such as in respect of insurance, maintenance of assets, information or the payment of costs) shall be strictly limited to those necessary for the creation or perfection of the security, will not unreasonably interfere with the normal running of the business and shall not be included to the extent the subject matter thereof is the same as a corresponding undertaking in the Indenture and shall not operate so as to prevent transactions which are otherwise permitted under the Indenture or to require additional consents or authorizations or to impose commercial obligations.

4.3                               The following principles will be reflected in the terms of any security taken as part of this transaction:

[Schedule I-3]

(a)                                 security will not be enforceable in respect of the Notes until an Event of Default has occurred in respect of which the Notes are being accelerated (a “Declared Default”);

(b)                                 information, such as lists of assets, will be provided if, in the opinion of counsel to the Security Agent, these are required by local law to be provided to perfect or register the security or to ensure the security can be enforced and, unless in the opinion of counsel to the Security Agent required to be provided by local law more frequently, be provided annually or, following an Event of Default which is continuing, on the Security Agent’s reasonable request; and

(c)                                  each of the Trustee, the Security Agent and the Holders should only be able to exercise any power of attorney granted to it under the security documents following a Declared Default.

5.                                      BANK ACCOUNTS

5.1                               If a member of the Group grants security over its bank accounts it shall be free to deal with those accounts in the ordinary course of its business until a Declared Default has occurred.

5.2                               If required by local law to perfect the security, notice of the security will be served on the account bank within 10 Business Days of the security being granted and the relevant member of the Group shall use its reasonable efforts to obtain an acknowledgement of that notice within 20 business days of service. If the relevant member of the Group has used its reasonable efforts but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the relevant member of the Group from using a bank account in the ordinary course of its business no notice of security shall be served until a Declared Default has occurred. There will be no restriction on the closure of any bank accounts which are no longer required by the Group.

5.3                               Any security over bank accounts shall be subject to any prior security interests in favor of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security may request these are waived or subordinated by the account bank but the Guarantor shall not be required to change its banking arrangements if these security interests are not waived or subordinated or only partially waived or subordinated.

5.4                               If required under local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

6.                                      REAL ESTATE

6.1                               No security will be given over real property unless it has a value in excess of €1,000,000 (one million euro) and the secured parties under any Senior Credit Facility have been granted a lien on such real property.

6.2                               No security will be given over leasehold interests unless there is an option to acquire the freehold and where the freehold will have a value in excess of the amount referred to in paragraph 6.1 above in which case security will be given at the time of the exercise of that option.

6.3                               There will be no obligation to investigate title, provide surveys or other insurance or environmental due diligence.

[Schedule I-4]

6.4                               A Guarantor will be under no obligation to obtain any landlord consent required to grant security over its real estate, but only to investigate the possibility thereof.

6.5                               With respect to any real estate located in Germany, a submission to immediate foreclosure relating to any real estate security only in relation to 5% of the amount secured under the relevant land charge is to be provided. A Guarantor will be under no obligation to notify any insurer of its real estate relating to any real estate security.

7.                                      FIXED ASSETS

7.1                               If a member of the Group grants security over its fixed assets it shall be free to deal with those assets in the ordinary course of its business until a Declared Default has occurred.

7.2                               If required under local law, security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

8.                                      INSURANCE POLICIES

8.1                               If required by local law to perfect the security or to exclude the possibility that the debtor pays to the relevant member of the Group with discharging effect, notice of the security will be served on the insurance provider within 10 Business Days of the security being granted and the relevant member of the Group shall use its reasonable efforts to obtain an acknowledgement of that notice within 20 Business Days of service. If the relevant member of the Group has used its reasonable efforts but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period.

8.2                               No loss payee or other endorsement shall be made on the insurance policy.

9.                                      INTELLECTUAL PROPERTY

9.1                               If a member of the Group grants security over its intellectual property it shall be free to deal with those assets in the ordinary course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business and if permitted by the Indenture) until a Declared Default has occurred.

9.2                               No security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. No notice shall be prepared or given to any third party from whom intellectual property is licensed until a Declared Default has occurred.

9.3                               The security documents may provide for the applications of registration as may be required under local law for the applicable registration of the security over intellectual property to be provided by the relevant member of the Group in its jurisdiction of incorporation and any central registry only and subject to the general principles set out in these Agreed Security Principles; provided that no registration of the transfer of the relevant intellectual property to the Holders, the Trustee or the Security Agent shall be required under the relevant security documents.

10.                               INTERCOMPANY RECEIVABLES

10.1                        If a member of the Group grants security over its intercompany receivables it shall be free to deal with those receivables in the ordinary course of its business until a Declared Default has occurred.

[Schedule I-5]

10.2                        If required by local law to perfect the security or to exclude the possibility that the debtor pays to the relevant member of the Group with discharging effect, notice of the security will be served on the relevant lender within 10 Business Days of the security being granted.

10.3                        If required under local law security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

11.                               TRADE RECEIVABLES AND INVENTORY

11.1                        If a member of the Group grants security over its trade receivables and/or its inventory it shall be free to deal with those receivables and/or inventory in the ordinary course of its business until a Declared Default has occurred.

11.2                        No notice of security may be prepared or served until the occurrence of a Declared Default.

11.3                        No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

11.4                        If required under local law, security over trade receivables and inventory will be registered subject to the general principles set out in these Agreed Security Principles.

11.5                        Any list of trade receivables required shall not include details of the underlying contracts to the extent not required to perfect the security transfer and make the receivables identifiable (bestimmbar) or to ensure the security can be enforced.

12.                               SHARES / PARTNERSHIP INTEREST

12.1                        The security document will be governed by the laws of the person whose shares or partnership interests are being secured and not by the law of the country of the person granting the security.

12.2                        Until a Declared Default has occurred, the securing person will be permitted to retain and to exercise voting rights to any shares or partnership interests pledged by it in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the company whose shares or partnership interests have been pledged will, subject to the terms of the Indenture, be permitted to pay dividends.

12.3                        Where customary, as soon as reasonably practicable following execution of the share pledge, the share certificate and (where available and customary) a stock transfer form executed in blank will be provided to the Security Agent and where required by law the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

13.                               RELEASE OF SECURITY

Unless required by local law the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement and not require any further consent by the Security Agent, the Trustee or any Holder.

[Schedule I-6]

14.                               JURISDICTIONS

14.1                        The guarantees and security to be provided under and in connection with the Notes and the Indenture will only be granted by members of the Group organized under the laws of the following jurisdictions:

(i)                                     Australia;

(ii)                                  Czech Republic;

(iii)                               Denmark;

(iv)                              France;

(v)                                 Germany;

(vi)                              Guernsey;

(vii)                           Ireland;

(viii)                        Italy;

(ix)                              New Zealand;

(x)                                 Norway;

(xi)                              Poland;

(xii)                           Sweden;

(xiii)                        The Netherlands;

(xiv)                       The United Kingdom; and

(xv)                          The United States of America.

15.                               SECURITY DOCUMENTATION

Subject to the Agreed Security Principles, each security agreement referred to will be substantially the same as that in place immediately prior to the Issue Date (with such modifications as required, but only to the extent necessary, to reflect any change in law since the date of the relevant security agreement).

[Schedule I-7]

Exhibit A-1

[FORM OF FACE OF DOLLAR NOTE]

ARDAGH PACKAGING FINANCE PLC

ARDAGH HOLDINGS USA INC.

If Regulation S Dollar Global Note — CUSIP Number [•]/ISIN [•]

If Restricted Dollar Global Note — CUSIP Number [•]/ISIN [•]

No. [    ]

[Include if Global Note — UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE OF DTC OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS A NON-U.S. PERSON ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 144A OR RULE 904 OF REGULATION S

A-1-1

UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED NOTES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE DATE WHEN THE NOTES WERE FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S AND THE DATE OF THE COMPLETION OF THE DISTRIBUTION] ONLY (A) TO THE ISSUERS OR THE PARENT GUARANTOR, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES THAT IT SHALL NOT TRANSFER THE SECURITIES IN AN AMOUNT LESS THAN $200,000.

BY ITS PURCHASE AND HOLDING OF THIS NOTE (OR ANY INTEREST THEREIN), THE PURCHASER OR HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND AGREED THAT (A) IT IS NOT AND FOR SO LONG AS IT HOLDS THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT BE (I) AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, (II) A “PLAN” AS DEFINED IN AND SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (III) AN ENTITY OR ACCOUNT WHOSE UNDERLYING ASSETS ARE DEEMED TO INCLUDE THE ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA OR OTHER PLAN SUBJECT TO SECTION 4975 OF THE CODE OR (IV) A NON-U.S., GOVERNMENTAL, CHURCH OR OTHER BENEFIT PLAN WHICH IS SUBJECT TO ANY NON-U.S. OR U.S. FEDERAL, STATE, OR LOCAL LAW THAT IS SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE

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CODE (“SIMILAR LAW”) (EACH OF (I), (II), (III) AND (IV), A “PLAN”), (B) NO ASSETS OF A PLAN HAVE BEEN USED TO ACQUIRE THIS NOTE (OR ANY INTEREST HEREIN) OR (C) ITS PURCHASE AND HOLDING OF THIS NOTE (OR ANY INTEREST THEREIN) WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER TITLE I OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH AN EXEMPTION IS NOT AVAILABLE OR VIOLATION OF ANY SIMILAR LAW.

[IN THE CASE OF ADDITIONAL REGULATION S NOTES: THIS NOTE SHALL BEAR THE TEMPORARY CUSIP AND TEMPORARY ISIN NUMBERS INDICATED ON THIS NOTE UNTIL THE DAY THAT IS 40 DAYS AFTER [•], AFTER WHICH DATE THE PERMANENT CUSIP AND PERMANENT ISIN NUMBERS INDICATED ON THIS NOTE SHALL BE BORNE.]

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4.250% SENIOR SECURED NOTE DUE 2022

Ardagh Packaging Finance plc, a public limited company incorporated under the laws of Ireland, and Ardagh Holdings USA Inc., a Delaware corporation, for value received, jointly and severally promise to pay to [•] or registered assigns the principal sum of $[•] (as such amount may be increased or decreased as indicated in Schedule A (Schedule of Principal Amount) of this Note) on September 15, 2022.

From [           ] or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note will accrue at 4.250%, payable semi-annually on March 15 and September 15 of each year, beginning on [•], to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding March 1 or September 1, as the case may be.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

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IN WITNESS WHEREOF, Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. have caused this Note to be signed manually or by facsimile by its duly authorized signatory.

Dated: [       ]

ARDAGH PACKAGING FINANCE PLC

By:
Name:
	Title:	Authorized Signatory

ARDAGH HOLDINGS USA INC.

By:
Name:
	Title:	Authorized Signatory

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CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the Indenture.

CITIBANK, N.A., LONDON BRANCH,
as Trustee

By:
Authorized Officer

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[FORM OF REVERSE SIDE OF NOTE]

4.250% Senior Secured Note Due 2022

1.                                      Interest

Ardagh Packaging Finance plc, a public limited company incorporated under the laws of Ireland, and Ardagh Holdings USA Inc. a Delaware corporation (each corporation, and such respective successors and assigns under the Indenture hereinafter referred to, being herein collectively called the “Issuers”), for value received, promises to pay interest on the principal amount of this Note from [•] at the rate per annum of 4.250%. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at the interest rate borne by the Notes compounded semi-annually, and it shall pay interest on other overdue amounts at the same rate to the extent lawful. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth in this Note.

2.                                      Additional Amounts

(a)                                 All payments that the Issuers make under or with respect to the Notes or that the Guarantors make under or with respect to the Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied on such payments by or on behalf of any jurisdiction (other than the United States, any state thereof or the District of Columbia) in which any Issuer or Guarantor is organized, resident or doing business for tax purposes or from or through which any of the foregoing (or its agents, including the Paying Agent) makes any payment on this Note or by or within any department, political subdivision or governmental authority of or in any of the foregoing having power to tax (each, a “Relevant Taxing Jurisdiction”), unless such Issuer or Guarantor or other applicable withholding agent, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If an Issuer, Guarantor or other applicable withholding agent is required to withhold or deduct any amount for or on account of Taxes imposed or levied on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to this Note or any Guarantee, such Issuer or Guarantor, as the case may be, shall pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the Notes, after such withholding or deduction (including any withholding or deduction in respect of any Additional Amounts) will not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted.

(b)                                 None of the Issuers or Guarantors will, however, pay Additional Amounts in respect or on account of:

(i)                                  any Taxes, to the extent such Taxes are imposed or levied by a Relevant Taxing Jurisdiction by reason of the Holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction (other than the mere receipt, ownership, holding or disposition of this Note, or by reason of the receipt of any payments in respect of any Notes or any Guarantee, or the exercise or enforcement of rights under any Notes or any Guarantee);

(ii)                                  any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of this Note, following the Issuers’ written request addressed to the Holder or beneficial owner, to comply with any certification, identification, information or other reporting requirements (to the extent such holder or beneficial owner is legally

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eligible to do so), whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, such Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii)                                   any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv)                                 any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to this Note or any Guarantee;

(v)                                 any Tax imposed on or with respect to any payment by any of the Issuers or Guarantors to the Holder if such Holder is a fiduciary or partnership or Person other than the sole beneficial owner of such payment to the extent that such Taxes would not have been imposed on such payment had such beneficial owner been the holder of such Note;

(vi)                                 any Tax that is imposed on or with respect to a payment made to a Holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another paying agent in a member state of the European Union;

(vii)                                  any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had this Note been presented on the last day of such 30-day period);

(viii)                                   any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such Directive;

(ix)                                 any U.S. federal withholding Taxes or equivalent thereof imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986 as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or other official administrative interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code of 1986 as of the Issue Date (or any amended or successor version described above), and including (for the avoidance of doubt) any intergovernmental agreements (and any law, regulation, rule or practice implementing any such intergovernmental agreement) in respect of the foregoing; or

(x)                                 any combination of the foregoing.

(c)                                  The Issuers and the Guarantors, if the applicable withholding agent, shall (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(d)                                 At least 30 calendar days prior to each date on which any payment under or with respect to this Note or any Guarantee is due and payable, if the Issuers or any Guarantor shall be obligated to pay

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Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to this Note or any Guarantee is due and payable, in which case it will be promptly thereafter), the Issuers shall deliver to the Trustee, with a copy to the Paying Agent, an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the Paying Agent to pay such Additional Amounts to the Holders on the payment date. The Trustee and the Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuers shall promptly publish a notice in accordance with Section 12.02 of the Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

In addition, the Issuers or any Guarantor, as the case may be, shall pay any present or future stamp, issuance, registration, court, documentary, excise or property taxes or other similar taxes, charges and duties, including without limitation, interest, penalties and other similar liabilities with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of (i) the execution, issue, delivery or registration of this Note or any Guarantee or any other document or instrument referred to thereunder, or (ii) the receipt of any payments under or with respect to, or enforcement of, this Note or any Guarantee.

Upon written request, any of the Issuers or a Guarantor will furnish to the Trustee or a Holder within a reasonable time certified copies of tax receipts evidencing any payment by such Issuer or such Guarantor (as the case may be) of any Taxes imposed or levied by a Relevant Taxing Jurisdiction, in accordance with the procedures described in Section 12.02 of the Indenture, in such form as provided in the normal course by the taxing authority imposing such Taxes. If, notwithstanding the efforts of such Issuer or Guarantor to obtain such receipts, the same are not obtainable, such Issuer or such Guarantor will provide the Trustee or such Holder with other evidence reasonably satisfactory to the Trustee or holder of such payments by such Issuer or Guarantor. If requested by the Trustee, the Issuers and (to the extent necessary) any Guarantors will provide to the Trustee such information as may be reasonably available to such Issuers and the Guarantors (and not otherwise in the possession of the Trustee) to enable the determination of the amount of any withholding taxes attributable to any particular Holder(s).

(e)                                  Whenever the Indenture or this Note refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to this or any other Note (including payments thereof made pursuant to a Guarantee), such reference includes the payment of Additional Amounts, if applicable.

(f)                                   This paragraph 2 will survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction (other than the United States, any state thereof or the District of Columbia) in which any successor Person to any of the Issuers or Guarantors is organized, resident or doing business for tax purposes or any jurisdiction from or through which any such person (or its agents, including the Paying Agent) makes any payment on this or any other Note (or any Guarantee) and any department, political subdivision or governmental authority of or in any of the foregoing having the power to tax.

3.                                      Method of Payment

The Issuers shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Issuers shall pay principal and interest in dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided that payment of interest may be made at the option of the Issuers by check mailed to the Holder.

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The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Regulation S Global Note and the Restricted Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Regulation S Global Note and the Restricted Global Note to the Paying Agent.

4.                                      Paying Agent and Registrar

Initially, Citibank, N.A., London Branch or one of its affiliates will act as Principal Paying Agent, Citibank, N.A. will act as U.S. Paying Agent and Citigroup Global Markets Deutschland AG will act as Registrar. The Issuers or any of its Affiliates may act as Paying Agent, Registrar or co-Registrar.

5.                                      Indenture

The Issuers issued this Note under an indenture dated as of March 8, 2017 (the “Indenture”), among, inter alios, the Issuers, Ardagh Packaging Holdings Limited, as parent guarantor (the “Parent Guarantor”), Citibank, N.A., London Branch, as trustee (the “Trustee”) and Citibank, N.A., London Branch, as security agent (the “Security Agent”). The terms of this Note include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. This Note is subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Indenture imposes certain limitations on the Issuers, the Guarantors and their Affiliates, including, without limitation, limitations on the incurrence of indebtedness and issuance of stock, the payment of dividends and other payment restrictions affecting the Parent Guarantor and its Restricted Subsidiaries, the sale of assets, transactions with and among Affiliates of the Parent Guarantor and the Restricted Subsidiaries, Change of Control and Liens.

6.                                      Optional Redemption

(a)                                 At any time prior to March 15, 2019, upon not less than 10 nor more than 60 days’ notice, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Dollar Notes at a redemption price of 104.250%, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of Dollar Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds from one or more Public Equity Offerings. The Issuers may only do this, however, if (i) at least 60% of the aggregate principal amount of the applicable series of Dollar Notes that were initially issued would remain outstanding immediately after the proposed redemption; and (ii) the redemption occurs within 90 days after the closing of such Public Equity Offering.

(b)                                 At any time prior to March 15, 2019, upon not less than 10 nor more than 60 days’ notice, the Issuers may also redeem all or part of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus the Notes Applicable Redemption Premium and accrued and unpaid interest to the redemption date.

“Notes Applicable Redemption Premium” means the greater of:

(1)                                 1.0% of the principal amount of the Notes; and

(2)                                 the excess of:

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(i)                                     the present value at such redemption date of (x) the redemption price of such Note at March 15, 2019 (such redemption price being set forth in the table appearing below in clause (c)), plus (y) all required interest payments that would otherwise be due to be paid on such Note during the period between the redemption date and March 15, 2019 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(ii)                                  the outstanding principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the weekly average rounded to the nearest 1/l00th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the redemption date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to March 15, 2019; provided, however, that if the period from the redemption date to March 15, 2019 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to March 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities (or other comparable benchmark) adjusted to a constant maturity of one year shall be used.

(c)                                  At any time on or after March 15, 2019 and prior to maturity, upon not less than 10 nor more than 60 days’ notice, the Issuers may redeem all or part of the Notes. These redemptions will be in amounts of $1,000 or integral multiples thereof at the following redemption prices (expressed as percentages of their principal amount at maturity), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on March 15 of the years set forth below (subject to the right of holders of record on the relevant regular Record Date that is prior to the redemption date to receive interest due on an interest payment date).

Year	Redemption Price Notes
2019	102.125%
2020	101.063%
2021 and thereafter	100.000%

Any redemption and notice may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

7.                                      Redemption Upon Changes in Withholding Taxes

This Note and the other Global Notes may also be redeemed together, in whole but not in part, at the election of the Issuers, upon not less than 10 nor more than 60 days’ notice which notice shall be irrevocable and given in accordance with the procedures described in Section 12.02 of the Indenture, at the Redemption Price equal to 100% of their principal amount, plus accrued and unpaid interest, if any to the Redemption Date if, as a result of (a) any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which is announced and becomes effective after the Issue Date (or, where such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction at a later date, after such later date) or, (b) any change which is announced and becomes effective after the

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Issue Date (or, where such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction at a later date, after such later date) in the official interpretation or official application of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction) of any Relevant Taxing Jurisdiction (each of the foregoing sub-clauses (a) and (b), a “Change in Tax Law”), the Issuers would be obligated to pay, on the next date for any payment and as a result of that amendment or change, Additional Amounts (as described above in paragraph 2), with respect to the Relevant Taxing Jurisdiction, which the Issuers cannot avoid by the use of reasonable measures available to the Issuers. Prior to the giving of any notice of redemption pursuant to this paragraph 7, the Issuers shall deliver to the Trustee (a) an Officer’s Certificate stating that the obligation to pay Additional Amounts cannot be avoided by the Issuers taking reasonable measures available to it, and (b) a written opinion of independent tax counsel to the Issuers of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that the Issuers has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on Holders of the Notes.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuers would be obliged to make such payment of Additional Amounts if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

Any redemption and notice may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

8.                                      Notice of Redemption

Notice of redemption will be mailed first-class postage prepaid at least 10 days but not more than 60 days before the Redemption Date to the Holder of this Note to be redeemed at the addresses contained in the Security Register. If this Note is in a denomination larger than $200,000 of principal amount at maturity it may be redeemed in part but only in integral multiples of $1,000 at maturity. In the event of a redemption of less than all of the Notes, the Notes for redemption will be chosen by the Trustee in accordance with the Indenture. If this Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above, then any accrued interest will be paid to the Holder at the close of business on such Record Date. If money sufficient to pay the Redemption Price of and accrued interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the applicable Paying Agent on or before the Redemption Date and certain other conditions are satisfied, interest ceases to accrue on such Notes (or such portions thereof) called for redemption on or after such date.

9.                                      Repurchase at the Option of Holders

If a Change of Control occurs at any time, the Issuers or the Parent Guarantor shall offer to purchase on the Change of Control Purchase Date all or any part (equal to $200,000 or an integral multiple of $1,000 in excess thereof) of this Note at a purchase price in cash in an amount equal to 101% of the principal amount hereof, plus any accrued and unpaid interest, if any, to the Change of Control Purchase Date (subject to the rights of Holders of record on the relevant Record Dates to receive interest due on the relevant Interest Payment Date); provided that the Issuers and the Parent Guarantor shall not be required to make a Change of Control Offer if, when a Change of Control occurs, it has given notice of its intention to redeem all of the Notes pursuant to paragraph 6 or paragraph 7 of this Note. The Issuers shall purchase all Notes properly and timely tendered in the Change of Control Offer and not withdrawn in accordance

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with the procedures set forth in such notice. The Change of Control Offer will state, among other things, the procedures that Holders of the Notes must follow to accept the Change of Control Offer.

When the aggregate amount of Excess Proceeds exceeds €50,000,000, the Parent Guarantor or the Issuers shall, within 20 Business Days, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in the Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as an integral multiple of $1,000 with respect to the Dollar Notes) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Parent Guarantor may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased shall be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder). Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

10.                               Denominations

The Notes (including this Note) are in denominations of $200,000 and integral multiples of $1,000 in excess thereof of principal amount at maturity. The transfer of Notes (including this Note) may be registered, and Notes (including this Note) may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

11.                               Unclaimed Money

All moneys paid by the Issuers or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, this Note or any other Note that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuers or the Guarantors, subject to applicable law, and the Holder of such Note thereafter may look only to the Issuers or the Guarantors for payment thereof.

12.                               Discharge and Defeasance

Subject to certain conditions, the Issuers at any time may terminate some or all of its obligations and the obligations of the Guarantors under this Note and each other Note, the Guarantees and the Indenture if the Issuers irrevocably deposit with the Trustee dollars or U.S. Government Securities for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

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13.                               Amendment, Supplement and Waiver

(a)                                 (i) The Issuers, when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantors and the Trustee may modify, amend or supplement the Indenture, any Guarantee or this Note and each other Note and the Issuers, when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Security Agent), the Guarantors and the Security Agent may modify, amend or supplement any Security Document, in each case without notice to or consent of any Holder:

(A)                               to effect the succession of another Person to the Parent Guarantor and the assumption by any such successor of the provisions in the Indenture and in this Note and each other Note in accordance with Article Five of the Indenture;

(B)                               to add to the covenants of the Issuers, any Guarantor or any other obligor upon this Note and each other Note for the benefit of the Holders or to surrender any right or power conferred upon the Issuers, any Guarantor, or any other obligor upon this Note and each other Note, as applicable, in the Indenture, in this Note and each other Note or in any Guarantees;

(C)                               to cure any ambiguity, or to correct or supplement any provision in the Indenture, this Note and each other Note or any Guarantees that may be defective or inconsistent with any other provision in the Indenture, this Note and each other Note or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the rights of the Holders in any material respect;

(D)                               to conform the text of the Indenture, the Guarantees, the Security Documents, or the Notes to any provision of the “Description of the Secured Notes” section of the Offering Memorandum to the extent that such provision in the “Description of the Secured Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees, the Security Documents or the Notes;

(E)                                to release any Guarantor in accordance with and if permitted by the terms of and limitations set forth in the Indenture and to add a Subsidiary Guarantor or other guarantor under the Indenture (which will require execution of the relevant supplemental indenture only by the Issuers, the Parent Guarantor and such additional Subsidiary Guarantor(s) or other guarantor(s));

(F)                                 to evidence and provide the acceptance of the appointment of a successor Trustee or Security Agent under the Indenture or any Security Document;

(G)                               to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise to release Collateral from the Liens pursuant to the Indenture and the Security Documents when permitted or required by the Indenture, the Security Documents and/or the Intercreditor Agreement or to modify the Security Documents and/or the Intercreditor Agreement to secure additional extensions of credit and add additional secured creditors holding obligations that are permitted to be secured by Liens pari passu with the Notes under the Security Documents pursuant to the terms of the Indenture; or

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(H)                              to provide for the issuance of Additional Notes in accordance with and if permitted by the terms and limitations set forth in the Indenture.

(ii)                                The Issuers, when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Trustee), the Parent Guarantor, the Trustee and the Restricted Subsidiary being added as a Subsidiary Guarantor or other entity becoming a Guarantor under the Indenture may supplement the Indenture to add a Subsidiary Guarantor or other guarantor under the Indenture, in each case without notice to or consent of any Holder.

(iii)                                 In formulating its opinion on such matters, the Trustee shall be entitled to require and rely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officer’s Certificate.

(b)                                 Except as provided in paragraph 13(c) of this Note and Section 6.04 of the Indenture, respectively, and without prejudice to paragraph 13(a) of this Note, the Issuers, the Guarantors and the Trustee may:

(i)                                  modify, amend or supplement the Indenture, the Security Documents or this Note and the other Notes; or

(ii)                                  waive compliance by the Issuers with any provision of the Indenture, the Security Documents or this Note and the other Notes,

with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or in exchange for the Notes); provided that, if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of the holders of not less than a majority in principal amount of the then outstanding Notes of such series shall be required;

(c)                                  Without the consent of the Holders of 90% of the outstanding Notes (provided, however, that if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of the holders of at least 90% of the aggregate principal amount of such series shall be required (and not the consent of at least 90% of the aggregate principal amount of all Notes then outstanding)), with respect to any such Notes held by a non-consenting Holder, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04 of the Indenture and an amendment, modification or supplement pursuant to Section 9.01 of the Indenture, may:

(i)                                  change the Stated Maturity of the principal of, or any installment of any Additional Amounts or interest on, any Note;

(ii)                                  reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note;

(iii)                                   change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv)                                 impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(v)                                 reduce the principal amount of the outstanding Notes, the consent of whose Holders is required for any amendment or supplement to, or waiver or compliance with, certain provisions of the Indenture;

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(vi)                                 modify any of the provisions of Article Nine of the Indenture or any provisions in the Indenture relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(vii)                                  make any change to the Intercreditor Agreement (or any Additional Intercreditor Agreement) or any provisions of the Indenture affecting the ranking of the Notes or the Guarantees, in each case in a manner that adversely affects the rights of the Holders or directly or indirectly release the Liens on the Collateral except as permitted by the Indenture, the Intercreditor Agreement (or any Additional Intercreditor Agreement) and the Security Documents; or

(viii)                                   make any change in Section 4.12 of the Indenture that adversely affects the rights of any Holder or amend the terms of the Notes or the Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Issuers or the Guarantors agree to pay Additional Amounts (if any) in respect thereof in the supplemental indenture.

(d)                                 The consent of the Holders will not be necessary under the Indenture to approve the particular form of any proposed amendment, modification, supplement, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement, waiver or consent. A consent to any amendment or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

14.                               Defaults and Remedies

This Note and the other Notes have the Events of Default as set forth in Section 6.01 of the Indenture. If an Event of Default (other than an Event of Default specified in clauses (ix) and (x) of Section 6.01(a) of the Indenture) occurs and is continuing, the Trustee or the registered Holders of not less than 30% in aggregate principal amount of the Notes then outstanding by written notice to the Issuers and the Parent Guarantor (and to the Trustee if such notice is given by the Holders), subject to certain limitations, may, and the Trustee, upon the written request of such Holders shall, declare this Note and the other Notes, and any Additional Amounts and accrued interest, to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default and shall result in this Note and the other Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture, this Note, the other Notes or the Security Documents except as provided in the Indenture and subject to the Intercreditor Agreement and any Additional Intercreditor Agreement. The Trustee and the Security Agent may refuse to enforce the Indenture, this Note or the other Notes unless it receives security and/or indemnity (including by way of pre-funding) reasonably satisfactory to it. Subject to certain limitations and the Intercreditor Agreement (and any Additional Intercreditor Agreement), the Holders of a majority in aggregate principal amount of the Notes may direct the Trustee and the Security Agent in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any acceleration and its consequence if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of such acceleration. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the provisions of the Indenture.

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15.                               Ranking

This Note and the other Notes will be general obligations of each Issuer and will rank senior in right of payment to any and all of each Issuer’s existing and future Debt that is subordinated in right of payment to the Notes, rank equally in right of payment with all of each Issuer’s existing and future Debt that is not subordinated in right of payment to the Notes and the Term Loan Facilities Agreement, and be structurally subordinated to all existing and future indebtedness of the Parent Guarantor’s Subsidiaries that do not provide Guarantees.

16.                               Security

This Note and the other Notes will be secured by the Security Interests in the Collateral, subject to Permitted Collateral Liens. Reference is made to the Indenture for terms relating to such security, including the release, termination and discharge thereof. The Security Documents and the Collateral will be administered by the Security Agent (or in certain circumstances a sub-agent) pursuant to the Security Documents, including the Intercreditor Agreement or any Additional Intercreditor Agreement for the benefit of all Holders and holders of certain Debt permitted to be secured on the Collateral. The Issuers shall not be required to make any notation on this Note to reflect any grant of such security or any such release, termination or discharge. Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein).

17.                               Trustee Dealings with the Issuers

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

18.                               No Recourse Against Others

A director, officer, employee, incorporator, member or shareholder, as such, of the Issuers or the Guarantors shall not have any liability for any obligations of the Issuers or the Guarantors under this Note, the other Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release are part of the consideration for issuance of the Notes.

19.                               Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

20.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21.                               ISIN and CUSIP Numbers

The Issuers may cause ISIN and CUSIP numbers to be printed on the Notes, and if so the Trustee shall use ISIN and CUSIP numbers in notices of redemption as a convenience to Holders. No

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representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed on the Notes.

22.                               Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

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ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuers) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint                                                                             agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Participant in a recognized signature guarantee medallion program)

Date:

Certifying Signature:

In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Issuers or any of their respective Affiliates, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:

CHECK ONE BOX BELOW

(1)                                 ☐                                    to the Parent Guarantor or any Subsidiary; or

(2)                                 ☐                                    pursuant to an effective registration statement under the U.S. Securities Act of 1933; or

(3)                                 ☐                                    pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(4)                                 ☐                                    pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(5)                                 ☐                                    pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is

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being made in reliance on Rule 144A; if box (4) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act; and if box (5) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers reasonably request to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Signature:

Signature Guarantee:
(Participant in a recognized signature guarantee medallion program)

Certifying Signature:	Date:

Signature Guarantee:
(Participant in a recognized signature guarantee medallion program)

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.09 or Section 4.11 of the Indenture, check the box: ☐

If the purchase is in part, indicate the portion (in denominations of $200,000 or any integral multiple of $1,000 in excess thereof) to be purchased:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:

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SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The following decreases/increases in the principal amount of this Security have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Paying Agent or Registrar

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Exhibit A-2

[FORM OF FACE OF EURO NOTE]

ARDAGH PACKAGING FINANCE PLC

ARDAGH HOLDINGS USA INC.

If Regulation S Euro Global Note — Common Code [•] / ISIN [•]

If Restricted Euro Global Note — Common Code [•] / ISIN [•]

No. [   ]

[Include if Global Note — UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CITIVIC NOMINEES LIMITED AS NOMINEE FOR CITIBANK EUROPE PLC (THE “COMMON DEPOSITARY”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CITIBANK EUROPE PLC, AS COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO CITIVIC NOMINEES LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CITIVIC NOMINEES LIMITED, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE COMMON DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS CERTIFICATE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON AND PROCEDURES FOR RESALES AND OTHER TRANSFERS OF THIS CERTIFICATE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS CERTIFICATE SHALL BE DEEMED, BY THE ACCEPTANCE HEREOF, TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.]

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE

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OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS A NON-U.S. PERSON ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 144A OR RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED NOTES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE DATE WHEN THE NOTES WERE FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S AND THE DATE OF THE COMPLETION OF THE DISTRIBUTION] ONLY (A) TO THE ISSUERS OR THE PARENT GUARANTOR, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES THAT IT SHALL NOT TRANSFER THE SECURITIES IN AN AMOUNT LESS THAN €100,000.

BY ITS PURCHASE AND HOLDING OF THIS NOTE (OR ANY INTEREST THEREIN), THE PURCHASER OR HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND AGREED THAT (A) IT IS NOT AND FOR SO LONG AS IT HOLDS THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT BE (I) AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, (II) A “PLAN” AS DEFINED IN AND

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SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (III) AN ENTITY OR ACCOUNT WHOSE UNDERLYING ASSETS ARE DEEMED TO INCLUDE THE ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA OR OTHER PLAN SUBJECT TO SECTION 4975 OF THE CODE OR (IV) A NON-U.S., GOVERNMENTAL, CHURCH OR OTHER BENEFIT PLAN WHICH IS SUBJECT TO ANY NON-U.S. OR U.S. FEDERAL, STATE, OR LOCAL LAW THAT IS SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”) (EACH OF (I), (II), (III) AND (IV), A “PLAN”), (B) NO ASSETS OF A PLAN HAVE BEEN USED TO ACQUIRE THIS NOTE (OR ANY INTEREST HEREIN) OR (C) ITS PURCHASE AND HOLDING OF THIS NOTE (OR ANY INTEREST THEREIN) WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER TITLE I OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH AN EXEMPTION IS NOT AVAILABLE OR VIOLATION OF ANY SIMILAR LAW.

[IN THE CASE OF ADDITIONAL REGULATION S NOTES: THIS NOTE SHALL BEAR THE TEMPORARY COMMON CODES AND TEMPORARY ISIN NUMBERS INDICATED ON THIS NOTE UNTIL THE DAY THAT IS 40 DAYS AFTER [•], AFTER WHICH DATE THE PERMANENT CUSIP AND PERMANENT ISIN NUMBERS INDICATED ON THIS NOTE SHALL BE BORNE.]

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2.750% SENIOR SECURED NOTE DUE 2024

Ardagh Packaging Finance plc, a public limited company incorporated under the laws of Ireland, and Ardagh Holdings USA Inc., a Delaware corporation, for value received, jointly and severally promise to pay to [•] or registered assigns the principal sum of €[•] (as such amount may be increased or decreased as indicated in Schedule A (Schedule of Principal Amount) of this Note) on March 15, 2024.

From [         ] or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note will accrue at 2.750%, payable semi-annually on March 15 and September 15 of each year, beginning on [•], to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding March 1 or September 1, as the case may be.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

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IN WITNESS WHEREOF, Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. have caused this Note to be signed manually or by facsimile by its duly authorized signatory.

Dated: [	]

ARDAGH PACKAGING FINANCE PLC

By:
Name:
			Title:	Authorized Signatory

ARDAGH HOLDINGS USA INC.

By:
Name:
			Title:	Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the Indenture.

CITIBANK, N.A., LONDON BRANCH,
as Trustee

By:
Authorized Officer

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[FORM OF REVERSE SIDE OF NOTE]

2.750% Senior Secured Note Due 2023

1.                                      Interest

Ardagh Packaging Finance plc, a public limited company incorporated under the laws of Ireland, and Ardagh Holdings USA Inc. a Delaware corporation (each corporation, and such respective successors and assigns under the Indenture hereinafter referred to, being herein collectively called the “Issuers”), for value received, promises to pay interest on the principal amount of this Note from [•] at the rate per annum of 2.750%. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at the interest rate borne by the Notes compounded semi-annually, and it shall pay interest on other overdue amounts at the same rate to the extent lawful. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth in this Note.

2.                                      Additional Amounts

(a)                                 All payments that the Issuers make under or with respect to the Notes or that the Guarantors make under or with respect to the Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied on such payments by or on behalf of any jurisdiction (other than the United States, any state thereof or the District of Columbia) in which any Issuer or Guarantor is organized, resident or doing business for tax purposes or from or through which any of the foregoing (or its agents, including the Paying Agent) makes any payment on this Note or by or within any department, political subdivision or governmental authority of or in any of the foregoing having power to tax (each, a “Relevant Taxing Jurisdiction”), unless such Issuer or Guarantor or other applicable withholding agent, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If an Issuer, Guarantor or other applicable withholding agent is required to withhold or deduct any amount for or on account of Taxes imposed or levied on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to this Note or any Guarantee, such Issuer or Guarantor, as the case may be, shall pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the Notes, after such withholding or deduction (including any withholding or deduction in respect of any Additional Amounts) will not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted.

(b)                                 None of the Issuers or Guarantors will, however, pay Additional Amounts in respect or on account of:

(i)                                  any Taxes, to the extent such Taxes are imposed or levied by a Relevant Taxing Jurisdiction by reason of the Holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction (other than the mere receipt, ownership, holding or disposition of this Note, or by reason of the receipt of any payments in respect of any Notes or any Guarantee, or the exercise or enforcement of rights under any Notes or any Guarantee);

(ii)                                  any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of this Note, following the Issuers’ written request addressed to the Holder or beneficial owner, to comply with any certification, identification, information or other reporting requirements (to the extent such holder or beneficial owner is legally eligible

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to do so), whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, such Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii)                                   any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv)                                 any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to this Note or any Guarantee;

(v)                                 any Tax imposed on or with respect to any payment by any of the Issuers or Guarantors to the Holder if such Holder is a fiduciary or partnership or Person other than the sole beneficial owner of such payment to the extent that such Taxes would not have been imposed on such payment had such beneficial owner been the holder of such Note;

(vi)                                 any Tax that is imposed on or with respect to a payment made to a Holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another paying agent in a member state of the European Union;

(vii)                                  any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had this Note been presented on the last day of such 30-day period);

(viii)                                   any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such Directive;

(ix)                                 any U.S. federal withholding Taxes or equivalent thereof imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986 as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or other official administrative interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code of 1986 as of the Issue Date (or any amended or successor version described above), and including (for the avoidance of doubt) any intergovernmental agreements (and any law, regulation, rule or practice implementing any such intergovernmental agreement) in respect of the foregoing; or

(x)                                 any combination of the foregoing.

(c)                                  The Issuers and the Guarantors, if the applicable withholding agent, shall (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(d)                                 At least 30 calendar days prior to each date on which any payment under or with respect to this Note or any Guarantee is due and payable, if the Issuers or any Guarantor shall be obligated to pay

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Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to this Note or any Guarantee is due and payable, in which case it will be promptly thereafter), the Issuers shall deliver to the Trustee, with a copy to the Paying Agent, an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the Paying Agent to pay such Additional Amounts to the Holders on the payment date. The Trustee and the Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuers shall promptly publish a notice in accordance with Section 12.02 of the Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

In addition, the Issuers or any Guarantor, as the case may be, shall pay any present or future stamp, issuance, registration, court, documentary, excise or property taxes or other similar taxes, charges and duties, including without limitation, interest, penalties and other similar liabilities with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of (i) the execution, issue, delivery or registration of this Note or any Guarantee or any other document or instrument referred to thereunder, or (ii) the receipt of any payments under or with respect to, or enforcement of, this Note or any Guarantee.

Upon written request, any of the Issuers or a Guarantor will furnish to the Trustee or a Holder within a reasonable time certified copies of tax receipts evidencing any payment by such Issuer or such Guarantor (as the case may be) of any Taxes imposed or levied by a Relevant Taxing Jurisdiction, in accordance with the procedures described in Section 12.02 of the Indenture, in such form as provided in the normal course by the taxing authority imposing such Taxes. If, notwithstanding the efforts of such Issuer or Guarantor to obtain such receipts, the same are not obtainable, such Issuer or such Guarantor will provide the Trustee or such Holder with other evidence reasonably satisfactory to the Trustee or holder of such payments by such Issuer or Guarantor. If requested by the Trustee, the Issuers and (to the extent necessary) any Guarantors will provide to the Trustee such information as may be reasonably available to such Issuers and the Guarantors (and not otherwise in the possession of the Trustee) to enable the determination of the amount of any withholding taxes attributable to any particular Holder(s).

(e)                                  Whenever the Indenture or this Note refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to this or any other Note (including payments thereof made pursuant to a Guarantee), such reference includes the payment of Additional Amounts, if applicable.

(f)                                   This paragraph 2 will survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction (other than the United States, any state thereof or the District of Columbia) in which any successor Person to any of the Issuers or Guarantors is organized, resident or doing business for tax purposes or any jurisdiction from or through which any such person (or its agents, including the Paying Agent) makes any payment on this or any other Note (or any Guarantee) and any department, political subdivision or governmental authority of or in any of the foregoing having the power to tax.

3.                                      Method of Payment

The Issuers shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Issuers shall pay principal and interest in euros in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided that payment of interest may be made at the option of the Issuers by check mailed to the Holder.

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The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Regulation S Global Note and the Restricted Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Regulation S Global Note and the Restricted Global Note to the Paying Agent.

4.                                      Paying Agent and Registrar

Initially, Citibank, N.A., London Branch or one of its affiliates will act as Principal Paying Agent and Citigroup Global Markets Deutschland AG will act as Registrar. The Issuers or any of its Affiliates may act as Paying Agent, Registrar or co-Registrar.

5.                                      Indenture

The Issuers issued this Note under an indenture dated as of March 8, 2017 (the “Indenture”), among, inter alios, the Issuers, Ardagh Packaging Holdings Limited, as parent guarantor (the “Parent Guarantor”), Citibank, N.A., London Branch, as trustee (the “Trustee”) and Citibank, N.A., London Branch, as security agent (the “Security Agent”). The terms of this Note include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. This Note is subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Indenture imposes certain limitations on the Issuers, the Guarantors and their Affiliates, including, without limitation, limitations on the incurrence of indebtedness and issuance of stock, the payment of dividends and other payment restrictions affecting the Parent Guarantor and its Restricted Subsidiaries, the sale of assets, transactions with and among Affiliates of the Parent Guarantor and the Restricted Subsidiaries, Change of Control and Liens.

6.                                      Optional Redemption

(a)                                 At any time prior to March 15, 2020, upon not less than 10 nor more than 60 days’ notice, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Euro Notes at a redemption price of 102.750%, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of Euro Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds from one or more Public Equity Offerings. The Issuers may only do this, however, if (i) at least 60% of the aggregate principal amount of the applicable series of Euro Notes that were initially issued would remain outstanding immediately after the proposed redemption; and (ii) the redemption occurs within 90 days after the closing of such Public Equity Offering.

(b)                                 At any time prior to March 15, 2020, upon not less than 10 nor more than 60 days’ notice, the Issuers may also redeem all or part of the Euro Notes at a redemption price equal to 100% of the principal amount of the Euro Notes being redeemed plus the Notes Applicable Redemption Premium and accrued and unpaid interest to the redemption date.

“Notes Applicable Redemption Premium” means, with respect to the Euro Note on any redemption date, the greater of:

(1)                                 1.0% of the principal amount of the Euro Notes; and

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(2)                                 the excess of:

(i)                                the present value at such redemption date of (x) the redemption price of such Euro Note at March 15, 2020 (such redemption price being set forth in the table appearing below in clause (c)), plus (y) all required interest payments that would otherwise be due to be paid on such Euro Note during the period between the redemption date and March 15, 2020 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points; over

(ii)                                the outstanding principal amount of such Euro Note.

“Bund Rate” means, with respect to any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

(1)                                “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to March 15, 2020, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Euro Notes and of a maturity most nearly equal to March 15, 2020; provided that if the period from such redemption date to March 15, 2020 is less than one year, a fixed maturity of one year shall be used;

(2)                                “Comparable German Bund Price” means, with respect to any redemption date, the average of the Reference German Bund Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if an Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3)                                “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by an Issuer (and notified to the Trustee); and

(4)                                “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by an Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding such redemption date.

(c)                                  At any time on or after March 15, 2020 and prior to maturity, upon not less than 10 nor more than 60 days’ notice, the Issuers may redeem all or part of the Euro Notes. These redemptions will be in amounts of €1,000 or integral multiples thereof with respect to the Euro Notes at the following redemption prices (expressed as percentages of their principal amount at

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maturity), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on March 15 of the years set forth below (subject to the right of holders of record on the relevant regular Record Date that is prior to the redemption date to receive interest due on an interest payment date).

Year	Redemption Price Euro Notes
2020	101.375%
2021	100.688%
2022 and thereafter	100.000%

Any redemption and notice may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

7.                                      Redemption Upon Changes in Withholding Taxes

This Note and the other Global Notes may also be redeemed together, in whole but not in part, at the election of the Issuers, upon not less than 10 nor more than 60 days’ notice which notice shall be irrevocable and given in accordance with the procedures described in Section 12.02 of the Indenture, at the Redemption Price equal to 100% of their principal amount, plus accrued and unpaid interest, if any to the Redemption Date if, as a result of (a) any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which is announced and becomes effective after the Issue Date (or, where such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction at a later date, after such later date) or, (b) any change which is announced and becomes effective after the Issue Date (or, where such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction at a later date, after such later date) in the official interpretation or official application of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction) of any Relevant Taxing Jurisdiction (each of the foregoing clauses (a) and (b), a “Change in Tax Law”), the Issuers would be obligated to pay, on the next date for any payment and as a result of that amendment or change, Additional Amounts (as described above in paragraph 2), with respect to the Relevant Taxing Jurisdiction, which the Issuers cannot avoid by the use of reasonable measures available to the Issuers. Prior to the giving of any notice of redemption pursuant to this paragraph, the Issuers shall deliver to the Trustee (a) an Officer’s Certificate stating that the obligation to pay Additional Amounts cannot be avoided by the Issuers taking reasonable measures available to it, and (b) a written opinion of independent tax counsel to the Issuers of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that the Issuers has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on Holders of the Notes.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuers would be obliged to make such payment of Additional Amounts if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

Any redemption and notice may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

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8.                                      Notice of Redemption

Notice of redemption will be mailed first-class postage prepaid at least 10 days but not more than 60 days before the Redemption Date to the Holder of this Note to be redeemed at the addresses contained in the Security Register. If this Note is in a denomination larger than €100,000 of principal amount at maturity it may be redeemed in part but only in integral multiples of €1,000 at maturity. In the event of a redemption of less than all of the Notes, the Notes for redemption will be chosen by the Trustee in accordance with the Indenture. If this Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above, then any accrued interest will be paid to the Holder at the close of business on such Record Date. If money sufficient to pay the Redemption Price of and accrued interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the applicable Paying Agent on or before the Redemption Date and certain other conditions are satisfied, interest ceases to accrue on such Notes (or such portions thereof) called for redemption on or after such date.

9.                                      Repurchase at the Option of Holders

If a Change of Control occurs at any time, the Issuers or the Parent Guarantor shall offer to purchase on the Change of Control Purchase Date all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of this Note at a purchase price in cash in an amount equal to 101% of the principal amount hereof, plus any accrued and unpaid interest, if any, to the Change of Control Purchase Date (subject to the rights of Holders of record on the relevant Record Dates to receive interest due on the relevant Interest Payment Date); provided that the Issuers and the Parent Guarantor shall not be required to make a Change of Control Offer if, when a Change of Control occurs, it has given notice of its intention to redeem all of the Notes pursuant to paragraph 6 or paragraph 7 of this Note. The Issuers shall purchase all Notes properly and timely tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in such notice. The Change of Control Offer will state, among other things, the procedures that Holders of the Notes must follow to accept the Change of Control Offer.

When the aggregate amount of Excess Proceeds exceeds €50,000,000, the Parent Guarantor or the Issuers shall, within 20 Business Days, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in the Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as an integral multiple of €1,000) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Parent Guarantor may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased shall be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder). Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

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10.                               Denominations

The Notes (including this Note) are in denominations of €100,000 and integral multiples of €1,000 in excess thereof of principal amount at maturity. The transfer of Notes (including this Note) may be registered, and Notes (including this Note) may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

11.                               Unclaimed Money

All moneys paid by the Issuers or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, this Note or any other Note that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuers or the Guarantors, subject to applicable law, and the Holder of such Note thereafter may look only to the Issuers or the Guarantors for payment thereof.

12.                               Discharge and Defeasance

Subject to certain conditions, the Issuers at any time may terminate some or all of its obligations and the obligations of the Guarantors under this Note and each other Note, the Guarantees and the Indenture if the Issuers irrevocably deposit with the Trustee euro or European Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13.                               Amendment, Supplement and Waiver

(a)                                 (i)  The Issuers, when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantors and the Trustee may modify, amend or supplement the Indenture, any Guarantee or this Note and each other Note and the Issuers, when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Security Agent), the Guarantors and the Security Agent may modify, amend or supplement any Security Document, in each case without notice to or consent of any Holder:

(A)                               to effect the succession of another Person to the Parent Guarantor and the assumption by any such successor of the provisions in the Indenture and in this Note and each other Note in accordance with Article Five of the Indenture;

(B)                               to add to the covenants of the Issuers, any Guarantor or any other obligor upon this Note and each other Note for the benefit of the Holders or to surrender any right or power conferred upon the Issuers, any Guarantor, or any other obligor upon this Note and each other Note, as applicable, in the Indenture, in this Note and each other Note or in any Guarantees;

(C)                               to cure any ambiguity, or to correct or supplement any provision in the Indenture, this Note and each other Note or any Guarantees that may be defective or inconsistent with any other provision in the Indenture, this Note and each other Note or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the rights of the Holders in any material respect;

(D)                               to conform the text of the Indenture, the Guarantees, the Security Documents, or the Notes to any provision of the “Description of the Secured Notes” section of the Offering Memorandum to the extent that such provision in the “Description of the Secured Notes” was intended

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to be a verbatim recitation of a provision of the Indenture, the Guarantees, the Security Documents or the Notes;

(E)                                to release any Guarantor in accordance with and if permitted by the terms of and limitations set forth in the Indenture and to add a Subsidiary Guarantor or other guarantor under the Indenture (which will require execution of the relevant supplemental indenture only by the Issuers, the Parent Guarantor and such additional Subsidiary Guarantor(s) or other guarantor(s));

(F)                                 to evidence and provide the acceptance of the appointment of a successor Trustee or Security Agent under the Indenture or any Security Document;

(G)                               to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise to release Collateral from the Liens pursuant to the Indenture and the Security Documents when permitted or required by the Indenture, the Security Documents and/or the Intercreditor Agreement or to modify the Security Documents and/or the Intercreditor Agreement to secure additional extensions of credit and add additional secured creditors holding obligations that are permitted to be secured by Liens pari passu with the Notes under the Security Documents pursuant to the terms of the Indenture; or

(H)                              to provide for the issuance of Additional Notes in accordance with and if permitted by the terms and limitations set forth in the Indenture.

(ii)                                The Issuers, when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Trustee), the Parent Guarantor, the Trustee and the Restricted Subsidiary being added as a Subsidiary Guarantor or other entity becoming a Guarantor under the Indenture may supplement the Indenture to add a Subsidiary Guarantor or other guarantor under the Indenture, in each case without notice to or consent of any Holder.

(iii)                                 In formulating its opinion on such matters, the Trustee shall be entitled to require and rely conclusively on an Opinion of Counsel and an Officer’s Certificate.

(b)                                 Except as provided in paragraph 13(c) of this Note and Section 6.04 of the Indenture, respectively, and without prejudice to paragraph 13(a) of this Note, the Issuers, the Guarantors and the Trustee may:

(i)                                  modify, amend or supplement the Indenture, the Security Documents or this Note and the other Notes; or

(ii)                                  waive compliance by the Issuers with any provision of the Indenture, the Security Documents or this Note and the other Notes,

with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or in exchange for the Notes); provided that, if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of the holders of not less than a majority in principal amount of the then outstanding Notes of such series shall be required;

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(c)                                  Without the consent of the Holders of 90% of the outstanding Notes (provided, however, that if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of the holders of at least 90% of the aggregate principal amount of such series shall be required (and not the consent of at least 90% of the aggregate principal amount of all Notes then outstanding)), with respect to any such Notes held by a non-consenting Holder, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04 of the Indenture and an amendment, modification or supplement pursuant to Section 9.01 of the Indenture, may:

(i)                                  change the Stated Maturity of the principal of, or any installment of any Additional Amounts or interest on, any Note;

(ii)                                  reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note;

(iii)                                   change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv)                                 impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(v)                                    reduce the principal amount of the outstanding Notes, the consent of whose Holders is required for any amendment or supplement to, or waiver or compliance with, certain provisions of the Indenture;

(vi)                                 modify any of the provisions of Article Nine of the Indenture or any provisions in the Indenture relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(vii)                                  make any change to the Intercreditor Agreement (or any Additional Intercreditor Agreement) or any provisions of the Indenture affecting the ranking of the Notes or the Guarantees, in each case in a manner that adversely affects the rights of the Holders or directly or indirectly release the Liens on the Collateral except as permitted by the Indenture, the Intercreditor Agreement (or any Additional Intercreditor Agreement) and the Security Documents; or

(viii)                                   make any change in Section 4.12 of the Indenture that adversely affects the rights of any Holder or amend the terms of the Notes or the Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Issuers or the Guarantors agree to pay Additional Amounts (if any) in respect thereof in the supplemental indenture.

(d)                                  The consent of the Holders will not be necessary under the Indenture to approve the particular form of any proposed amendment, modification, supplement, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement, waiver or consent. A consent to any amendment or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

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14.                               Defaults and Remedies

This Note and the other Notes have the Events of Default as set forth in Section 6.01 of the Indenture. If an Event of Default (other than an Event of Default specified in clauses (ix) and (x) of Section 6.01(a) of the Indenture) occurs and is continuing, the Trustee or the registered Holders of not less than 30% in aggregate principal amount of the Notes then outstanding by written notice to the Issuers and the Parent Guarantor (and to the Trustee if such notice is given by the Holders), subject to certain limitations, may, and the Trustee, upon the written request of such Holders shall, declare this Note and the other Notes, and any Additional Amounts and accrued interest, to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default and shall result in this Note and the other Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture, this Note, the other Notes or the Security Documents except as provided in the Indenture and subject to the Intercreditor Agreement and any Additional Intercreditor Agreement. The Trustee and the Security Agent may refuse to enforce the Indenture, this Note or the other Notes unless it receives security and/or indemnity (including by way of pre-funding) reasonably satisfactory to it. Subject to certain limitations and the Intercreditor Agreement (and any Additional Intercreditor Agreement), the Holders of a majority in aggregate principal amount of the Notes may direct the Trustee and the Security Agent in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any acceleration and its consequence if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of such acceleration. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the provisions of the Indenture.

15.                               Ranking

This Note and the other Notes will be general obligations of each Issuer and will rank senior in right of payment to any and all of each Issuer’s existing and future Debt that is subordinated in right of payment to the Notes, rank equally in right of payment with all of each Issuer’s existing and future Debt that is not subordinated in right of payment to the Notes and the Term Loan Facilities Agreement, and be structurally subordinated to all existing and future indebtedness of the Parent Guarantor’s Subsidiaries that do not provide Guarantees.

16.                               Security

This Note and the other Notes will be secured by the Security Interests in the Collateral, subject to Permitted Collateral Liens. Reference is made to the Indenture for terms relating to such security, including the release, termination and discharge thereof. The Security Documents and the Collateral will be administered by the Security Agent (or in certain circumstances a sub-agent) pursuant to the Security Documents, including the Intercreditor Agreement or any Additional Intercreditor Agreement for the benefit of all Holders and holders of certain Debt permitted to be secured on the Collateral. The Issuers shall not be required to make any notation on this Note to reflect any grant of such security or any such release, termination or discharge. Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein).

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17.                               Trustee Dealings with the Issuers

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

18.                               No Recourse Against Others

A director, officer, employee, incorporator, member or shareholder, as such, of the Issuers or the Guarantors shall not have any liability for any obligations of the Issuers or the Guarantors under this Note, the other Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release are part of the consideration for issuance of the Notes.

19.                               Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

20.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21.                               ISIN and Common Code Numbers

The Issuers may cause ISIN or Common Code numbers to be printed on the Notes, and if so the Trustee shall use ISIN and Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed on the Notes.

22.                               Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

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ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuers) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint                                        agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Participant in a recognized signature guarantee medallion program)

Date:

Certifying Signature:

In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Issuers or any of their respective Affiliates, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:

CHECK ONE BOX BELOW

(1)	☐	to the Parent Guarantor or any Subsidiary; or

(2)	☐	pursuant to an effective registration statement under the U.S. Securities Act of 1933; or

(3)	☐	pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(4)	☐	pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(5)	☐	pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is

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being made in reliance on Rule 144A; if box (4) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act; and if box (5) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers reasonably request to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Signature:

Signature Guarantee:
(Participant in a recognized signature guarantee medallion program)

Certifying Signature:	Date:

Signature Guarantee:
(Participant in a recognized signature guarantee medallion program)

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.09 or Section 4.11 of the Indenture, check the box: ☐

If the purchase is in part, indicate the portion (in denominations of €100,000 or any integral multiple of €1,000 in excess thereof) to be purchased:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:

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SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The following decreases/increases in the principal amount of this Security have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Paying Agent or Registrar

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EXHIBIT B

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED
GLOBAL NOTE TO REGULATION S GLOBAL NOTE.*

Transfers pursuant to Section 2.06(b)(ii) of the Indenture

Citibank, N.A., London Branch
25 Canada Square
Canary Wharf
London E14 5LB
United Kingdom

Attention: Transfer Agent

Re:  [4.250][2.750]% Senior Secured Notes due [2022][2024] (the “Notes”)

Reference is hereby made to the Indenture dated as of March 8, 2017 (the “Indenture”) among, inter alios, Ardagh Packaging Finance plc, a public limited company incorporated under the laws of Ireland and Ardagh Holdings USA Inc., a Delaware corporation, collectively, as Issuers, Ardagh Packaging Holdings Limited, as Parent Guarantor, and Citibank, N.A., London Branch, as Trustee, and Citibank, N.A., London Branch, as Security Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to [€][$]             aggregate principal amount of Notes that are held as a beneficial interest in the form of the Restricted Global Note ([CUSIP No. [•]][Common Code No. [•]]; ISIN No: [•]) with [DTC/the Common Depository] in the name of [name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note ([CUSIP No. [•]][Common Code No. [•]]; ISIN No: [•]).

In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and:

(a)                                 with respect to transfers made in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), does certify that:

(i)                                     the offer of the Notes was not made to a person in the United States;

(ii)                                  either (i) at the time the buy order is originated the transferee is outside the United States or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States or; (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States

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(iii)                               no directed selling efforts have been made in the United States by the Transferor, an affiliate thereof or any person their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

(iv)                              the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and

(v)                                 the Transferor is not an Issuer, a distributor of the Notes, an affiliate of an Issuer or any such distributor (except any officer or director who is an affiliate solely by virtue of holding such position) or a person acting on behalf of any of the foregoing.

(b)                                 with respect to transfers made in reliance on Rule 144 the Transferor certifies that the Notes are being transferred in a transaction permitted by Rule 144 under the U.S. Securities Act.

You, the Issuers, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:

Attention:

*                                         If the Note is a Definitive Note, appropriate changes need to be made to the form of this transfer certificate.

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EXHIBIT C

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S
GLOBAL NOTE TO RESTRICTED GLOBAL NOTE

Transfers pursuant to Section 2.06(b)(iii) of the Indenture

Citibank, N.A., London Branch
25 Canada Square
Canary Wharf
London E14 5LB
United Kingdom

Attention: Transfer Agent

Re:  [4.250][2.750]% Senior Secured Notes due [2022][2024] (the “Notes”)

Reference is hereby made to the Indenture dated as of March 8, 2017 (the “Indenture”) among, inter alios, Ardagh Packaging Finance plc, a public limited company incorporated under the laws of Ireland and Ardagh Holdings USA Inc., a Delaware corporation, collectively, as Issuers, Ardagh Packaging Holdings Limited, as Parent Guarantor, and Citibank, N.A., London Branch, as Trustee, and Citibank, N.A., London Branch, as Security Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to [€][$]           aggregate principal amount at maturity of Notes that are held in the form of the Regulation S Global Note with [DTC/the Common Depositary] ([CUSIP No.: [•]] [Common Code No. [•]]; ISIN No. [•]) in the name of [name of transferor] (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in the Restricted Global Note ([CUSIP No.: [•]][Common Code No. [•]]; ISIN No. [•]).

In connection with such request, and in respect of such Notes the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:

CHECK ONE BOX BELOW:

☐                                    the Transferor is relying on Rule 144A under the Securities Act for exemption from such Act’s registration requirements; it is transferring such Notes to a person it reasonably believes is a QIB as defined in Rule 144A that purchases for its own account, or for the account of a qualified institutional buyer, and to whom the Transferor has given notice that the transfer is made in reliance on Rule 144A and the transfer is being made in accordance with any applicable securities laws of any state of the United States; or

☐                                    the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act, subject to the Issuers’ and the Trustee’s right prior to any such offer, sale or transfer to require the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

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You, the Issuers, the Guarantors, and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:

Attention:

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